As filed with the Securities and Exchange Commission on April 12, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

Westamerica Bancorporation

(Exact name of registrant as specified in its charter)

California	6021	94-2156203
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1108 Fifth Avenue, San Rafael, California 94901 (415) 257-8000

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

David L. Payne

Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901
(415) 257-8000
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies of communications to:

Thomas G. Reddy	R. Brent Faye
McCutchen, Doyle, Brown & Enersen, LLP	Nixon Peabody LLP
Three Embarcadero Center	Two Embarcadero Center
San Francisco, California 94111	San Francisco, California 94611
415-393-2000	415-984-8365

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement become effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of each Class of	to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered	Per Share(2)	Offering Price(2)	Registration Fee

Common Stock, no par value(1)	420,000 shares			$1,445.84

(1)	Including associated common stock purchase rights under shareholder rights plan.

(2)	In accordance with Rule 457(f)(1), the amount used to determine the proposed maximum aggregate offering price and the registration fee has been based on the last reported sale price of shares of Common Stock, no par value, of Kerman State Bank as of April 11, 2002.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

DRAFT DATED APRIL 12, 2002 SUBJECT TO CHANGE

Prospectus of	Proxy Statement of

WESTAMERICA BANCORPORATION 1108 Fifth Avenue San Rafael, CA 94901	KERMAN STATE BANK 306 South Madera Avenue Kerman, California 93630

      This document is being furnished to the shareholders of Kerman State Bank in connection with the solicitation of proxies by the board of directors of Kerman State Bank to be used in voting at a special meeting of shareholders of Kerman State Bank to be held on [meeting date], 2002. This document is first being mailed to holders of common stock of Kerman State Bank on or about [mailing date], 2002.

      The meeting has been called to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of February 25, 2002, the related merger agreement and the transactions contemplated by the agreements between Kerman State Bank, Westamerica Bancorporation and Westamerica’s wholly owned subsidiary Westamerica Bank, and to act upon such other matters as may properly come before the meeting or any adjournment thereof.

      If the merger is completed, Kerman State Bank shareholders will receive approximately 0.2731 shares of Westamerica common stock for each share of Kerman State Bank common stock they hold, subject to certain possible adjustments as described in the merger agreement. Westamerica common stock is traded on the Nasdaq National Market under the symbol “WABC.” On [                    ], 2002, Westamerica common stock closed at [$                    ] per share. Based on that closing price, and assuming no adjustments, you would receive for each share of Kerman State Bank common stock Westamerica common stock with a value of [$                    ]. This prospectus covers a maximum of 420,000 shares of Westamerica common stock that may be issued to Kerman State Bank shareholders in the merger. The specific details of the merger agreement are more fully discussed under the heading “The merger” in this document, and in the merger agreement which is in Appendix A to this document. You should also review and consider the matters described under the heading “Risk factors” on page 9 in determining whether to approve the merger.

      The affirmative vote of the holders of a majority of the issued and outstanding shares of Kerman State Bank common stock is required to approve the merger.

      Neither this transaction nor the securities of Westamerica have been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offense.

      You may also want to review the documents listed under “Where you can find more information” on page 68.

The date of this proxy statement/prospectus is                     , 2002.

      This document incorporates important business and financial information about Westamerica that is not included in or delivered with this document. That information is available from Westamerica without charge, excluding all exhibits unless specifically incorporated by reference in this document, by requesting them in writing or by telephone from Westamerica Bancorporation, Kris Irvine, Assistant Corporate Secretary, 4550 Mangels Boulevard, Fairfield, California 94585, (707) 863-6826. If you would like to request documents from Westamerica, please do so by                     , 2002, to receive them before the meeting.

KERMAN STATE BANK

306 South Madera Avenue
Kerman, California 93630
(559) 846-5321

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time	[meeting time] on [meeting date], 2002

Place	Kerman State Bank 306 South Madera Avenue Kerman, California 93630

Items of business	(1) To approve the Agreement and Plan of Reorganization (the “merger agreement”) dated as of February 25, 2002, the related agreement of merger, and the transactions contemplated by the merger agreement among Kerman State Bank, Westamerica Bancorporation and Westamerica Bank; and

(2) To consider such other business as may properly come before the meeting.

Record date	You are entitled to vote if you were a shareholder at the close of business on April 15, 2002.

Voting by proxy	Please submit a proxy by mail as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Corporate Secretary

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Kerman State Bank shareholders will receive approximately 0.2731 of a share of Westamerica common stock in the merger, but this ratio is subject to adjustment (page 25)
Comparative market price data
The merger is intended to be a tax-free transaction in which Kerman State Bank shareholders will not recognize gain or loss (page 21)
Financial advisor gives opinion that consideration is fair to Kerman State Bank shareholders (page 14)
Kerman State Bank’s board recommends shareholder approval (page 13)
Shareholders of Westamerica and Kerman State Bank have different rights (page 65)
Dissenters’ rights of appraisal (page 22 and Appendix C)
Benefits to certain officers and directors in the merger (page 20)
Information regarding Westamerica and Kerman State Bank (pages 33 and 42)
Special shareholders meeting to be held on [meeting date], 2002 (page 10)
Record date set at April 15, 2002; vote required for approval of merger (page 11)
Conditions that must be satisfied for the merger to occur (page 30)
Regulatory approvals we must obtain for the merger to occur (page 19)
Westamerica to use purchase accounting treatment (page 21)
Termination of the merger agreement (page 32)
Selected Financial Information about Westamerica
Selected Financial Information about Kerman State Bank
Comparative per common share data
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
SPECIAL MEETING OF KERMAN STATE BANK SHAREHOLDERS
Date, time and place of meeting
The meeting
The board of directors of recommends a vote for the merger
Record date and voting rights
Vote required
Voting by proxy
Revocability of proxies
Adjournments
Solicitation of proxies
Other matters
PROPOSAL ONE -- THE MERGER
General
Background of the merger
Reasons for the merger; recommendation of Kerman State Bank’s board of directors
Opinion of Kerman State Bank’s financial advisor
Regulatory approvals required
Nasdaq listing
Interests of certain officers and directors in the merger
Accounting treatment
Certain federal income tax consequences
Dissenters’ rights of appraisal
Resales of Westamerica common stock
THE MERGER AGREEMENT
Structure of the merger; effective time
Conversion of Kerman State Bank common stock
Options
Exchange agent; exchange procedure
Representations and warranties
Conduct of business pending the merger
Conditions to completion of the merger
Extension; waiver
Termination
Expenses; liquidated damages
Amendment
OPERATIONS FOLLOWING THE MERGER
INFORMATION ABOUT WESTAMERICA
General
Certain additional business risks
Employees
Branch offices and facilities
The effect of government policy on banking
Regulation and supervision of bank holding companies
Bank supervision and regulation
Capital standards
Prompt corrective action and other enforcement mechanisms
Safety and soundness standards
Restrictions on dividends and other distributions
Premiums for deposit insurance and assessments for examinations
CRA and fair lending developments
Financial privacy legislation
Recently enacted legislation and regulations
Pending legislation and regulations
INFORMATION ABOUT KERMAN STATE BANK
General
Supervision and regulation
Capital adequacy requirements
Activities of subsidiaries of state non-member banks
Privacy
Safeguarding confidential customer information
CRA sunshine requirements
USA Patriot Act
Consumer protection laws and regulations
Other legislation
Other information
Premises
Legal Proceedings
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KERMAN STATE BANK
Provision for loan losses
Summary of loan loss experience
Nonperforming assets
MARKET PRICE AND DIVIDEND INFORMATION
Market quotations
Dividends and dividend policy
Shareholdings of management
DESCRIPTION OF WESTAMERICA CAPITAL STOCK
Common stock
Preferred stock and Class B common stock
Debt agreement
Automatic dividend reinvestment service and employee stock purchase plan
DESCRIPTION OF KERMAN STATE BANK COMMON STOCK
General
Common Stock
Voting rights
Preemptive rights
Liquidation rights
Provisions of Articles of Incorporation
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS
General
Declaration of dividends
Cumulative voting
Classified board of directors
Dissenters’ rights in mergers and other reorganizations
Shareholders rights plan
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
EXPERTS
LEGAL MATTERS
INFORMATION CONCERNING WESTAMERICA MANAGEMENT
WHERE YOU CAN FIND ADDITIONAL INFORMATION
KERMAN STATE BANK
INDEPENDENT AUDITOR’S REPORT and FINANCIAL STATEMENTS
DECEMBER 31, 2001 and 2000
Contents
INDEPENDENT AUDITOR’S REPORT
KERMAN STATE BANK BALANCE SHEETS
KERMAN STATE BANK STATEMENTS OF EARNINGS
KERMAN STATE BANK STATEMENT OF SHAREHOLDERS’ EQUITY
KERMAN STATE BANK STATEMENTS OF CASH FLOWS
KERMAN STATE BANK NOTES TO FINANCIAL STATEMENTS
Item 22. Undertakings.
SIGNATURES
FORM S-4
Exhibit 5
Exhibit 8
Exhibit 23(a)
Exhibit 23(b)
Exhibit 99

Page(s)

Questions and Answers about the Merger	1
Summary	2
Kerman State Bank shareholders will receive approximately 0.2731 of a share of Westamerica common stock in the merger, but this ratio is subject to adjustment (page 25)	2
Comparative market price data	2
The merger is intended to be a tax-free transaction in which Kerman State Bank shareholders will not recognize gain or loss (page 21)	3
Financial advisor gives opinion that consideration is fair to Kerman State Bank shareholders (page 14)	3
Kerman State Bank’s board recommends shareholder approval (page 13)	3
Shareholders of Westamerica and Kerman State Bank have different rights (page 65)	3
Dissenters’ rights of appraisal (page 22 and Appendix C)	3
Benefits to certain officers and directors in the merger (page 20)	4
Information regarding Westamerica and Kerman State Bank (pages 33 and 42)	4
Special shareholders meeting to be held on [meeting date], 2002 (page 10)	4
Record date set at April 15, 2002; vote required for approval of merger (page 11)	4
Conditions that must be satisfied for the merger to occur (page 30)	5
Regulatory approvals we must obtain for the merger to occur (page 19)	5
Westamerica to use purchase accounting treatment (page 21)	5
Termination of the merger agreement (page 32)	5
Selected Financial Information about Westamerica	6
Selected Financial Information about Kerman State Bank	7
Comparative per common share data	8
Risk Factors	9
Information Regarding Forward-Looking Statements	9
Special Meeting of Kerman State Bank Shareholders	10
Date, time and place of meeting	10
The meeting	10
The board of directors of recommends a vote for the merger	10
Record date and voting rights	11
Vote required	11
Voting by proxy	11
Revocability of proxies	11
Adjournments	11
Solicitation of proxies	11
Other matters	11
Proposal One — The Merger	12
General	12
Background of the merger	12
Reasons for the merger; recommendation of Kerman State Bank’s board of directors	13
Opinion of Kerman State Bank’s financial advisor	14
Regulatory approvals required	19

Page(s)

Nasdaq listing	20
Interests of certain officers and directors in the merger	20
Accounting treatment	21
Certain federal income tax consequences	21
Dissenters’ rights of appraisal	22
Resales of Westamerica common stock	24
The Merger Agreement	24
Structure of the merger; effective time	24
Conversion of Kerman State Bank common stock	25
Options	27
Exchange agent; exchange procedure	28
Representations and warranties	28
Conduct of business pending the merger	29
Conditions to completion of the merger	30
Extension; waiver	31
Termination	32
Expenses; liquidated damages	32
Amendment	33
Operations Following the Merger	33
Information about Westamerica	33
General	33
Certain additional business risks	34
Employees	35
Branch offices and facilities	35
The effect of government policy on banking	35
Regulation and supervision of bank holding companies	35
Bank supervision and regulation	38
Capital standards	38
Prompt corrective action and other enforcement mechanisms	39
Safety and soundness standards	40
Restrictions on dividends and other distributions	40
Premiums for deposit insurance and assessments for examinations	41
CRA and fair lending developments	41
Financial privacy legislation	41
Recently enacted legislation and regulations	42
Pending legislation and regulations	42
Information about Kerman State Bank	42
General	42
Supervision and regulation	44
Capital adequacy requirements	44
Activities of subsidiaries of state non-member banks	45
Privacy	45
Safeguarding confidential customer information	46
CRA sunshine requirements	46

ii

Page(s)

USA Patriot Act	46
Consumer protection laws and regulations	46
Other legislation	47
Other information	47
Premises	47
Legal Proceedings	47
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kerman State Bank	48
Market Price and Dividend Information	61
Market quotations	61
Dividends and dividend policy	61
Shareholdings of management	62
Description of Westamerica Capital Stock	63
Common stock	63
Preferred stock and Class B common stock	63
Debt agreement	63
Automatic dividend reinvestment service and employee stock purchase plan	64
Description of Kerman State Bank Common Stock	64
General	64
Common Stock	64
Voting rights	64
Preemptive rights	65
Liquidation rights	65
Provisions of Articles of Incorporation	65
Certain Differences in Rights of Shareholders	65
General	65
Declaration of dividends	65
Cumulative voting	65
Classified board of directors	66
Dissenters’ rights in mergers and other reorganizations	66
Shareholders rights plan	66
Independent Public Accountants	67
Other Matters	67
Experts	67
Legal Matters	68
Information Concerning Westamerica Management	68
Where You Can Find Additional Information	68
Kerman State Bank financial statements	F-1
Appendix A — Agreement and plan of reorganization	A-1
Appendix B — Opinion of James H. Avery Company	B-1
Appendix C — Chapter 13 of the California Corporations Code	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Kerman State Bank in this merger?

A:	Immediately after the merger, Kerman State Bank will merge with Westamerica Bank. The resulting bank will continue under the name “Westamerica Bank” as a wholly owned subsidiary of Westamerica. The existing branches of Kerman State Bank will become branches of Westamerica Bank.

Q:	How do I vote?

A:	Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Kerman State Bank special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Kerman State Bank at the address at the top of the Notice of Special Meeting in time so as to receive it prior to the vote at the special meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the Kerman State Bank special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Kerman State Bank special meeting.

Q:	Should I send in my certificates now?

A:	No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:	When do you expect this merger to be completed?

A:	We are working toward completing this merger as quickly as possible. We currently expect to complete this merger in mid-2002.

SUMMARY

      This summary, together with the “Questions and Answers” on the preceding pages, highlights important selected information from this proxy statement/ prospectus. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other information available to you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Kerman State Bank shareholders will receive approximately 0.2731 of a share of Westamerica common stock in the merger, but this ratio is subject to adjustment (page 25)

      When the merger is completed, you will receive approximately 0.2731 of a share of Westamerica common stock for each share of Kerman State Bank common stock that you hold, subject to certain possible adjustments. For example, if you hold 100 shares of Kerman State Bank common stock, you will have the right to receive 27.31 shares of Westamerica common stock in the merger (assuming no adjustments). You will receive cash instead of fractional shares. Therefore, you would only receive 27 shares of Westamerica common stock. You would also receive a check in an amount equal to 0.31 of a share multiplied by an average closing price of the Westamerica common stock. The average closing price of the Westamerica common stock will be determined based on the closing prices of the stock on each of the 20 consecutive trading days prior to two business days before the closing date, the date on which the transactions relating to the merger are completed.

      The exchange ratio (the number of shares of Westamerica common stock into which each share of Kerman State Bank common stock will be converted at closing) is a function of several factors, including Kerman State Bank’s adjusted equity (as defined in the merger agreement), amount of performing loans and Significant Liabilities (as defined in the merger agreement). The exchange ratio may be reduced if:

•	Kerman State Bank’s performing loans before closing are less than $60 million;

•	Kerman State Bank’s allowance for loan losses before closing, determined under Westamerica’s methodology, is greater than $3.2 million;

•	Kerman State Bank incurs certain obligations defined as Significant Liabilities, which include new unapproved leases and other contractual obligations; capital expenditures above $25,000; contingent liabilities related to hazardous materials; new or accelerated severance or pension obligations; merger-related expenses above $470,000; and certain loan loss provisions and write-downs of foreclosed property; or

•	The average closing price for Westamerica common stock over the 20 trading days ending two business days before the closing is greater than $41.76.

      The exchange ratio may be increased if:

•	Kerman State Bank’s allowance for loan losses before closing, determined under Westamerica’s methodology, is less than $2.4 million; or

•	Westamerica’s average closing price is less than $33.80.

      The adjustments that will be made on account of the forgoing factors are interrelated and are described in Section 2.1(a) of the merger agreement.

Comparative market price data

      Westamerica common stock is quoted on Nasdaq. Kerman State Bank common stock is thinly traded in the over-the-counter market, is quoted in the “Electronic Bulletin Board” and is not quoted on Nasdaq.

      The following table presents historical per share market values for Westamerica common stock and Kerman State Bank common stock and the equivalent pro forma market values (i) on February 22, 2002, the last trading day prior to public announcement of the merger and (ii) on [                    , 2002]. The historical

values represent the last sale prices on or before the dates indicated. The values shown for Westamerica may be higher or lower than the average closing price of Westamerica common stock as that term is defined in the merger agreement. The equivalent pro forma market value per share of Kerman State Bank common stock reflects an exchange ratio of 0.2731 and assumes an average closing price equivalent to the market price for Westamerica common stock shown in the table.

Kerman State Bank
	Historical Market Price(1)		Equivalent Pro Forma

	Westamerica	Kerman State Bank	Market Value

February 22, 2002	$40.69	$5.65	$11.11
, 2002	$—	$—	$—

(1)	The historical market price for Kerman State Bank common stock is based on information provided to management by various sources, but not verified by Kerman State Bank. Kerman State Bank has not been a party to any trades reflected in that information.

      Westamerica cannot assure you that the price of its stock will be the same or greater than the prices shown in the table at the time of the merger, or at any time after the completion of the merger. Once Kerman State Bank is acquired by Westamerica, there will be no further public market for Kerman State Bank’s common stock. Westamerica common stock will continue to be traded on Nasdaq.

The merger is intended to be a tax-free transaction in which Kerman State Bank shareholders will not recognize gain or loss (page 21)

      The merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by either Westamerica or Kerman State Bank or their respective shareholders for federal income tax purposes, except for the cash that Kerman State Bank shareholders will receive instead of fractional shares or cash received by Kerman State Bank shareholders who perfect their dissenter’s rights.

Financial advisor gives opinion that consideration is fair to Kerman State Bank shareholders (page 14)

      In deciding to approve the merger, the Kerman State Bank board of directors considered the opinion of its financial advisor, James H. Avery Company, dated as of February 5, 2002, about the fairness of the merger to Kerman State Bank shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read it carefully. Under an agreement with Kerman State Bank, James H. Avery Company will receive a fee of approximately $237,000, subject to adjustment depending on the actual value of the merger consideration as of closing, when the merger closes.

Kerman State Bank’s board recommends shareholder approval (page 13)

      Kerman State Bank’s board of directors believes that the merger is in the best interests of Kerman State Bank and its shareholders and has unanimously approved the merger agreement. Kerman State Bank’s board recommends that you vote “FOR” approval of the merger agreement.

Shareholders of Westamerica and Kerman State Bank have different rights (page 65)

      The rights of holders of Westamerica common stock are different in some respects from the rights of holders of Kerman State Bank common stock. You should consider these differences when voting on the merger.

Dissenters’ rights of appraisal (page 22 and Appendix C)

      Instead of receiving Westamerica stock, you may be entitled to cash equal to the fair value of your Kerman State Bank shares before announcement of the merger if you perfect your dissenters’ rights.

Benefits to certain officers and directors in the merger (page 20)

      In considering the recommendation of the board of directors of Kerman State Bank to approve the merger agreement, you should be aware that certain officers and directors of Kerman State Bank have certain interests in, and will receive benefits as a consequence of, the merger that are different from the benefits to Kerman State Bank shareholders generally. These interests include:

•	Certain officers and directors of Kerman State Bank will receive fully vested options to acquire Westamerica common stock in place of existing vested and unvested options to acquire Kerman State Bank common stock;

•	Certain officers of Kerman State Bank will be eligible to receive severance payments of up to twelve months salary and, in certain instances, bonuses if Westamerica does not make an offer to retain them as employees in comparable positions or if such officers are terminated during the twelve month period following the merger.

Information regarding Westamerica and Kerman State Bank (pages 33 and 42)

Westamerica Bancorporation

4550 Mangels Boulevard
Fairfield, CA 94585-1200
(415) 257-8000
www.westamerica.com

      Westamerica Bancorporation is a bank holding company registered under the Bank Holding Company Act of 1956. Westamerica Bancorporation was incorporated under the laws of the State of California as “Independent Bankshares Corporation” on February 11, 1972. It is the parent of Westamerica Bank and Community Banker Services Corporation. Westamerica has 90 branches throughout northern and central California. Westamerica is the 13th largest bank and 19th largest depository institution, measured by deposits, in California. At December 31, 2001, it had total assets of $3.9 billion, deposits of approximately $3.2 billion and shareholders’ equity of $314 million.

Kerman State Bank

306 South Madera Avenue
Kerman, CA 93630
(559) 846-5321

      Kerman State Bank is a state banking corporation licensed as a commercial bank by the California Department of Financial Institutions (“DFI”). It was originally incorporated in 1983. It is headquartered in Kerman, Fresno County, California. Kerman State Bank conducts a general commercial banking business through its main office and two branches in Firebaugh and Easton, California. At December 31, 2001, Kerman State Bank had assets of approximately $106 million, deposits of approximately $93 million and shareholders’ equity of approximately $12 million.

Special shareholders meeting to be held on [meeting date], 2002 (page 10)

      We will hold the special meeting of shareholders at [meeting time] on [meeting date], 2002, at Kerman State Bank, 306 South Madera Avenue, Kerman, California 93630. At the special meeting, you will be asked (1) to approve the merger agreement and (2) to consider such other business as may properly come before the meeting.

Record date set at April 15, 2002; vote required for approval of merger (page 11)

      You can vote at the special meeting if you owned Kerman State Bank common stock at the close of business on April 15, 2002. Holders of a majority of the outstanding shares of Kerman State Bank common stock must vote to approve the merger agreement in order for the merger to occur.

Conditions that must be satisfied for the merger to occur (page 30)

      We will not complete the merger unless a number of conditions are met. These include:

•	approval of the merger agreement by Kerman State Bank shareholders,

•	receipt of all required regulatory approvals,

•	absence of material adverse changes in the parties, and

•	absence of any orders suspending the effectiveness of the registration statement filed by Westamerica to register the shares to be issued to Kerman State Bank shareholders.

Regulatory approvals we must obtain for the merger to occur (page 19)

      The merger requires the prior approval of the Board of Governors of the Federal Reserve System (the “FRB”) and the DFI.

Westamerica to use purchase accounting treatment (page 21)

      Westamerica will account for the merger as a purchase. Under the purchase accounting method, Westamerica will revalue on its books the assets and liabilities of Kerman State Bank at their fair market values, and the amount by which the aggregate merger consideration exceeds the net fair values of the assets of Kerman State Bank will be recorded as intangible assets called goodwill or core deposit intangible.

Termination of the merger agreement (page 32)

      The merger agreement may be terminated before completion as follows:

•	by the mutual consent of Kerman State Bank and Westamerica;

•	by either party if the conditions to its obligations have not been fulfilled;

•	by either party if the other fails to comply with its obligations under the merger agreement;

•	by Westamerica if someone other than Westamerica enters into a transaction for the acquisition of Kerman State Bank;

•	by Westamerica if its board of directors determines that it is not advisable to consummate the merger by reason of any material legal impediment; or

•	by Kerman State Bank if Westamerica enters into a transaction with someone providing for the acquisition of Westamerica which does not provide for the assumption of the merger agreement.

      If Westamerica terminates the merger agreement as a result of Kerman State Bank’s failure to obtain a fairness opinion or shareholder approval, or due to Kerman State Bank’s breach of the merger agreement, then Kerman State Bank must pay Westamerica a fee of $250,000.

      If Kerman State Bank terminates the merger agreement as a result of its failure to obtain a fairness opinion, then Kerman State Bank must pay Westamerica a fee of $250,000. If Kerman State Bank terminates this Agreement due to a breach of the merger agreement by Westamerica Bancorporation or Westamerica, then Westamerica shall pay Kerman State Bank a fee of $250,000.

      If Kerman State Bank enters into or solicits a competing transaction, Westamerica may terminate the merger agreement and Kerman State Bank will be liable for a break-up fee of $1,500,000. If Westamerica enters into a competing transaction that precludes Westamerica from completing the merger, Kerman State Bank may terminate the merger agreement and Westamerica will be liable for a break-up fee of $1,000,000.

Selected Financial Information about Westamerica

      The following table presents selected supplemental historical financial information for Westamerica for each of the five years in the period ended December 31, 2001. This information has been derived from and should be read in conjunction with the supplemental consolidated financial statements of Westamerica including the notes to such financial statements, which are incorporated by reference elsewhere in this document.

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(Unaudited)

	(Dollars in thousands, except per share data)
Interest income	$257,056	$269,516	$257,656	$266,820	$270,670
Interest expense	68,887	88,614	78,456	86,665	88,054
Net interest income	188,169	180,902	179,200	180,155	182,616
Provision for loan losses	3,600	3,675	4,780	5,180	7,645
Non-interest income	42,655	41,130	40,174	37,805	37,013
Non-interest expense	102,651	100,198	100,133	101,408	137,878
Income before income taxes	124,573	118,159	114,461	111,372	74,106
Provision for income taxes	40,294	38,380	38,373	37,976	25,990
Net income	$84,279	$79,779	$76,088	$73,396	$48,116
Earnings per share:
Basic	$2.39	$2.19	$1.97	$1.76	$1.12
Diluted	2.36	2.16	1.94	1.73	1.10
Per share:
Dividends paid	$0.82	$0.74	$0.66	$0.52	$0.36
Book value at December 31	9.19	9.32	8.10	9.25	9.51
Average common shares outstanding	35,213	36,410	38,588	41,797	43,040
Average diluted common shares outstanding	35,748	36,936	39,194	42,524	43,827
Shares outstanding at December 31	34,220	36,251	37,125	39,828	42,799
At December 31
Loans, net	$2,432,371	$2,429,880	$2,269,272	$2,246,593	$2,211,307
Total assets	3,927,967	4,031,381	3,893,187	3,844,298	3,848,444
Total deposits	3,234,635	3,236,744	3,065,344	3,189,005	3,078,501
Short-term borrowed funds	311,911	386,942	462,345	203,671	264,848
Debt financing and notes payable	27,821	31,036	41,500	47,500	52,500
Shareholders’ equity	314,359	337,747	300,592	368,596	407,152
Financial Ratios:
For the year:
Return on assets	2.18%	2.06%	1.99%	1.94%	1.28%
Return on equity	27.17%	25.78%	23.31%	19.48%	12.71%
Net interest margin(1)	5.71%	5.48%	5.46%	5.52%	5.63%
Net loan losses to average loans	0.15%	0.17%	0.20%	0.20%	0.35%
Efficiency ratio(2)	41.67%	42.45%	43.19%	44.25%	60.15%
At December 31:
Equity to assets	8.00%	8.38%	7.72%	9.59%	10.58%
Total capital to risk-adjusted assets	10.63%	11.61%	11.75%	13.79%	14.76%
Loan loss reserve to loans	2.10%	2.11%	2.22%	2.23%	2.24%

(1)	Fully taxable equivalent

(2)	The ratio of non-interest expenses to the sum of net interest income (FTE) and non-interest income.

Selected Financial Information about Kerman State Bank

      This financial information for Kerman State Bank for the years 1997 to 2001 is only a summary. You should read it with the audited financial statements and the accompanying notes of Kerman State Bank. Kerman State Bank’s financial statements as of December 31, 2001 and 2000, and for the two years in the period ended December 31, 2001 are included in this document.

	Year Ended December 31,

	2001	2000	1999	1998	1997

	Unaudited

	(Dollars in thousands except per share date)
Results of Operations
Interest income	$7,495	$9,573	$7,742	$8,138	$7,469
Interest expense	2,690	4,429	3,127	3,241	2,936
Net interest income	4,805	5,144	4,615	4,897	4,533
Provision for loan losses	295	590	570	185	15
Noninterest income	998	934	860	821	611
Noninterest expense	4,005	3,968	3,559	3,469	2,969
Income before income taxes	1,503	1,519	1,346	2,064	2,160
Provision for income taxes	522	530	427	770	824
Net income	981	989	919	1,294	1,336
Basic earnings per share	$0.69	$0.68	$0.63	$0.87 (1)	$0.91 (1)
Number of shares used in basic earnings per share calculation	1,430,026	1,460,918	1,455,966	1,480,859 (1)	1,474,685 (1)
Diluted earnings per share	$0.69	$0.68	$0.63	$0.87 (1)	$0.90 (1)
Number of shares used in diluted earnings per share calculation	1,432,226	1,460,918	1,455,966	1,484,536 (1)	1,481,414 (1)
Balance sheet (end of period)
Total assets	$105,328	$113,789	$106,344	$103,010	$107,576
Net loans	62,916	75,646	64,445	62,303	57,469
Deposits	92,877	101,575	95,739	92,492	96,677
Shareholders’ equity	11,752	10,911	9,908	9,992	10,121
Financial ratios
Tier 1 risk-based capital	15.13%	11.81%	10.75%	13.00%	14.51%
Total risk-based capital	16.39%	13.06%	12.32%	14.11%	15.45%
Leverage ratio	11.24%	9.22%	9.37%	9.85%	11.63%
Allowance for loan losses/ period end loans	2.02%	1.64%	2.15%	1.33%	1.16%
Return on average assets	0.93%	0.86%	0.89%	1.29%	1.48%
Return on average equity	8.86%	9.12%	9.61%	12.94%	13.46%
Nonperforming assets to total assets	4.78%	2.58%	3.33%	2.45%	0.66%

(1)	Amounts have been restated to reflect 1999 stock dividend

Comparative per common share data

      We have summarized the historical per share information for Westamerica and Kerman State Bank and additional information as if the companies had been combined for the period shown (“pro forma”) calculated based on an exchange ratio of 0.2731 of a share of Westamerica common stock per share of Kerman State Bank common stock.

      You should read this information with Westamerica’s historical financial statements and related notes contained in the Annual Reports on Form 10-K that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 68.

      Kerman State Bank equivalent pro forma share amounts are calculated by multiplying the pro forma book value per share and net income per share and Westamerica’s historical per share dividends by the exchange ratio so that the per share amounts equate to the respective values for one share of Kerman State Bank common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that will occur after the merger. The equivalent pro forma data reflects the purchase method of accounting and does not reflect potential cost savings or revenue enhancements that may be achieved.

	As of and for the Year Ended December 31, 2001

	Westamerica		Kerman State Bank

		Pro Forma		Equivalent
	Historical	Combined	Historical	Pro Forma

Book value	$9.19	$9.55	$8.23	$2.64
Cash dividends	0.82	0.82	0.00	0.22
Net income (basic)	2.39	2.39	0.69	0.65
Net income (diluted)	2.36	2.36	0.69	0.64

RISK FACTORS

      In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger agreement. Where “we” and “our” is used in this section, it is meant to refer to both Westamerica and Westamerica Bank before the merger and to Westamerica and Westamerica Bank following its proposed acquisition of Kerman State Bank.

      The value of the merger consideration fluctuates based on Westamerica’s stock price and the financial performance of Kerman State Bank in specified areas. The exchange ratio is based on the average price per share of Westamerica’s common stock for the 20 consecutive trading days prior to the three trading days before the day the merger is consummated. This average price may vary from the price of Westamerica common stock on the date the merger was announced, on the date that this document is mailed to Kerman State Bank shareholders, and on the date of the special meeting of Kerman State Bank shareholders. Any change in the price of Westamerica common stock prior to completion of the merger may affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, many of which are beyond our control. In addition, the exchange ratio will be affected by Kerman State Bank’s level of performing loans, the level of its allowance for loan losses, the occurrence of any “significant liabilities” (generally, expenses above certain thresholds expenses that were unplanned or not approved in advance by Westamerica), as well as by Westamerica’s stock price.

      There are uncertainties in integrating our business operations and realizing enhanced earnings. If we are unable to integrate our businesses successfully, this could hurt our business. The merger involves the integration of companies that have previously operated independently. No assurance can be given that Westamerica and Kerman State Bank will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

      Further economic slowdown in California could hurt our business. Westamerica has focused its business in Northern and Central California. Kerman State Bank is located solely in Fresno County, and its business is dependent to a significant extent on the agricultural economy. These areas have experienced economic difficulties in the recent past, and a further economic slowdown in California could have the following consequences:

•	Loan delinquencies may increase;

•	Problem assets and foreclosures may increase;

•	Demand for our products and services may decline; and

•	Collateral for loans made by us, especially real estate, may decline in value and in turn reduce our customers’ borrowing power.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/ prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of Westamerica and Kerman State Bank in the future. These forward-looking statements include, but are not limited to statements relating to the cost savings which we expect to realize from the merger, the expected impact of the merger on Westamerica’s financial performance, earnings estimates for the combined company, the market value of Westamerica common stock in the future and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. (see “The Merger — Reasons for the Merger; Recommendations of the board of directors”). These forward-looking statements are based upon the current beliefs and expectations of Westamerica and Kerman State Bank management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

•	expected cost savings from the merger cannot be fully realized;

•	deposit attrition, customer loss or revenue loss following the merger is greater than expected;

•	competitive pressure in the banking industry increases significantly;

•	operational risks including data processing system failures or fraud;

•	costs or difficulties related to the integration of the business of Westamerica and Kerman State Bank are greater than expected;

•	changes in the interest rate environment reduce margins;

•	general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	increased economic uncertainty resulting from recent terrorist attacks and the threat of similar attacks in the future;

•	changes in the regulatory environment;

•	changes in business conditions and inflation; and

•	changes in the securities markets.

      The forward-looking earnings estimates included in this document have not been examined or compiled by the independent public accountants of Westamerica or Kerman State Bank nor have such accountants applied any procedures to those estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors which could affect the financial results of Westamerica after the merger is included in the SEC filings incorporated by reference into this document.

SPECIAL MEETING OF KERMAN STATE BANK SHAREHOLDERS

Date, time and place of meeting

      The special meeting of shareholders of Kerman State Bank will be held on [meeting date], 2002, at [meeting time] local time at Kerman State Bank, 306 South Madera Avenue, Kerman, California 93630.

The meeting

      At the meeting, the shareholders of Kerman State Bank will be asked to consider and vote on the merger agreement dated February 25, 2002 among Westamerica Bancorporation, Westamerica Bank and Kerman State Bank. The merger agreement is included as Appendix A to this proxy statement/ prospectus and is incorporated in this proxy statement/ prospectus by reference. Under the merger agreement:

•	Kerman State Bank will merge with Westamerica Bank; and

•	each share of Kerman State Bank common stock would be converted into the right to receive 0.2731 shares of common stock of Westamerica, subject to adjustment depending on such factors as Kerman State Bank’s “significant liabilities” (described on page 2), allowance for loan losses, performing loans and equity as of the closing date and subject to decrease if Westamerica’s average closing stock price before closing is above $41.76 or increase if Westamerica’s average closing price before closing is below $33.80.

The board of directors of recommends a vote for the merger

      In addition to the proposal to approve the merger agreement, at the special meeting you will be asked to act upon such other matters as may properly come before the meeting, including a motion to adjourn.

Record date and voting rights

      Only holders of record of Kerman State Bank common stock at the close of business on April 15, 2002 are entitled to notice of and to vote at the meeting. At the record date, there were approximately 470 shareholders of record and 1,427,507 shares of Kerman State Bank common stock outstanding and entitled to vote. Directors and executive officers of Kerman State Bank and their affiliates owned beneficially as of the record date an aggregate of 297,328 shares of Kerman State Bank common stock (excluding exercisable stock options), or approximately 20.8% of the outstanding Kerman State Bank common stock.

      Each shareholder is entitled to one vote for each share of common stock he or she owns.

Vote required

      Approval of the merger by Kerman State Bank shareholders requires the affirmative vote of the holders of a majority of the outstanding shares.

Voting by proxy

      Shareholders of Kerman State Bank may use the enclosed proxy if they are unable to attend the meeting in person or wish to have their shares voted by proxy even if they attend the meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the meeting in accordance with the instructions indicated or, if no instruction is indicated, in favor of the merger. The execution of a proxy will not affect the right of a shareholder to attend the meeting and vote in person.

Revocability of proxies

      A person who has given a proxy may revoke it any time before it is exercised at the meeting by filing with the Secretary of Kerman State Bank, a written notice of revocation or a proxy bearing a later date or by attendance at the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Adjournments

      The meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at the meeting in person or by proxy. In the absence of a quorum at the meeting, no other business may be transacted at the meeting.

      Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At an adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Solicitation of proxies

      The proxy relating to the meeting is being solicited by the board of directors of Kerman State Bank. Kerman State Bank will bear the cost of printing and distributing the proxy statement/ prospectus. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Kerman State Bank common stock beneficially owned by others to forward to such beneficial owners. Kerman State Bank may reimburse such persons representing beneficial owners of its shares for their expenses in forwarding solicitation material to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Kerman State Bank, who will not receive any additional compensation for such efforts.

Other matters

      The board of Kerman State Bank is not aware of any matters to come before the special meeting other than the approval of the merger agreement. If any other matters should be brought before the special meeting, or any adjournment thereof, upon which a vote properly may be taken, the proxy holders will vote in their discretion unless otherwise provided in the proxies. If the merger is completed, Kerman State Bank will not hold an annual meeting of shareholders in 2002.

PROPOSAL ONE — THE MERGER

General

      The board of directors of Kerman State Bank has approved the merger agreement, which provides for the merger of Kerman State Bank with and into Westamerica Bank. This section of the proxy statement/prospectus describes some aspects of the merger, including the background of the merger and Kerman State Bank’s reasons for the merger.

Background of the merger

      Kerman State Bank, based in Fresno County, California, has conducted general banking operations to serve individuals and small to medium-sized businesses since 1983. In serving individuals and small businesses, Kerman State Bank historically has focused on a community-based approach to banking.

      In April, 2001, the board of directors of Kerman State Bank engaged the services of James H. Avery Company as its financial advisor in connection with potential merger or acquisition transactions. James H. Avery Company contacted numerous potential acquirers. Of these institutions three expressed moderate interest. One, Westamerica, initiated serious discussion while the other two did not.

      In May, 2001, preliminary discussions were held with Westamerica about a possible transaction. Upon Westamerica’s execution of a confidentiality agreement, Westamerica conducted a tentative off-site review of Kerman State Bank. The parties then discontinued discussions.

      They reinitiated discussions in July. On July 10, 2001, Westamerica submitted a non-binding offer to acquire Kerman State Bank. James H. Avery Company reviewed the merits of the proposal and the Kerman State Bank’s board of directors determined that a combination with Westamerica might be in the best interest of Kerman State Bank and its shareholders. The board of directors of Kerman State Bank accepted the non-binding offer on July 17, 2001, and Westamerica completed an initial due diligence examination of Kerman State Bank during August, 2001. Westamerica and Kerman State Bank then commenced negotiation of a definitive agreement.

      On December 18, 2001, the board of directors of Kerman State Bank met to consider the results of its tentative evaluation of Westamerica and the preliminary draft of a definitive merger agreement. Kerman State Bank’s board of directors determined to move forward with the negotiations of a final merger agreement, including the pricing mechanism.

      During January, 2002, an additional financial institution contacted Kerman State Bank to express an interest in acquiring Kerman State Bank. Kerman State Bank met with this institution, which presented a tentative maximum purchase price. Details of the offer were submitted to James H. Avery Company for review and comparison to the ongoing Westamerica offer. Results of that analysis indicated that the Westamerica offer had the potential for greater shareholder value, and the Kerman State Bank board of directors elected to continue forward with the Westamerica negotiations.

      Negotiations with Westamerica continued, with the board of directors of Kerman State Bank meeting on January 15, 2002 and again on January 30, 2002. At the January 30, 2002 meeting, legal counsel reviewed the salient points of the Westamerica merger agreement and James H. Avery, of James H. Avery Company, reviewed with the board of directors of Kerman State Bank the merits of the proposal, the valuation of the offered stock and the risks involved in the transaction. James H. Avery Company orally issued its opinion that the terms of the Westamerica offer were fair to the shareholders of Kerman State Bank from a financial point of view and later confirmed its opinion in writing. Based on the analysis presented, Kerman State Bank’s board of directors perceived the transaction to be within the range of fair prices based on recent similar bank transactions and accordingly approved the merger agreement, subject to satisfactory completion of due diligence.

      In February, the parties continued to negotiate the retails of the agreement and addressed personnel, staffing, severance and other issues as they arose and Kerman State Bank conducted a due diligence examination of Westamerica. The parties executed the merger agreement on February 25, 2002 and made a public announcement of the merger agreement.

Reasons for the merger; recommendation of Kerman State Bank’s board of directors

      Westamerica believes that the merger will provide it with an attractive opportunity to expand its operations in Fresno County. Westamerica believes that Kerman State Bank’s locations and business mix complement Westamerica’s existing presence in Fresno County and will enable it to offer its broad array of products and services to customers of Kerman State Bank. Westamerica will reduce expenses by consolidating its office in Kerman with Kerman State Bank’s main office.

      In determining to approve the merger agreement and recommend that Kerman State Bank’s shareholders approve and authorize the merger agreement, the Kerman State Bank board of directors consulted with Kerman State Bank’s senior management, its financial advisor, as well as its legal counsel, and considered the following material factors:

•	the increased liquidity to be provided to Kerman State Bank’s shareholders by receiving shares of Westamerica common stock in exchange for their shares of Kerman State Bank common stock because Westamerica common stock is listed on the Nasdaq, it has more outstanding shares and shareholders, and the shareholders of Kerman State Bank would have the benefit of a more active market for their shares after completion of the acquisition;

•	the economic conditions and prospects for the markets in which Kerman State Bank operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

•	the enhancement of Kerman State Bank’s competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with an institution with greater resources, such as Westamerica;

•	information concerning the business, results of operations, asset quality and financial condition of Kerman State Bank and Westamerica on a stand-alone and combined basis, and the future growth prospects following the merger;

•	an assessment that, in the current economic environment, expansion through acquisition by another financial institution would be most economically advantageous to Kerman State Bank’s shareholders when compared to other alternatives such as de novo branch openings or branch acquisitions;

•	the terms and conditions of the merger agreement and related agreements;

•	the beneficial effects on Kerman State Bank’s customers;

•	James H. Avery Company’s analysis of the financial condition, results of operations, business, prospects and stock price of Kerman State Bank and comparison of Kerman State Bank to other banks and bank holding companies operating in its industry;

•	an analysis of the terms of other acquisitions in the banking industry;

•	the opinion of James H. Avery Company to the effect that, as of the date of the opinion, the merger agreement is fair, from a financial point of view, to the holders of Kerman State Bank common stock; and

•	the expectation that the acquisition will constitute a tax-free reorganization for federal income tax purposes.

      In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the board of directors and management of Kerman State Bank also discussed the various risks of combining with Westamerica, including:

•	the disadvantages of being part of a larger entity, including the potential for decreased customer service;

•	the risk that integration of Kerman State Bank and Westamerica will divert the combined entities’ management from other activities; and

•	the possible adverse effect on certain employees of Kerman State Bank.

      However, after weighing the advantages and disadvantages of a merger with Westamerica, the Kerman State Bank board of directors determined that the advantages clearly outweighed the disadvantages.

      The above discussion of the factors considered by the Kerman State Bank board of directors is not intended to be exhaustive. In view of the variety and nature of the factors considered by the Kerman State Bank board of directors, the Kerman State Bank board of directors did not find it practicable to assign relative weights to the specific factors considered in reaching its decision.

      For the reasons stated above, the board of directors of Kerman State Bank unanimously approved the merger agreement and the related transactions, including the merger. The board of directors of Kerman State Bank believes that the merger is fair and in the best interests of Kerman State Bank and its shareholders. The board of directors of Kerman State Bank unanimously recommends that its shareholders vote “FOR” approval of the merger.

Opinion of Kerman State Bank’s financial advisor

      Kerman State Bank’s board of directors retained James H. Avery Company, pursuant to an engagement letter dated March 5, 2001, to provide financial advisory services for the purposes of analyzing Kerman State Bank’s strategic options including the rendering of a fairness opinion from a financial point of view to Kerman State Bank’s shareholders in the event of a proposed merger. Kerman State Bank and James H. Avery Company provided this discussion of the review undertaken by James H. Avery Company.

      Kerman State Bank retained James H. Avery Company as investment analysts to determine the fairness, from a financial point of view, to the holders of shares of Kerman State Bank common stock of the consideration to be received by Kerman State Bank in the Westamerica/ Kerman merger. Pursuant to the merger agreement, each holder of shares of Kerman State Bank common stock will receive from Westamerica, in exchange for his or her shares of Kerman State Bank common stock, shares of Westamerica common stock. The transaction is based on a share value for Kerman State Bank of 1.6 times Kerman State Bank’s adjusted equity of $9,861,000 as defined in the merger agreement and subject to certain adjustments based on Kerman State Bank’s level of performing loans, the adequacy of Kerman State Bank’s allowance for loan losses and additional “significant liabilities” (as defined in the merger agreement). The merger agreement states that it is a condition of closing that the aggregate value not be less than $12,500,000. The share value for Kerman State Bank is to be exchanged based on the determined market value per share of Westamerica common stock for each share of Kerman State Bank common stock subject to certain adjustments as described in the merger agreement.

      James H. Avery Company has acted for Kerman State Bank and for the board of directors of Kerman State Bank as financial advisor in this transaction and will receive a fee for its services, including rendering this opinion, equal to 1.50% of the aggregate consideration paid, a significant portion of which is contingent upon the consummation of the merger. James H. Avery Company has previously provided financial advisory services to Kerman State Bank. James H. Avery Company is not a market maker in shares of Kerman State Bank common stock nor do its principals or employees own, directly or indirectly, any shares of Kerman State Bank common stock. Kerman State Bank’s board of directors selected James H. Avery Company to act as its financial advisor on the basis of James H. Avery Company’s expertise and experience in the banking industry since 1968. James H. Avery Company is an independent financial advisor to the banking industry in California specializing in capital planning, mergers and acquisitions, the valuation of banks and their securities as well as additional related activities.

      No limitations were imposed by Kerman State Bank on James H. Avery Company in the investigations made or procedures followed in rendering its opinion. James H. Avery Company issued the Kerman State Bank fairness opinion on the consideration to be received by the shareholders of Kerman State Bank pursuant to the merger agreement as fair, from a financial point of view, to the holders of the shares of Kerman State Bank common stock on February 5, 2002.

      In arriving at the Kerman State Bank fairness opinion, James H. Avery Company has reviewed and analyzed, among other things, the following:

•	the merger agreement;

•	certain publicly available financial and other data with respect to Kerman State Bank, Westamerica and Westamerica Bank including the consolidated financial statements for recent years and interim periods to December 31, 2001;

•	certain other publicly available information concerning Kerman State Bank and Westamerica and internal information concerning Kerman State Bank;

•	publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature, terms and circumstances of certain other merger transactions James H. Avery Company believed to be relevant, in whole or in part, to its inquiry; and

•	evaluations and analysis prepared and presented to the board of directors of Kerman State Bank.

      James H. Avery Company has held discussions with senior management of Kerman State Bank concerning Kerman State Bank’s past and current operations, financial condition and prospects, as well as the results of regulatory examinations. James H. Avery Company has reviewed with senior management of Kerman State Bank various operating projections for Kerman State Bank as a stand-alone entity, assuming the Westamerica/ Kerman State Bank merger does not occur. Certain pro forma shareholder value comparative projections were derived by James H. Avery Company for Westamerica and for Kerman State Bank as a stand-alone entity based on historical data.

      In conducting the review and in arriving at the Kerman State Bank fairness opinion, James H. Avery Company relied upon and assumed the accuracy and completeness of the financial and other information which was provided to James H. Avery Company or was publicly available. James H. Avery Company has not assumed any responsibility for independent verification of this information. James H. Avery Company has relied upon the management of Kerman State Bank for various operating projections and assumed that such projections reflect the best currently available estimates and judgments of Kerman State Bank management. James H. Avery Company has also assumed, without assuming any responsibility for the independent verification of same, that the allowance for loan losses of Westamerica is adequate to cover its loan losses. James H. Avery Company has also assumed, without assuming any responsibility for the independent verification of same, that there are no active, pending or anticipated legal actions; no under or over market leases or owned fixed asset valuations; or any other under or over-evaluated assets or liabilities for either Kerman State Bank or Westamerica that would significantly change the financial condition for either company.

      James H. Avery Company has not made or obtained any evaluations or appraisals of the property of Kerman State Bank or Westamerica, nor has James H. Avery Company examined any individual loan credit files. For purposes of its opinion, James H. Avery Company has assumed that the Westamerica/ Kerman State Bank merger will have the tax, accounting and legal effects described in the merger agreement and has assumed the accuracy of the disclosures in the merger agreement. The Kerman State Bank fairness opinion is limited to the fairness, from a financial point of view, to the holders of shares of Kerman State Bank common stock of the aggregate minimum consideration as described in the merger agreement and does not address Kerman State Bank’s underlying decision to proceed with the Westamerica/ Kerman State Bank merger.

      James H. Avery Company has considered the financial and other factors, as it has deemed appropriate under the circumstances, including among others the following:

•	the historical and current financial positions and results of operations of Kerman State Bank and Westamerica, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, return on assets, return on shareholders’ equity, capitalization, intangible assets, the amount and type of nonperforming assets, and loan losses, all as contained in the financial statements of Kerman State Bank and Westamerica;

•	the assets and liabilities of Kerman State Bank and Westamerica, including loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity, and

•	the nature, terms and conditions regarding other merger transactions involving banks and bank holding companies.

      James H. Avery Company has also taken into account its assessment of economic, market and financial conditions generally and specifically to the markets in which Kerman State Bank and Westamerica operate, as well as its experience in other transactions, in bank securities valuation and its knowledge of the banking industry generally. The Kerman State Bank fairness opinion is necessarily based only upon conditions as they exist and can be evaluated on the date of the opinion and the information made available to James H. Avery Company through the date of the opinion.

      James H. Avery Company performed financial analysis and peer-group comparisons with Kerman State Bank relating to overall performance, financial condition and market area characteristics. James H. Avery Company analyzed other bank merger and acquisition transactions announced between May 23, 2001 and January 18, 2002 where the seller’s assets were between $50 million and $150 million. This asset size peer group was deemed comparable to the $106 million in assets reported by Kerman State Bank at December 31, 2001. In James H. Avery Company’s opinion, the rural and agricultural nature of Kerman State Bank’s market area and the lack of sufficient recent regional or California transactions in similar markets as Kerman State Bank’s justified analysis of “peer group” banks nationwide. The transactions analyzed and defined in this section of this proxy statement/ prospectus as the “peer group” were: Community Trust Bancorp/ Citizens National Bank and Trust, First Citizens Bancorp/ Independent Community Bancorp, First Community Bancorp/ WHEC Inc. (Capital Bank of North County), Western Sierra Bancorp/ Central California Bank, Mountainbank Financial Corp./ First Western Bank, Umpqua Holdings Corp./ Linn-Benton Bank, Second Bancorp/ Commerce Exchange Corp., NB&T Financial Group/ Sabina Bank, Catawba Valley Bancshares/ First Gaston Bank of North Carolina, First Community Bancorp/ First Charter Bank, N.A., First Federal Capital Corp./ American Community Bankshares, First Banks America Inc./ Charter Pacific Bank, Bank of North Carolina/ Independence Bank (North Carolina), Regions Financial Corp./ Independence Bank (Texas), Pocahontas Bancorp/ Peoples Bank and CVB Financial/ Western Security Bancorp. The analysis of these announced transactions included comparative financial data relating to income, return on assets, return on equity, nonperforming assets, equity to assets, loan loss reserves, purchase price announced as a multiple to book value, purchase price announced as a multiple of the last twelve months of net income, purchase price announced as a multiple of total assets and purchase price announced as a premium for “core deposits” over book value with “core deposits” defined as all domestic deposits less accounts of $100,000 or more. As discussed in this proxy statement/ prospectus, Kerman State Bank’s various financial ratios do not compare favorably with the peer group median ratios in the areas of nonperforming assets to total assets, loan loss reserves to nonperforming assets, loan loss reserves to noncurrent loans, return on equity and return on assets. While adjusted equity as described below mitigates, in part, the ratios related to nonperforming assets and loan loss reserves, based on the peer group medians to Kerman State Bank’s ratios in these and other areas described above, James H. Avery Company’s analysis and judgment was that Kerman State Bank’s value should be lower than the peer group median values.

      At December 31, 2001, Kerman State Bank’s total equity was 11.08% of total assets. The range of peer group banks in terms of total equity to total assets was 7.18% to 17.90% with the median at 9.37%. Kerman

State Bank’s adjusted equity, per the Westamerica/ Kerman State Bank merger agreement, was 9.34% of total assets as of December 31, 2001, a ratio more comparable to the peer group. Adjusted equity per the Westamerica/ Kerman State Bank merger agreement was calculated to include certain loan write-downs, additions to loan loss reserves and estimates of Kerman State Bank’s costs of the proposed transaction.

      At December 31, 2001, Kerman State Bank’s nonperforming assets were 4.90% of total assets. The range of peer group banks as to nonperforming assets to total assets was 0.00% to 2.37% with the median at 0.49%. Nonperforming assets represent potential loss to banking institutions. Kerman State Bank’s ratio of such assets was outside the range for the peer group and 10.0 times the median.

      At December 31, 2001, Kerman State Bank’s loan loss reserves represented 25.09% of nonperforming assets, 50.80% of nonperforming loans and 2.02% to total loans. In calculating adjusted equity per the Westamerica/ Kerman State Bank merger agreement, an increase in Kerman State Bank’s loan loss reserves was included which would increase these respective ratios to 46.40%, 93.93% and 3.74%. The range of peer group banks as to loan loss reserves to nonperforming assets was 45.26% to 4,586.67% with one bank having no nonperforming loans and with the median at 270.49%. In this comparison, the lowest peer group bank reserve level was 1.8 times Kerman State Bank’s reserve and the median was 10.8 times Kerman State Bank’s reserve. If Kerman State Bank’s reserve were increased as contemplated to reach the agreed amount of adjusted equity, the lowest peer group ratio and median peer group ratio would be 1.0 times and 5.8 times Kerman State Bank’s ratio.

      The range of peer group banks for loan loss reserves to noncurrent loans was 45.26% to 4,586.67% with one bank having no noncurrent loans and with the median at 286.91%. In this comparison, the lowest peer group bank reserve ratio was 0.9 times Kerman State Bank’s and the median was 5.6 times Kerman State Bank’s. If Kerman State Bank’s reserve were increased as contemplated to reach the agreed amount of adjusted equity, the lowest peer group ratio and median peer group ratio would be 0.5 times and 3.1 times Kerman State Bank’s ratio.

      The range of peer group banks for loan loss reserves to total loans was 0.91% to 4.91% with the median at 1.33%. In this comparison, the median was 0.7 times Kerman State Bank’s. The peer group median was 0.4 times Kerman State Bank’s based on the increase in reserves per the Kerman State Bank/ Westamerica adjusted equity agreement.

      At December 31, 2001, Kerman State Bank’s return on equity was 8.19% for the year, 2001. The range of peer group banks as to last twelve months net income to equity was -33.42% to +15.53% with the median at 10.53%. In this comparison, the median was 1.3 times Kerman State Bank’s. Based on adjusted equity per the Kerman State Bank/ Westamerica merger agreement, Kerman State Bank’s December 31, 2001 return on equity ratio is 9.33% and the peer group median is 1.1 times Kerman State Bank’s.

      At December 31, 2001, Kerman State Bank’s return on assets was 0.87% for the year, 2001. The range of peer group banks as to last twelve months net income to assets was -3.02% to +1.77% with the median at 0.96%. In this comparison, the peer group median was 1.1 times Kerman State Bank’s.

      James H. Avery Company’s opinion is that the size and growth of a particular market area relates to the value of those banks operating in that market. Kerman State Bank’s headquarters city, the City of Kerman, had total FDIC-insured deposits in all FDIC-insured facilities, including Kerman State Bank’s, of $166 million at June 30, 2001 and such deposits had declined by 0.7% from June 30, 2000. The range of peer group banks as to headquarters city total FDIC-insured deposits (including the deposits of respective peer group banks) was $43 million to $11.0 billion with the median at $529 million. In this comparison, the median was 3.2 times Kerman State Bank’s.

      The range of peer group banks as to headquarters city FDIC-insured deposit growth from June 30, 2000 to June 30, 2001 was -12.03% to +17.68% with the median at +8.13%. Of the twelve peer group banks, two were headquartered in cities that had negative deposit growth and ten were headquartered in cities that had positive deposit growth.

      James H. Avery Company determined that no transaction reviewed was identical to the subject transaction and that, accordingly, any analysis of comparable transactions necessarily involves subjective considerations and judgments concerning differences in financial, operating and market characteristics of the parties to the transactions being compared.

      Set forth below is a brief summary of the considerations related to the fairness opinion rendered on February 5, 2002.

      Multiple of Book Value Method. This valuation approach is formulated on the announced purchase prices and multiples of book values based on the announced transactions of Kerman State Bank’s asset-size peer group.

      The peer group multiple factor ranged from 1.19 to 2.18 with the median at 1.58. The multiple of book value is but one methodology utilized in the determination of overall market value of Kerman State Bank. Utilizing the Multiple of Book Value Method (based on Kerman State Bank’s adjusted book value per the merger agreement) the acquisition value, as of the Kerman State Bank fairness opinion report date, is as follows:

$9,861,000 (adjusted book value per agreement) × 1.58 (the peer group median) = $15,580,000

      Multiple of Income Method. This valuation approach is formulated on the announced purchase prices and multiples of net income over the previous twelve months based on announced transactions of Kerman State Bank’s asset-size peer group. Such income data for Kerman State Bank was based on call report data through December 31, 2001.

      The peer group multiple factor ranged from 12.64 to 43.57 with the median at 19.81. The multiple of income is but one methodology utilized in the determination of overall market value of Kerman State Bank. Utilizing the Multiple of Income Method (based on Kerman State Bank’s twelve-month income through December 31, 2001) the acquisition value, as of the Kerman State Bank fairness opinion report date, is as follows:

$920,000 (last twelve months income) × 19.81 (the peer group median) = $18,225,000

      Percentage of Total Assets Method. This valuation approach is formulated on the announced purchase prices as a percentage of total assets based on the announced transactions of Kerman State Bank’s asset-size peer group. Such asset data for Kerman State Bank was based on call report data as of December 31, 2001.

      The peer group percentage factor ranged from 10.25% to 24.16% with the median at 15.61%. The percentage of total assets is but one methodology utilized in the determination of overall market value of Kerman State Bank. Utilizing the Percentage of Total Assets Method (based on Kerman State Bank’s total assets as of December 31, 2001) the acquisition value, as of the Kerman State Bank fairness opinion report date, is as follows:

$105,535,000 (as of December 31, 2001) × .1561 (the peer group median) = $16,474,000

      Core Deposits Premium over Book Value Method. This valuation approach is formulated on the announced purchase prices and the percentage premium paid for core deposits over the book value based on the announced transactions of Kerman State Bank’s asset-size peer group. Core deposits are all domestic bank deposits excluding accounts in excess of $100,000. Such deposit data for Kerman State Bank was based on call report data as of December 31, 2001.

      The peer group premium on core deposits ranged from 2.49% to 22.52% with the median at 9.50%. The core deposits premium is but one methodology utilized in the determination of overall market value of Kerman State Bank. Utilizing the Core Deposits Premium over Book Value Method (based on Kerman State Bank’s adjusted book value as per the merger agreement and its core deposits as of December 31, 2001) the acquisition value, as of the Kerman State Bank fairness opinion report date is as follows:

$54,617,000 (core deposits as of December 31, 2001) × .0950 (the peer group median = $5,189,000 plus $9,861,000 (adjusted book value) = $15,050,000

      Consideration of Discounted Cash Flow Method. James H. Avery Company did not employ the discounted cash flow method in its analysis of the proposed Westamerica/ Kerman State Bank merger even though it is aware that the discounted cash flow method is a commonly used valuation methodology. James H. Avery Company believes that the provided methodologies proved adequate for determining the fairness of the consideration to Kerman State Bank’s shareholders from a financial standpoint.

Valuation Summary using Median Comparative Values.

Total Value

Multiple of Book Value Method	$15,580,000
Multiple of Income Method	$18,225,000
Percentage of Total Assets Method	$16,474,000
Core Deposits Premium over Book Value Method	$15,050,000
Mean Average	$16,332,000
Median Average	$16,027,000

      As previously noted, financial comparisons of Kerman State Bank to the peer-group ratios indicate that the Kerman State Bank valuation be somewhat below the peer group median valuations.

      In performing its analyses, James H. Avery Company made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kerman State Bank or Westamerica. The analyses performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of James H. Avery Company’s analysis as to the fairness of the consideration to holders of shares of Kerman State Bank common stock in the Westamerica/ Kerman State Bank merger. The analyses do not purport to be appraisals or to reflect the prices at which Kerman State Bank might actually be sold or the prices at which any securities may trade at the present time or in the future.

      A representative of James H. Avery Company participated in the January 30, 2002 meeting of the board of directors of Kerman State Bank and provided a verbal summary of the Kerman State Bank fairness opinion. James H. Avery Company provided the written Kerman State Bank fairness opinion dated February 5, 2002 regarding the fairness, from a financial point of view, of the consideration to be received by Kerman State Bank in the proposed Westamerica/ Kerman State Bank merger, based on the information then available. As of February 5, 2002, James H. Avery Company is of the opinion that the consideration to be received by Kerman State Bank shareholders in the proposed Westamerica/ Kerman State Bank merger is fair, from a financial standpoint.

      A copy of the fairness opinion of James H. Avery Company, dated as of February 5, 2002, which sets forth certain assumptions made, matters considered and limits on the review undertaken by James H. Avery Company, is attached as Appendix B to this proxy statement/prospectus. Shareholders of Kerman State Bank are urged to read the fairness opinion in its entirety.

Regulatory approvals required

      The merger is subject to approval by the FRB under the Bank Merger Act. This law provides that no transaction may be approved which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly or which in any other manner might restrain trade, unless it is determined that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned, their compliance with laws intended to detect and combat money laundering, and the convenience and needs of the community to be served. An application may be denied if it is determined that the financial or managerial resources of the acquiring entity are inadequate.

      A transaction approved by the FRB may not be consummated for 15 days after the approval. During this period, the Department of Justice may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence a legal action during the 15-day period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

      The Bank Merger Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications for approval and authorize the FRB to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, intervention could substantially delay the regulatory approvals required for consummation of the merger.

      The merger must also be approved by the California Commissioner of Financial Institutions under the California Financial Code. The factors that the Commissioner will consider in determining whether to grant its approval include the competitive effects of the merger, the convenience and needs of the community, Westamerica’s financial condition, the fairness of the merger to the depositors, creditors and shareholders of the parties and the competence, experience and integrity of Westamerica’s management.

      Based on current precedents, Kerman State Bank and Westamerica believe that the merger will be approved by the appropriate regulatory agencies and will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that the regulatory agencies or the Department of Justice will concur in this assessment or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Kerman State Bank or Westamerica.

Nasdaq listing

      The shares of Westamerica common stock to be issued in the merger will be included for listing on Nasdaq.

Interests of certain officers and directors in the merger

      Share ownership. As of April 15, 2002, the record date, the directors and executive officers of Kerman State Bank beneficially owned an aggregate of 308,328 shares of Kerman State Bank common stock (including 11,000 shares subject to presently exercisable options).

      Stock option plans. As a result of the execution of the merger agreement, all outstanding stock options under Kerman State Bank’s stock option plan shall be immediately exercisable to the extent that the terms of the Kerman State Bank option plan provide for such acceleration and if the holder of such options has not terminated his or her employment with Kerman State Bank before the effective date of the merger agreement. Any options not exercised prior to completion of the merger will be converted into options to purchase Westamerica common stock on economically equivalent terms.

      Robert Wheeler’s compensation agreement. The employment agreement for Robert Wheeler, the President of Kerman State Bank, provides that in case of a change in control of the bank, the surviving company will be bound by Mr. Wheeler’s employment agreement. “Change in control” includes a merger in which Kerman State Bank is not the surviving company. Mr. Wheeler’s agreement also provides that if, during the twelve month period following the Merger, Mr. Wheeler terminates his employment following a reduction in his duties or title, he will be eligible to receive a single payment equal to six months of his then current base salary, plus any incentive bonus prorated for a partial year of employment.

      Kerman State Bank’s severance policy and severance agreements. Under Kerman State Bank’s severance policy, Kerman State Bank has agreed to pay a severance benefit equal to one week’s salary for each full year served to any employee terminated during the twelve month period following a merger.

      Some officers of Kerman State Bank have agreements with Kerman State Bank providing for severance benefits in place of (and greater than) the amount provided by the policy. The following severance benefits will be paid if the officer listed is terminated during the twelve month period following the merger:

•	Pete Susoev will receive payment equal to one year’s salary (approximately $74,500) and the bonus (if any) from the immediately preceding year;

•	John Royal will receive payment equal to one year’s salary (approximately $65,000) and the bonus (if any) from the immediately preceding year;

•	Cathy Ponte will receive payment equal to one year’s salary (approximately $50,620) and the bonus (if any) from the immediately preceding year;

•	Donna Molter will receive payment equal to six months’ salary (approximately $24,060);

•	Charles Jones will receive payment equal to nine months’ salary (approximately $40,860); and

•	Gerald Sullivan will receive payment equal to six months’ salary (approximately $30,000).

Accounting treatment

      The merger will be subject to the purchase method of accounting. Under this method of accounting, Kerman State Bank’s assets and liabilities will be reflected on Westamerica’s future financial statements at their fair market values, and the excess of the aggregate merger consideration above the fair market value of acquired assets and liabilities will be reflected as goodwill or other identifiable intangibles. Intangibles must be valued annually and any impairment written off at the time of the determination of impairment. Intangibles such as those based on core deposits will be amortized over their estimated lives.

Certain federal income tax consequences

      Kerman State Bank and Westamerica expect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended and have the following consequences for federal income tax purposes:

•	The merger will not result in any recognized gain or loss to Kerman State Bank, Westamerica, or Westamerica Bank, and Westamerica Bank will succeed to the carryover basis and the holding period of the assets of Kerman State Bank;

•	Except for any cash received in lieu of any fractional share or on account of dissenting shares, no gain or loss will be recognized by holders of Kerman State Bank common stock who receive Westamerica common stock in exchange for the shares of Kerman State Bank common stock which they hold;

•	The holding period of Westamerica common stock issued in exchange for Kerman State Bank common stock will include the holding period of the Kerman State Bank common stock for which it is exchanged, assuming that the shares of Kerman State Bank common stock are capital assets in the hands of the holder thereof at the effective date; and

•	The basis of the Westamerica common stock received in the exchange will be the same as the basis of the Kerman State Bank common stock for which it was exchanged, decreased by any cash received in the merger for fractional shares and increased by the amount of any gain recognized as a result of the merger.

      A shareholder who perfects dissenters’ rights and receives payment for his or her Kerman State Bank shares will be treated as if such shares were redeemed. In general, if the shares are held as a capital asset at the time of the merger, the dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the shares in the hands of the dissenting shareholder. However, if the dissenting shareholder owns, directly or indirectly through the application of Section 318 of the Code, any shares of common stock as to which dissenters’ rights are not exercised and perfected and which are therefore exchanged for Westamerica common stock in the merger, the shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenter’s rights were perfected. Under Section 318 of the Code, an individual is deemed to own stock that is actually owned (or deemed to be owned) by certain members of his or her family (spouse, children, grandchildren and parents, with certain exceptions) and other related parties, including, for example, certain entities in which the individual has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as stock that such individual (or a related person) has the right to acquire upon exercise of an option or conversion right held by such individual (or a related person). Each Kerman State Bank shareholder who intends to dissent from the merger (see “The Merger — Dissenters’ rights of appraisal”) should consult his or her own tax advisor with respect to the application of the constructive ownership rules to the shareholder’s particular circumstances.

      For federal tax purposes, the highest marginal tax rate for individuals on ordinary income is 38.6%, compared to 20% for capital gain, and the highest marginal tax rate for corporations is 35% on ordinary income and capital gain. Capital losses are treated differently than ordinary losses. Essentially, a capital loss for any taxable year may be deducted by a corporation in that year only to the extent of capital gain, and by an individual in that year only to the extent of capital gain plus up to $3,000 of ordinary income. Capital losses not deductible in the year they occur may be carried forward indefinitely by individuals and may be carried back up to three years and forward up to five years by corporations.

      Neither Kerman State Bank or Westamerica has requested a ruling from the Internal Revenue Service in connection with the merger. It is a condition to the consummation of the merger that Kerman State Bank and Westamerica have received an opinion from Westamerica’s counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes. The tax opinion neither binds the Internal Revenue Service nor precludes the Internal Revenue Service from adopting a contrary position. The tax opinion is subject to certain assumptions and qualifications and is based in part on the truth and accuracy of certain representations of Kerman State Bank, Westamerica and Westamerica Bank.

      If the merger fails to qualify as a reorganization under section 368(a) of the Code, then Kerman State Bank shareholders would recognize taxable gain or loss with respect to each share of Kerman State Bank stock surrendered equal to the difference between the shareholder’s basis in the share and the sum of the cash and the fair market value, as of the effective time of the merger, of the Westamerica common stock received in exchange for the share. In that event, a shareholder’s aggregate basis in the Westamerica common stock so received would equal its fair market value and the shareholder’s holding period for that stock would begin on the day after the effective time of the merger. In addition, Kerman State Bank would be treated as if it had made a taxable sale or exchange of its assets.

      This proxy statement/prospectus does not provide information about the tax consequences of the merger under any state, local or foreign tax laws. This document does not address all aspects of federal income taxation that may be relevant to a Kerman State Bank shareholder in light of the shareholder’s particular circumstances or if the shareholder is subject to special rules. Accordingly, each Kerman State Bank shareholder is urged and expected to consult with such shareholder’s own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger. Kerman State Bank and Westamerica will not bear any expenses incurred by any shareholder arising from disputes with the Internal Revenue Service or any state or foreign tax agency over the tax consequences of the merger.

Dissenters’ rights of appraisal

      Shareholders of Kerman State Bank who do not vote in favor of the merger may be entitled to certain dissenters’ appraisal rights under Chapter 13 of the California General Corporation Law. Relevant excerpts of Chapter 13 are provided in Appendix C.

      Important details concerning these requirements are provided below; failure to take these actions in a timely and proper fashion will result in the loss of dissenters’ appraisal rights.

      The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any shareholder of Kerman State Bank who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures in Chapter 13 will result in the loss of dissenters’ rights.

      If the merger is consummated, those shareholders of Kerman State Bank who elect to exercise their dissenters’ rights and who in a timely and proper fashion perfect those rights will be entitled to receive the “fair market value” of their shares in cash. Under Section 1300(a) of the California General Corporation Law, “fair market value” would be determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation caused by the merger. See “Summary — Comparative Kerman State Bank market price data.”

      If the merger is approved, Kerman State Bank will, within ten days after the meeting, mail to any shareholder who has a right to require the Kerman State Bank to purchase his or her shares a notice that the required shareholder approval of the merger was obtained. This notice of approval will state the price determined by Kerman State Bank to represent the “fair market value” of any dissenting shares, and will provide a brief description of the procedures to be followed by dissenting shareholders who wish to exercise their statutory rights. The dissenting shareholder must deliver his or her share certificate(s) for receipt by Kerman State Bank within 30 days after the date on which the notice of approval was mailed to the shareholder. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares and will be returned to the dissenting shareholder.

      In order to qualify for dissenters’ rights, Kerman State Bank shareholders (i) must make a written demand on Kerman State Bank within 30 days after Kerman State Bank mails to shareholders the notice of approval of the merger and the procedure to be followed, and (ii) must not vote their shares in favor of the merger.

      A written demand by a Kerman State Bank shareholder should be sent to Kerman State Bank, P.O. Box 356, Kerman, CA 93630, Attention: Corporate Secretary. The written demand must (i) state the number and class of shares held of record by such shareholder which the shareholder demands that Kerman State Bank purchase for cash, and (ii) contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Kerman State Bank at that price.

      The statements in the notice of approval will constitute an offer by Kerman State Bank to purchase from its shareholders any dissenting shares at the price stated, but only if the merger is consummated. However, the determination by Kerman State Bank of fair market value is not binding on its shareholders, and if a dissenting shareholder chooses not to accept such offer, he or she has the right during a period of six months following the mailing of the notice of approval to file a lawsuit to have the fair market value, as described in Section 1300(a), determined by a court. The fair market value of dissenting shares as determined by the court in those circumstances could be higher or lower than the amount offered by Kerman State Bank in the notice of approval or the consideration provided for in merger agreement, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on Kerman State Bank and Westamerica. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. No shareholder who has appraisal rights under Chapter 13 will have any right to attack the validity of the merger except in an action to test whether the number of shares required to authorize the merger has been legally voted in favor of the merger.

      Dissenting Kerman State Bank shares may lose their status as such if any of the following events occurs:

•	the merger is abandoned (in which case Kerman State Bank must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys’ fees incurred in such proceedings);

•	the dissenting shares are transferred before being submitted to Kerman State Bank for endorsement;

•	the dissenting shareholder withdraws his or her demand with the consent of Kerman State Bank; or

•	in the absence of agreement between the dissenting shareholder and Kerman State Bank as to the price of his or her shares, the Kerman State Bank shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval.

      The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal and California state income tax purposes by dissenting shareholders. See “The Merger — certain federal income tax consequences.”

Resales of Westamerica common stock

      The shares of Westamerica common stock to be issued to shareholders of Kerman State Bank under the merger agreement have been registered under the Securities Act, so these shares may be freely traded without restriction by people who will not be affiliates of Westamerica after the merger and who were not affiliates of Kerman State Bank on the date of the special meeting. All directors and certain officers of Kerman State Bank may be considered to have been affiliates of Kerman State Bank. Those people may resell shares of Westamerica common stock to be received by them in the merger only if the shares are registered for resale under the Securities Act or an exemption from such registration under the Securities Act is available. Those people may be permitted to resell the Westamerica shares under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of persons who become affiliates of Westamerica) or as otherwise permitted under the Securities Act. People who may be deemed affiliates of Kerman State Bank or Westamerica generally include individuals or entities that control, are controlled by, or are under common control with, Kerman State Bank or Westamerica, and may include certain officers and directors of such entities as well as principal shareholders of Kerman State Bank or Westamerica. We encourage any such person to obtain advice of securities counsel before reselling any Westamerica shares.

      At the time the parties signed the merger agreement, each director and executive officer of Kerman State Bank executed and delivered a written agreement to the effect that such person will not offer or sell or otherwise dispose of any Westamerica common stock received in the merger in violation of the Securities Act or the rules and regulations thereunder.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement/ prospectus as Appendix A. The merger agreement is incorporated by reference into this proxy statement/ prospectus. You are urged to read the merger agreement in its entirety.

Structure of the merger; effective time

      The merger agreement contemplates the merger of Kerman State Bank with and into Westamerica Bank. Westamerica Bank will be the surviving corporation in the merger and will continue its corporate existence under California law. The merger will become effective upon the filing with the California Secretary of State and the DFI of a duly executed merger agreement and officers’ certificates required by Section 1103 of the California General Corporation Law unless a different time is provided in the merger agreement. The closing of the merger will take place on a date to be specified by the parties, which will be the earliest practicable day after satisfaction of all of the conditions required by the merger agreement, unless another time or date is agreed to in writing by Westamerica and Kerman State Bank. The merger agreement may be terminated by either Westamerica or Kerman State Bank if, among other reasons, the merger is not consummated on or before September 30, 2002. See “— Conditions to the completion of the merger” and “— Termination.”

Conversion of Kerman State Bank common stock

      If you are a shareholder of Kerman State Bank common stock as of the effective time of the merger, each of your shares of Kerman State Bank common stock will be converted into the right to receive approximately 0.2731 of a share of Westamerica common stock, subject to certain possible adjustments based upon the exchange ratio. Your shares of Kerman State Bank common stock will no longer be outstanding and will be automatically canceled and retired and will cease to exist. Your stock certificate previously representing shares of Kerman State Bank common stock will be exchanged for a certificate representing whole shares of Westamerica common stock.

      The exchange ratio (the number of shares of Westamerica common stock into which each share of Kerman State Bank common stock will be converted at closing) is a function of several factors, including Kerman State Bank’s adjusted equity (as defined in the merger agreement), amount of performing loans and Significant Liabilities (as defined in the merger agreement). The exchange ratio may be reduced if:

•	Kerman State Bank’s performing loans before closing are less than $60 million;

•	Kerman State Bank’s allowance for loan losses before closing, determined under Westamerica’s methodology, is greater than $3.2 million;

•	Kerman State Bank incurs certain obligations defined as Significant Liabilities, which include new unapproved leases and other contractual obligations; capital expenditures above $25,000; contingent liabilities related to hazardous materials; new or accelerated severance or pension obligations; merger-related expenses above $470,000; and certain loan loss provisions and write-downs of foreclosed property; or

•	The average closing price for Westamerica common stock over the 20 trading days ending ten business days before the closing is greater than $41.76.

      The exchange ratio may be increased if:

•	Kerman State Bank’s allowance for loan losses at the month-end before closing, determined under Westamerica’s methodology, is less than $2.4 million; or

•	Westamerica’s average closing price as described above is less than $33.80.

      The adjustments that will be made on account of those factors are interrelated and are described in Section 2.1(a) of the merger agreement. We encourage you to review this text in the merger agreement for this full description of the adjustments that are possible.

      The following tables illustrate the exchange ratio and the market value that Kerman State Bank shareholders would receive for each share of Kerman common stock based on certain assumptions and the changes in the exchange ratio that would take effect if certain of the adjustments described above were to be made. The tables below assume an average closing price of Westamerica common stock of $39.77. No assurance can be given that the actual value of each share of Westamerica common stock upon completion of the merger will be equal to the average closing price used to determine the exchange ratio. “Per share amount” means the exchange ratio multiplied by the assumed value of one share of Westamerica common stock.

	(Dollars in 000s)
Adjustments to Exchange Ratio
If Performing Loans are:	$60,000	$56,000	$52,000
And Adjusted Equity is:	$9,861	$9,861	$9,861
Exchange ratio would be:	0.2731	0.2598	0.2535
Per share amount would be:	$10.86	$10.33	$10.08
If Performing Loans are $60,000, and If the loan loss reserve is adjusted by:	$(400)	$(200)	$200	$400
Adjusted Equity would be	$10,101	$9,981	$9,741	$9,621
Exchange ratio would be:	0.2797	0.2764	0.2699	0.2667
Per share amount would be:	$11.12	$10.99	$10.74	$10.61
If Performing Loans are $56,000, and If the loan loss reserve is adjusted by:	$(400)	$(200)	$200	$400
Adjusted Equity would be	$10,101	$9,981	$9,741	$9,621
Exchange ratio would be:	0.2638	0.2618	0.2577	0.2557
Per share amount would be:	$10.49	$10.41	$10.25	$10.17
If Performing Loans are $60,000, and If the loan loss reserve is not adjusted:
If Significant Liabilities are	$200	$400	$800
Exchange ratio would be:	0.2604	0.2477	0.2224
Per share amount would be	$10.36	$9.85	$8.84
If Performing Loans are $56,000, and If the loan loss reserve is not adjusted:
If Significant Liabilities are	$200	$400	$800
Exchange ratio would be:	0.2471	0.2344	0.2167
Per share amount would be	$9.83	$9.32	$8.62

      The following table illustrates the effect on the exchange ratio and per share amount received when the average closing price of Westamerica common stock is equal to a range of values between $31.00 and $44.00 per share.

	Final	Final
	Exchange	per Share
Average Closing Price	Ratio	Amount

$31.00	0.2978	$9.23
32.00	0.2885	9.23
33.00	0.2797	9.23
34.00	0.2731	9.29
35.00	0.2731	9.56
36.00	0.2731	9.83
37.00	0.2731	10.10
38.00	0.2731	10.38
39.00	0.2731	10.65
40.00	0.2731	10.92
41.00	0.2731	11.20
42.00	0.2715	11.40
43.00	0.2652	11.40
44.00	0.2592	11.40

      The merger agreement provides that it is a condition of closing that the aggregate merger consideration be at least $12,500,000. If the minimum were payable, the per share amount would be approximately $8.62.

      On [                    , 2002], the last reported sale price for Westamerica common stock was $          . The average closing price maybe be higher or lower than this amount.

      You will not receive any fractional shares of Westamerica common stock. If you are entitled to a fraction of a share of Westamerica common stock you will, instead, receive an amount in cash. The cash amount will be equal to the closing price as reported on the Nasdaq for the Westamerica common stock on the trading day immediately preceding the closing date, multiplied by the fraction of a share of Westamerica common stock to which you would otherwise been entitled. You will not be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. In the event Westamerica pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to Westamerica common stock between the date of the merger agreement and the effective time of the merger, appropriate adjustments will be made to the average Westamerica closing price of Westamerica common stock.

Options

      At the effective time of the merger, each person holding one or more options to acquire Kerman State Bank common stock which are vested will have the right to exercise any of these options immediately prior to the effective time. Any options that are not vested as of the effective time will be immediately exercisable if the holder of such options has not terminated his or her employment with Kerman State Bank before the effective date of the merger agreement. In addition, a person holding one or more options to acquire Kerman State Bank common stock will have the right to convert those options into a fully vested and exercisable option to purchase shares of Westamerica common stock. The number of shares to be subject to the option to purchase shares of Westamerica common stock will be equal to the product of the number of shares of Kerman State Bank common stock subject to the original option and the exchange ratio (as adjusted), rounded down to the nearest share. The exercise price per share of Westamerica common stock under the new option will be equal to the exercise price per share of Kerman State Bank common stock under the original option divided by the exchange ratio. The exercise price will be rounded up to the nearest cent. In the case of any options which are “incentive stock options,” as defined in Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of such options will be determined in order to comply with Section 424(a) of the Code. The duration and other terms of the new options will be the same as those of the original option.

Exchange agent; exchange procedure

      Under the merger agreement, Westamerica has agreed to appoint Computershare Investor Services, LLC or its successor, or any other bank or trust company mutually acceptable to Kerman State Bank and Westamerica, as exchange agent for the purpose of exchanging certificates representing the Westamerica common stock which are to be issued under to the merger agreement. As soon as practicable after the effective time of the merger, upon the surrender of your Kerman State Bank shares certificate for cancellation, you will be entitled to receive a certificate representing the number of shares of Westamerica common stock determined in accordance with the merger agreement and a payment in cash with respect to any fractional shares. Do not send in your certificates at this time. Please wait until you receive a transmittal letter with more specific instructions on exchanging your certificates.

      You will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of Westamerica common stock after the effective time of the merger until you surrender your certificate for shares of Kerman State Bank common stock. When you surrender your Kerman State Bank certificate, you will be paid, without interest, any dividends or other distributions on the shares of Westamerica common stock on which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which you surrendered your certificate for shares of Kerman State Bank common stock.

      If you would like your certificate for shares of Westamerica common stock to be issued in a name other than the name or names in which your exchanged Kerman State Bank certificate is registered, you will have to pay to the exchange agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of Westamerica common stock in a name other than the registered holder of the exchanged Kerman State Bank certificate.

      All dividends or distributions, and any cash to be paid instead of fractional shares, if held by the exchange agent for payment or delivery to the holders of unsurrendered Kerman State Bank certificates representing shares of Kerman State Bank common stock and unclaimed at the end of one year from the effective time of the merger, will (together with any interest earned on those shares) at that time be paid or redelivered by the exchange agent to Westamerica. After that time, if you still have not surrendered your Kerman State Bank certificate, you must look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be.

      Neither Westamerica nor the surviving corporation will be liable to you for shares (or dividends or distributions thereon) or cash payable instead of fractional shares delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and warranties

      In the merger agreement, Westamerica and Kerman State Bank make certain customary representations, including those related to the following:

•	Incorporation, valid existence and authority to conduct business;

•	Necessary licenses and permits;

•	Authorization to enter into the merger agreement, and the absence of any material conflict between the merger agreement and other agreements to which each is a party;

•	Capital structure;

•	The accuracy of information in regulatory filings;

•	The accuracy of representations in the merger agreement, financial statements and this proxy statement/ prospectus;

•	Compliance with applicable laws;

•	The performance of contractual obligations;

•	The absence of any material adverse change or undisclosed liabilities;

•	The absence of material litigation involving it;

•	Compliance with ERISA; and

•	The filing of tax returns and payment of taxes.

      Kerman State Bank makes additional representations concerning the following matters:

•	The absence of any regulatory agreements affecting it;

•	The status of its insurance coverage and claims;

•	Title to its assets;

•	The status of its loan and investment portfolios;

•	Its responsibility for broker’s fees;

•	Identification of all material contracts to which it is a party;

•	Identification of all employment contracts to which it is a party, compensation arrangements, and the status of all employee benefit plans;

•	The absence of hazardous materials on any its properties;

•	The number and terms of stock options outstanding;

•	The absence of any severance arrangements that would constitute “parachute payments” under the Code; and

•	The absence of any derivatives or similar hedging instruments in its investment portfolio.

Conduct of business pending the merger

      In the merger agreement, Westamerica and Kerman State Bank make certain covenants. Each agrees to do the following:

•	Take all necessary action to complete the merger;

•	Cooperate in preparing and filing a registration statement with the SEC to register the Westamerica common stock being offered to shareholders of Kerman State Bank under this proxy statement/prospectus;

•	Cooperate in obtaining all necessary government approvals;

•	Provide each other access to their financial statements;

•	Cooperate in the preparation of any press releases; and

•	Give each other notice of a material adverse change or other event that might prevent the merger from occurring.

      In the merger agreement, Kerman State Bank agrees to the following additional actions:

•	Conduct a shareholders meeting no later than 45 days after the registration statement filed with the SEC to register the Westamerica common stock being offered to shareholders of Kerman State Bank under this proxy statement/ prospectus becomes effective;

•	Give Westamerica reasonable access to its books and records, subject to a confidentiality obligation;

•	Not create any new branches or enter into any new leases of real property;

•	Not make or approve any increase in the compensation payable or to become payable by Kerman State Bank to some of its directors, officers, employees or agents;

•	Conduct its operations in the ordinary course of business;

•	Subject to continuing fiduciary duties, not effect or agree to effect any merger or other business combination;

•	Not change its capital structure;

•	Not pay or declare any dividend;

•	Not change its accounting methods;

•	Exercise its best efforts to have all of its directors enter into noncompetition agreements;

•	Consult with Westamerica before making certain credit decisions; and

•	Continue its internal asset review process in accordance with certain specified procedures.

Conditions to completion of the merger

      Westamerica’s obligation to complete the merger is subject to satisfaction of the following conditions:

•	The representations of Kerman State Bank shall be accurate;

•	Kerman State Bank will have performed its obligations under the merger agreements;

•	Kerman State Bank will not have suffered any material adverse change since September 30, 2001;

•	Receipt of approval by the shareholders of Kerman State Bank, with the total number of shares of Kerman State Bank common stock held by persons who have dissented not exceeding 9% of the outstanding shares of Kerman State Bank common stock;

•	Receipt of an officer’s certificate signed on behalf of Kerman State Bank by its president/ chief executive officer and its chief financial officer;

•	Receipt of a customary legal opinion of Kerman State Bank’s counsel;

•	The absence of any legal impediment or burdensome condition to completion of the merger;

•	Receipt of an order from the SEC declaring the registration statement of Westamerica effective;

•	Receipt of all required consents and approvals from governmental authorities and third parties;

•	Receipt of an opinion that the merger will qualify as a tax-free reorganization under the Code;

•	Receipt of an accountant’s assurance letter from Moss Adams, LLP;

•	Receipt of Kerman State Bank’s most recently prepared unaudited financial statements not late than five business days prior to the effective date;

•	Receipt of an undertaking letter signed by certain shareholders of Kerman State Bank agreeing not to sell or transfer their Kerman State Bank shares of common stock;

•	Kerman State Bank will have shareholders’ equity equal to at least $10,161,000;

•	Kerman State Bank’s performing loans will equal or exceed $52,000,000;

•	Kerman State Bank’s non-interest bearing deposits will equal or exceed $13,800,000;

•	Kerman State Bank’s significant liabilities will not exceed $925,000;

•	Losses realized by Kerman State Bank from the sale of securities held in Kerman State Bank investment portfolios after September 30, 2001 will be reflected in Kerman State Bank’s financial statements;

•	Kerman State Bank will have satisfied all spending and other commitments required by the merger agreement;

•	Kerman State Bank will have taken all corrective action recommended by or resulting from its most recent compliance examinations;

•	Kerman State Bank will have used its best efforts to have delivered an opinion of its loan review examiner to the effect that all loan losses in excess of $25,000 have been identified on the books of Kerman State Bank;

•	Kerman State Bank will be in compliance with all requirements arising from its most recent safety and soundness examination;

•	Each director of Kerman State Bank will have signed and delivered noncompetition agreements to Westamerica within 15 days of the execution of the merger agreement; and

•	At least three days prior to the closing, Westamerica will have received a letter of resignation from each director of Kerman State Bank.

      The obligation of Kerman State Bank to complete the merger is subject to satisfaction of the following conditions:

•	The representations of Westamerica will be accurate;

•	Westamerica will have performed its obligations under the merger agreement;

•	Westamerica will not have suffered any material adverse change;

•	Receipt of an officer’s certificate signed on behalf of Westamerica by its chief financial officer;

•	Receipt of approval by the shareholders of Kerman State Bank;

•	Receipt of a customary legal opinion of Westamerica’s counsel;

•	Receipt of an order from the SEC declaring the registration statement of Westamerica effective;

•	Receipt of all required consents and approvals from governmental authorities and third parties;

•	Receipt of an opinion that the merger will qualify as a tax-free reorganization under the Code;

•	No legal impediment to the merger will have arisen, and no litigation, proceeding or investigation shall be pending or threatened before any governmental agency relating to the merger;

•	Receipt of a fairness opinion from its financial advisor which is not revoked before mailing of this proxy statement/prospectus.

•	The aggregate consideration payable to Kerman State Bank shareholders will not be less than $12,500,000; and

•	Kerman State Bank’s allowance for loan losses will not be greater than $3,900,000 as of the effective time.

Extension; waiver

      At any time prior to the closing of the merger, the parties, by action taken or authorized by each of their board of directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to it, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. To “waive” means to give up rights. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if in the form of a written instrument signed on by such party.

Termination

      The merger agreement may be terminated under the following circumstances:

•	by mutual consent of the parties’ boards of directors;

•	by either party on or after September 30, 2002, if the conditions to completion of the merger are not satisfied through no fault of the terminating party;

•	by Westamerica if on or after September 30, 2002, any conditions to completion of the merger have been fulfilled or waived by Westamerica and Kerman State Bank fails to complete the merger;

•	by Westamerica if it becomes aware of any facts or circumstances that it was not aware of on the date of the merger agreement which materially adversely affect Kerman State Bank taken as a whole or its properties, operations or financial condition;

•	by Westamerica if a materially adverse change shall occur after September 30, 2001, in the business, financial condition, results of operations or properties of Kerman State Bank taken as a whole;

•	by Westamerica if there has been failure on the part of Kerman State Bank to comply with its obligations under the merger agreement;

•	by Westamerica if Kerman State Bank enters into a transaction with someone other than Westamerica providing for the acquisition of all or a substantial part of Kerman State Bank or its assets;

•	by Westamerica if any person becomes the beneficial owner of 20% or more of the outstanding shares of Kerman State Bank or any person commences a tender offer or exchange offer to acquire 20% or more of the outstanding shares of Kerman State Bank;

•	by Westamerica if the board of directors of Westamerica determines that it would be inadvisable or inexpedient to consummate the merger by reason of any material legal impediment to the merger;

•	by Kerman State Bank if on or after September 30, 2002, any conditions to completion of the merger have been fulfilled or waived by Kerman State Bank and Westamerica fails to complete the merger, provided that Westamerica is not engaged at the time in litigation to obtain one or more governmental approvals necessary to complete the merger, in which case Westamerica will have additional time to complete that litigation and the merger;

•	by Kerman State Bank if it becomes aware of any facts or circumstances that it was not aware of on the date of the merger agreement and which materially adversely affect Westamerica taken as a whole or its properties, operations or financial condition;

•	by Kerman State Bank if a materially adverse change shall have occurred since September 30, 2001, in the business, financial condition, results of operations or properties of Westamerica taken as a whole;

•	by Kerman State Bank if there has been failure on the part of Westamerica to comply with its obligations under the merger agreement;

•	by Kerman State Bank if Westamerica enters into a transaction with someone providing for the acquisition of all or a substantial part of Westamerica or its assets which does not provide for the assumption of the merger agreement.

Expenses; liquidated damages

      Generally, each party has agreed to bear its own expenses in this transaction. However, Kerman State Bank is obligated to pay $250,000 to Westamerica if Westamerica terminates this Agreement as a result of (i) Kerman State Bank’s failure to obtain, or the revocation of, Kerman State Bank’s fairness opinion, (ii) Kerman State Bank’s failure to obtain approval of its shareholders, (iii) Kerman State Bank’s breach of a representation, warranty or obligation under the merger agreement. Westamerica shall pay Kerman State Bank a fee of $250,000 if Kerman State Bank terminates this Agreement as a result of a breach of a representation, warranty or obligation of Westamerica or Westamerica Bank under the merger agreement.

      If Kerman State Bank enters into, solicits or encourages a competing transaction, Westamerica may terminate the merger agreement and Kerman State Bank will be liable for a break-up fee of $1,500,000. If Westamerica enters into a competing transaction that precludes Westamerica from completing the merger, Kerman State Bank may terminate the merger agreement and Westamerica will be liable for a break-up fee of $1,000,000.

Amendment

      The merger agreement may be amended by the parties at any time prior to the effective time without the approval of the shareholders of Westamerica or Kerman State Bank. However, the amendment of any terms relating to the form or amount of consideration to be delivered to the Kerman State Bank shareholders requires the approval of the Kerman State Bank Shareholders.

OPERATIONS FOLLOWING THE MERGER

      Upon completion of the merger Kerman State Bank will merge with and into Westamerica Bank. Kerman State Bank’s three banking offices located in Kerman, Firebaugh and Easton will become offices of Westamerica Bank.

      Westamerica has a branch at 215 South Madera Avenue in Kerman, approximately three blocks or 0.2 miles from the main office of Kerman State Bank at 306 South Madera Avenue. Westamerica expects to consolidate its existing branch into Kerman State Bank’s main office and to consolidate Kerman State Bank’s administrative office with Westamerica’s administrative functions in other offices.

      Although we cannot assure you that any specific level of cost savings will be achieved or as to the timing thereof, Westamerica currently expects the surviving corporation to achieve certain cost savings in combined operations following completion of the merger. Westamerica expects to achieve savings through consolidation of the Kerman offices and through elimination of certain executive and back-office positions.

INFORMATION ABOUT WESTAMERICA

General

      Westamerica Bancorporation is a bank holding company registered under the Bank Holding Company Act. The company was incorporated under the laws of the State of California as “Independent Bankshares Corporation” on February 11, 1972. Its headquarters are located at 1108 Fifth Avenue, San Rafael, California 94901, telephone number (415) 257-8000. Its principal administrative offices are located at 4550 Mangels Boulevard, Fairfield, California 94585-1200, and its telephone number is (707) 863-8000. Westamerica provides a full range of banking services to individual and corporate customers in Northern and Central California through its subsidiary bank, Westamerica Bank. The principal communities served are located in Northern and Central California, from Mendocino, Lake, Colusa and Nevada Counties in the North to Kern county in the South. Westamerica’s strategic focus is on the banking needs of small businesses. In addition, Westamerica also owns 100 percent of the capital stock of Community Banker Services Corporation, a company engaged in providing the Company and its subsidiaries data processing services and other support functions.

      Westamerica was incorporated under the laws of the State of California in 1972 as “Independent Bankshares Corporation” pursuant to a plan of reorganization among three previously unaffiliated Northern California banks. Westamerica operated as a multi-bank holding company until mid-1983, at which time the then six subsidiary banks were merged into a single bank named Westamerica Bank and the name of the holding company was changed to Westamerica Bancorporation.

      Westamerica acquired five additional banks within its immediate market area during the early to mid 1990’s. Under the terms of the merger agreements, Westamerica issued shares of its common stock in exchange for all of the outstanding shares of the acquired institutions. The subsidiary banks acquired were merged with and into Westamerica Bank. These business combinations were accounted for as pooling-of-interests.

      In April, 1997, Westamerica acquired ValliCorp Holdings, Inc., parent company of ValliWide Bank, the largest independent bank holding company headquartered in Central California. The acquisition became effective through the issuance of shares of Westamerica’s common stock in exchange for all of the outstanding shares of ValliCorp. The business combination was accounted for as a pooling-of-interests. ValliWide Bank was merged with and into Westamerica Bank.

      In August, 2000, Westamerica acquired First Counties Bank. The acquisition was valued at approximately $19.7 million and was accounted for using the purchase accounting method. The assets and liabilities of First Counties Bank were fully merged into Westamerica Bank in September 2000. First Counties Bank had $91 million in assets and offices in Lake, Napa, and Colusa counties.

      At December 31, 2001, Westamerica had consolidated assets of approximately $3.9 billion, deposits of approximately $3.2 billion and shareholders’ equity of approximately $314 million.

Certain additional business risks

      Westamerica’s business, financial condition and operating results can be impacted by a number of factors including, but not limited to, those listed below, any one of which could cause Westamerica’s actual results to vary materially from recent results or from Westamerica’s anticipated future results.

      A portion of the loan portfolio of Westamerica is dependent on real estate. At December 31, 2001, real estate served as the principal source of collateral with respect to approximately 56 percent of Westamerica’s loan portfolio. A worsening of current economic conditions, increased economic uncertainty created by the most recent terrorist attacks on the United States and the actions taken in response, or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of the available for sale securities portfolio, as well as Westamerica’s financial condition and results of operations in general and the market value of Westamerica’s common stock. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact Westamerica’s financial condition.

      The earnings and growth of Westamerica are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. Such policies influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of Westamerica cannot be predicted. Additionally, state and federal tax policies can impact banking organizations.

      As a consequence of the extensive regulation of commercial banking activities in the United States, the business of Westamerica is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Westamerica.

      Westamerica is also subject to certain operations risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Westamerica maintains a system of internal controls to mitigate against such occurrences and maintains insurance coverage for such risks, but should such an event occur that is not prevented or detected by Westamerica’s internal controls, is not insured or is in excess of applicable insurance limits, it could have a significant adverse impact on Westamerica’s business, financial condition or results of operations.

      Shares of Westamerica common stock eligible for future sale could have a dilutive effect on the market for Westamerica common stock and could adversely affect the market price. The articles of incorporation of Westamerica authorize the issuance of 150 million shares of common stock (and two classes of one million shares each, denominated “Class B Common Stock” and “Preferred Stock”, respectively) of which approximately 34.2 million were outstanding at December 31, 2001. Pursuant to its stock option plans, at December 31, 2001, Westamerica had exercisable options outstanding for 1.6 million shares. As of December 31, 2001, 1.4 million additional shares of Westamerica common stock remained available for grants under Westamerica’s stock option plans (and stock purchase plan). Sales of substantial amounts of Westamerica common stock in the public market could adversely affect its market price of common stock.

Employees

      At December 31, 2001, the company and its subsidiaries employed 1,066 full-time equivalent staff. Employee relations are believed to be good.

Branch offices and facilities

      Westamerica’s banks are engaged in the banking business through 90 offices in 23 counties in Northern and Central California, including eleven offices each in Marin County and in Fresno County, nine in Sonoma County, seven in Napa County, six each in Solano, Kern, Stanislaus and Contra Costa Counties, five in Lake County, three each in Mendocino and Sacramento Counties, two each in Nevada, Placer, Tulare, Tuolumne and Alameda Counties, one each in San Francisco, Kings, Madera, Merced, Yolo and Colusa Counties. All offices are constructed and equipped to meet prescribed security requirements.

      The company owns 31 branch office locations and one administrative building and leases 69 offices and other facilities. Most of the leases contain multiple renewal options and provisions for rental increases, principally for changes in the cost of living index, property taxes and maintenance.

The effect of government policy on banking

      The earnings and growth of Westamerica are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. Such policies influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of Westamerica cannot be predicted. Additionally, state and federal tax policies can impact banking organizations. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of Westamerica is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Westamerica.

Regulation and supervision of bank holding companies

      The following is not intended to be an exhaustive description of the statutes and regulations applicable to Westamerica’s or the Westamerica Bank’s business. The description of statutory and regulatory provisions is qualified in its entirety by reference to the particular statutory or regulatory provisions.

      Moreover, major new legislation and other regulatory changes affecting Westamerica, Westamerica Bank, banking, and the financial services industry in general have occurred in the last several years and can be expected to occur in the future. The nature, timing and impact of new and amended laws and regulations cannot be accurately predicted.

      Westamerica is a bank holding company subject to the Bank Holding Company Act. Westamerica reports to, registers with, and may be examined by, the FRB. The FRB also has the authority to examine Westamerica’s subsidiaries. The costs of any examination by the FRB are payable by Westamerica.

      Westamerica is a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, Westamerica and Westamerica Bank are subject to examination by, and may be required to file reports with, the Commissioner.

      The FRB has significant supervisory and regulatory authority over Westamerica and its affiliates. The FRB requires Westamerica to maintain certain levels of capital. See “Capital Standards.” The FRB also has the authority to take enforcement action against any bank holding Westamerica that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the FRB. See “Prompt Corrective Action and Other Enforcement Mechanisms.” Under the Bank Holding Company Act, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over a bank, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, Westamerica is required to obtain the prior approval of the FRB before it acquires, merges or consolidates with any bank or bank holding company. Any company seeking to acquire, merge or consolidate with Westamerica also would be required to obtain the prior approval of the FRB.

      Westamerica is generally prohibited under the Bank Holding Company Act from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding Westamerica. However, a bank holding company, with the approval of the FRB, may engage, or acquire the voting shares of companies engaged, in activities that the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh the possible adverse effects associated with such activity.

      A bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that Westamerica Bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law). Banks may also merge across states lines, thereby creating interstate branches. Furthermore, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

      Under California law, (a) out-of-state banks that wish to establish a California branch office to conduct core banking business must first acquire an existing five year old California bank or industrial bank by merger or purchase, (b) California state-chartered banks are empowered to conduct various authorized branch-like activities on an agency basis through affiliated and unaffiliated insured depository institutions in California and other states and (c) the commissioner is authorized to approve an interstate acquisition or merger that would result in a deposit concentration exceeding 30% if the Commissioner finds that the transaction is consistent with public convenience and advantage. However, a state bank chartered in a state other than California may not enter California by purchasing a California branch office of a California bank or industrial bank without purchasing the entire entity or by establishing a de novo California bank.

      The FRB generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements which might adversely affect a bank holding company’s financial position. Under the FRB policy, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. See the section entitled “Restrictions on dividends and other distributions” for additional restrictions on the ability of Westamerica and Westamerica Bank to pay dividends.

      Transactions between Westamerica and Westamerica Bank are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees, which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. Westamerica may only borrow from Westamerica Bank if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, Westamerica may not sell a low-quality asset to a depository institution subsidiary. Comprehensive amendments to federal regulations governing bank holding companies and change in bank control (Regulation Y) became effective in 1997, and are intended to improve the competitiveness of bank holding companies by, among other things: (i) expanding the list of permissible nonbanking activities in which well-run bank holding companies may engage without prior FRB approval, (ii) streamlining the procedures for well-run bank holding companies to obtain approval to engage in other nonbanking activities and (iii) eliminating most of the anti-tying restrictions prescribed for bank holding companies and their nonbank subsidiaries. Amended Regulation Y also provides for a streamlined and expedited review process for bank acquisition proposals submitted by well-run bank holding companies and eliminates certain duplicative reporting requirements when there has been a further change in bank control or in bank directors or officers after an earlier approved change. These changes to Regulation Y are subject to numerous qualifications, limitations and restrictions. In order for a bank holding company to qualify as “well-run,” both it and the insured depository institutions which it controls must meet the “well capitalized” and “well managed” criteria in Regulation Y.

      To qualify as “well capitalized,” the bank holding company must, on a consolidated basis: (i) maintain a total risk-based capital ratio of 10% or greater; (ii) maintain a Tier 1 risk-based capital ratio of 6% or greater; and (iii) not be subject to any order by the FRB to meet a specified capital level. Its lead insured depository institution must be well capitalized as that term is defined in the capital adequacy regulations of the applicable bank regulator, 80% of the total risk-weighted assets held by its insured depository institutions must be held by institutions which are well capitalized, and none of its insured depository institutions may be undercapitalized.

      To qualify as “well managed”: (i) each of the bank holding company, its lead depository institution and its depository institutions holding 80% of the total risk-weighted assets of all its depository institutions at their most recent examination or review must have received a composite rating, rating for management and rating for compliance which were at least satisfactory; (ii) none of the bank holding company’s depository institutions may have received one of the two lowest composite ratings; and (iii) neither the bank holding company nor any of its depository institutions during the previous 12 months may have been subject to a formal enforcement order or action.

      On March 11, 2000, the Gramm-Leach-Bliley Act (the “GLBA”), or the Financial Services Act of 1999 became effective. The GLBA repealed provisions of the Glass-Steagall Act, which had prohibited commercial banks and securities firms from affiliating with each other and engaging in each other’s businesses. Thus, many of the barriers prohibiting affiliations between commercial banks and securities firms have been eliminated.

      The Bank Holding Company Act was also amended by the GLBA to allow new “financial holding companies” (“FHCs”) to offer banking, insurance, securities and other financial products to consumers. Specifically, the GLBA amended section 4 of the Bank Holding Company Act in order to provide for a framework for the engagement in new financial activities. A bank holding company may elect to become a FHC if all its subsidiary depository institutions are well capitalized and well managed. If these requirements are met, a bank holding company may file a certification to that effect with the FRB and declare that it elects to become a FHC. After the certification and declaration is filed, the FHC may engage either de novo or though an acquisition in any activity that has been determined by the FRB to be financial in nature or incidental to such financial activity. bank holding companies may engage in financial activities without prior notice to the FRB if those activities qualify under the new list of permissible activities in section 4(k) of the Bank Holding Company Act. However, notice must be given to the FRB within 30 days after a FHC has commenced one or more of the financial activities. Westamerica has not elected to become a FHC.

      Under the GLBA, Federal Reserve member banks, subject to various requirements, as well as national banks, are permitted to engage through “financial subsidiaries” in certain financial activities permissible for affiliates of FHCs. However, to be able to engage in such activities Westamerica Bank must also be well capitalized and well managed and have received at least a “satisfactory” rating in its most recent CRA examination. Westamerica cannot be certain of the effect of the foregoing recently enacted legislation on its business, although there is likely to be consolidation among financial services institutions and increased competition for Westamerica.

Bank supervision and regulation

      Westamerica Bank is a California state-chartered bank, is insured by the Federal Deposit Insurance Corporation (the “FDIC”) and is a member bank of the FRB. As such, Westamerica Bank is subject to regulation, supervision and regular examination by the DFI and the FRB. As a member bank of the FRB, Westamerica Bank’s primary federal regulator is the FRB. The regulations of these agencies affect most aspects of Westamerica Bank’s business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of its activities and various other requirements.

      In addition to federal banking law, Westamerica Bank is also subject to applicable provisions of California law. Under California law, Westamerica Bank is subject to various restrictions on, and requirements regarding, its operations and administration including the maintenance of branch offices and automated teller machines, capital requirements, deposits and borrowings, stockholder rights and duties, and investment and lending activities.

      California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to a state-chartered bank receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the Commissioner. The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), however, imposes limitations on the activities and equity investments of state chartered, federally insured banks. FDICIA also prohibits a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless Westamerica Bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities generally permit subsidiaries of banks, without prior specific FDIC authorization, to engage in those activities which have been approved by the FRB for bank holding companies because such activities are so closely related to banking as to be a proper incident thereto. Other activities generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

Capital standards

      The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

      In determining the capital level Westamerica Bank is required to maintain, the federal banking agencies do not, in all respects, follow generally accepted accounting principles (“GAAP”) and have special rules which have the effect of reducing the amount of capital they will recognize for purposes of determining its capital adequacy. A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items. The regulators measure risk-adjusted assets and off balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets and other adjustments. Net unrealized losses on available for sale equity securities with readily determinable fair value must be deducted in determining Tier 1 capital. For Tier 1 capital purposes, deferred tax assets which can only be realized if an institution earns sufficient taxable income in the future are limited to the amount that the institution is expected to realize within one year, or ten percent of Tier 1 capital, whichever is less. Tier 2 capital may consist of a limited amount of the allowance for loan and lease losses, term preferred stock and other types of preferred stock not qualifying as Tier 1 capital, hybrid capital instruments and mandatory convertible debt securities, term subordinated debt and certain other instruments with some characteristics of equity and limited amounts of unrealized holding gains on equity securities. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off balance sheet items of 8%, and a minimum ratio of Tier 1 capital to adjusted average risk-adjusted assets and off balance sheet items of 4%.

      In addition to the risk-based guidelines, the federal banking agencies require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total assets, referred to as the leverage capital ratio. For a banking organization rated in the highest of the five categories used to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating since a strong capital position is a significant part of the regulators’ rating. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, must be at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios which apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

      As of December 31, 2001, Westamerica’s and Westamerica Bank’s respective ratios exceeded applicable regulatory requirements. See Note 8 to the consolidated financial statements for capital ratios of Westamerica and Westamerica Bank, compared to the standards for well capitalized depository institutions and for minimum capital requirements.

      The federal banking agencies take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation is made as a part of the institution’s regular safety and soundness examination. The federal banking agencies also consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off balance sheet position) in evaluation of a bank’s capital adequacy.

Prompt corrective action and other enforcement mechanisms

      FDICIA requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

      Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

	Total	Tier 1
	Risk-Based	Risk-Based	Leverage
	Capital	Capital	Ratio

Well capitalized	10.00%	6.00%	5.00%
Adequately capitalized	8.00	4.00	4.00
Undercapitalized (less than)	8.00	4.00	4.00
Significantly undercapitalized (less than)	6.00	3.00	3.00
Critically undercapitalized
Tangible equity/total assets (less than)	2.00

      An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

      In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding Westamerica’s inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding Westamerica.

Safety and soundness standards

      FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts. The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as have the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution’s noncompliance with one or more standards.

Restrictions on dividends and other distributions

      The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

      In addition to the restrictions imposed under federal law, banks chartered under California law generally may only pay cash dividends to the extent such payments do not exceed the lesser of retained earnings of the bank or the bank’s net income for its last three fiscal years (less any distributions to shareholders during this period). In the event a bank desires to pay cash dividends in excess of such amount, the bank may pay a cash dividend with the prior approval of the Commissioner in an amount not exceeding the greatest of the bank’s retained earnings, the bank’s net income for its last fiscal year or the bank’s net income for its current fiscal year.

      The federal banking agencies also have the authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

Premiums for deposit insurance and assessments for examinations

      Westamerica Bank’s deposits are insured by the Bank Insurance Fund (“BIF”) administered by the FDIC. FDICIA established several mechanisms to increase funds to protect deposits insured by the BIF administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions which are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of insurance premiums will be.

CRA and fair lending developments

      Westamerica Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act (“CRA”) activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

Financial privacy legislation

      The GLBA, in addition to the previously described changes in permissible nonbanking activities permitted to banks, bank holding companies and FHCs, also required the federal banking agencies, among other federal regulatory agencies, to adopt regulations governing the privacy of consumer financial information. The FRB adopted such regulations with an effective date of November 13, 2000, and a date of full compliance with the regulations of July 1, 2001. Westamerica Bank is subject to the FRB’s regulations.

      The regulations impose three main requirements established by the GLBA. First, a banking organization must provide initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates, such as Westamerica. Second, banking organizations must provide annual notices of their privacy policies to their current customers. Third, banking organizations must provide a reasonable method for consumers to opt-out of disclosures to nonaffiliated third parties.

      In connection with the regulations governing the privacy of consumer financial information, the federal banking agencies, including the FRB, adopted guidelines for safeguarding confidential customer information, effective on July 1, 2001. The guidelines require banking organizations to establish an information security program to: (1) identify and assess the risks that may threaten customer information; (2) develop a written plan containing policies and procedures to manage and control these risks; (3) implement and test the plan; and (4) adjust the plan on a continuing basis to account for changes in technology, the sensitivity of customer information, and internal or external threats. The guidelines also outline the responsibilities of directors of banking organizations in overseeing the protection of customer information.

Recently enacted legislation and regulations

      On October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the USA Patriot Act. Title III of the Act is the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. It includes numerous provisions for fighting international money laundering and blocking terrorist access to the U.S. financial system. The goal of Title III is to prevent the U.S. financial system and the U.S. clearing mechanisms from being used by parties suspected of terrorism, terrorist financing and money laundering.

      The provisions of Title III of the USA Patriot Act which affect banking organizations, including Westamerica Bank, are generally set forth as amendments to the Bank Secrecy Act. These provisions relate principally to U.S. banking organizations relationships with foreign banks and with persons who are resident outside the United States. The USA Patriot Act does not immediately impose any new filing or reporting obligations for banking organizations, but does require certain additional due diligence and record keeping practices. Some requirements take effect without the issuance of regulations. Other provisions are to be implemented through regulations that will be promulgated by the U.S. Department of the Treasury (the Treasury), in consultation with the FRB and other federal financial institutions regulators.

      At this time, numerous provisions of Title III of the USA Patriot Act require implementing regulations or interpretations from the Treasury. Consequently, the effect of the USA Patriot Act on the business of Westamerica and Westamerica Bank cannot be accurately predicted at this time.

Pending legislation and regulations

      Certain pending legislative proposals include bills to permit banks to pay interest on business checking accounts, to cap consumer liability for stolen debit cards, to end certain predatory lending practices, to allow the payment of interest on reserves that financial institutions must keep with FRB and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy. A proposal to merge the FDIC’s two funds, the BIF and the Savings Association Insurance Fund, is also being discussed.

      While the effect of such proposed legislation on the business of Westamerica cannot be accurately predicted at this time, it seems likely that a significant amount of consolidating in banking industry will continue.

INFORMATION ABOUT KERMAN STATE BANK

General

      Kerman State Bank engages in the general commercial banking business in the Central San Joaquin Valley in the State of California from its headquarters banking office located at 306 South Madera Avenue, Kerman, California and its branches located at 5751 South Elm Street, Easton, California, and 1312 P Street, Firebaugh, California. Kerman State Bank is an insured bank under the Federal Deposit Insurance Act and is not a member of the FRB.

      Kerman State Bank conducts a commercial banking business which includes accepting demand, savings and time deposits and making real estate, commercial, and installment loans. Although Kerman State Bank has a diversified loan portfolio, a significant portion of its customers’ ability to repay loans is dependent upon the agricultural sector, as its customer base is centralized in one of the largest agricultural areas in the world. It is generally Kerman State Bank’s policy to fully collateralize loans; however, this is determined on an individual basis, taking into account the financial stability of each borrower. The collateral held by Kerman State Bank may include cash, equipment, accounts receivable, inventories, securities and real estate.

      At December 31, 2001, the total of Kerman State Bank’s installment and credit card loans outstanding were $1,853,181, the total of commercial loans outstanding was $12,556,091, the total of agricultural loans outstanding was $28,536,807, and the total of real estate loans outstanding was $12,556,091 (including $12,050,560 in loans secured by farmland, including farm residential and other improvements), representing 5%, 20%, 44% and 33%, respectively, of Kerman State Bank’s loan portfolio.

      The majority of Kerman State Bank’s real estate lending activities are limited to Central San Joaquin Valley farm, commercial and residential properties. Real estate secured loans are generally written at fixed rates of interest and have maturities ranging from one to seven years. Variable rate real estate loans may have longer maturities. Kerman State Bank, from time to time, makes interim construction loans to well-established contractors and/or developers who have take-out financing. Kerman State Bank generally does not do take-out loans or permanent real estate financing. However, permanent financing may be extended on income property with sufficient cash flow to support debt payments. Real estate loans are usually extended on properties at 70-80% of the cost or appraised value of the property, whichever is lowest. At December 31, 2001, Kerman State Bank’s real estate loan portfolio consisted of approximately 49% farm properties, 26% residential properties and 25% commercial properties.

      Real estate values remained relatively stable during 2001 with a slight upturn in market values for residential properties in the fourth quarter. Commercial property values also remained stable, but sales activity continued to be weak throughout the year.

      From 1999 through 2001, Kerman State Bank charged off five real estate loans in the aggregate amount of approximately $1,100,000 (in addition to charge-offs of $537,000 for non-real estate loans). Additionally, as of December 31, 2001, Kerman State Bank held three properties as other real estate owned (“OREO”), consisting mostly of real property acquired through, or in lieu of, foreclosure with an aggregate carrying value of $2,492,000.

      Kerman State Bank’s deposits are obtained from local individuals, business and farmers. Kerman State Bank historically has attracted a significant portion of its total deposits in the form of time certificates. These large deposits represent approximately 41% of the total deposits of Kerman State Bank. The vast majority of these deposits have been maintained with Kerman State Bank for many years with no appreciable evidence of volatility. Within that group of depositors are several relationships that, in aggregate may represent a concentration. Kerman State Bank monitors those relationships and factors the potential adverse effect of withdrawal into its liquidity management program. Other than jumbo deposits there are no other identified deposit segments which would have a material adverse effect on the business of Kerman State Bank.

      Kerman State Bank entertains and grants various extensions of credit to local farmers. Since raisin production is the principal crop in Kerman State Bank’s market area, Kerman State Bank’s loan portfolio contains a significant amount of loans that rely on raisin proceeds for repayment. The risks of an industry concentration is that if the particular industry suffers an economic downturn the ability to repay loans to specific borrowers within the industry may be negatively impacted. This concentration is closely monitored and the Kerman State Bank allocates within its loan loss reserve methodology a specific amount believed reasonable for additional loss potential. Also, the Kerman State Bank maintains a capital ratio percentage related to the total amount of raisin reliant loans at any given time. Other than the concentration within the raisin industry, and/or agricultural lending in general, there are no other identified loan portfolio segments, which would have a material adverse effect on the business of Kerman State Bank.

      In order to attract loan and deposit business from individuals and small businesses, Kerman State Bank maintains lobby hours from 9:00 A.M. to 4:00 P.M., Monday through Thursday and from 9:00 A.M. to 6:00 P.M. on Friday. Kerman State Bank also maintains drive-up window hours from 8:30 A.M. to 5:00 P.M., Monday through Thursday and from 8:30 A.M. to 6:00 P.M. on Friday. One automated teller machine (one walk-up) operates 24 hours per day, seven days per week, at Kerman State Bank’s headquarters banking office.

      Kerman State Bank relies substantially on local promotional activity, personal contacts by its officers, directors and employees, referrals by its shareholders, extended hours, personalized service and its reputation in the communities it serves to compete effectively.

      As of December 31, 2001, there were three operating bank offices in Kerman, California. Kerman also contains one office of a savings and loan association. Firebaugh has two operating bank offices. Easton does not contain any offices of banks or savings and loan associations. Kerman State Bank’s primary service area is oriented to small businesses and agriculture.

      The banking business in California generally, and in Kerman State Bank’s primary service area specifically, is highly competitive with respect to both loans and deposits, and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. Among the advantages such major banks have over Kerman State Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets, including loans, to regions of higher yield and demand. Such banks offer certain services such as international banking and trust services which are not offered directly by Kerman State Bank but which Kerman State Bank has offered indirectly through correspondent institutions when its customers sought these services. In addition, by virtue of their greater total capitalization, such banks have substantially higher lending limits than Kerman State Bank. Legal lending limits to an individual customer are limited to a percentage of a bank’s total capital accounts. As of December 31, 2001, Kerman State Bank’s loan limits to individual customers were approximately $1,927,270 for unsecured loans and $5,144,730 for unsecured and secured loans combined. For borrowers desiring loans in excess of Kerman State Bank’s lending limits, Kerman State Bank may, in the future, make such loans on a participation basis with its correspondent banks taking the amount of loans in excess of Kerman State Bank’s lending limits. In other cases, Kerman State Bank may refer such borrowers to larger banks or other lending institutions.

Supervision and regulation

      As a California state-licensed bank, Kerman State Bank is subject to regulation, supervision and periodic examination by the DFI and the FDIC. Kerman State Bank is not a member of the FRB, but is nevertheless subject to certain regulations of the Federal Reserve. Kerman State Bank’s deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases.

      The regulations of these state and federal bank regulatory agencies govern most aspects of the Kerman State Bank’s business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. Kerman State Bank is also subject to the requirements and restrictions of various consumer laws and regulations.

      Most of the laws and regulations described above under “Information about Westamerica — Regulation and supervision of banks,” “— Capital standards,” “Prompt corrective action and other enforcement mechanisms,” “— Safety and soundness standards,” “— Restrictions on dividends and other distributions,” “— Premiums for deposit insurance and assessments for examinations,” “— CRA and fair lending developments,” “— Financial privacy legislation,” “— Recently enacted legislation and regulations,” and “— Pending legislation and regulations” apply equally to Kerman State Bank.

      The following section summarize the application of certain statutory and regulatory provisions and proposals to Kerman State Bank and is not intended to be a complete description of these provisions and is qualified in its entirety by reference to the particular statutory or regulatory provisions discussed.

Capital adequacy requirements

      Kerman State Bank is subject to the FDIC’s regulations governing capital adequacy for nonmember banks. Additional capital requirements may be imposed on banks based on market risk.

      Set forth below are the Kerman State Bank’s risk based and leverage capital ratios as of December 31, 2001:

					To Be Well
					Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
	Actual		Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

			(Dollars in 000s)
Total capital (to risk-weighted assets)	$12,524	16.39%	$6,115	8.0%	$7,643	10.0%
Tier 1 capital (to risk-weighted assets)	11,564	15.13%	3,057	4.0%	4,586	6.0%
Leverage (to average assets)	11,564	11.24%	4,114	4.0%	5,143	5.0%

      On October 25, 2001, Kerman State Bank entered into an agreement with the FDIC and the DFI. The board of directors agreed to reduce the level of classified and non-accrual loans, develop and implement a plan with specific strategies to diversify the loan portfolio and reduce concentration of credit, revise the bank’s lending and collection policies and review the allowance for loan loss for adequacy each quarter. The FDIC and DFI also required the bank to maintain a Tier 1 leverage capital ratio of at least nine percent and not pay a dividend without prior consent of the FDIC and DFI. Management believes that they have complied with the provisions of the agreement. The FDIC and DFI terminated the agreement on March 14, 2002.

Activities of subsidiaries of state non-member banks

      In January 2001, the FDIC adopted final regulations implementing Section 121 of Title I, regarding permissible activities and investments of insured state banks. The regulations, in the form of amendments to Part 362 of the FDIC rules and regulations, provide the framework for subsidiaries of state nonmember banks to engage in financial activities that the GLBA permits national banks to conduct through a financial subsidiary. The regulations require that prior to commencing such financial activities, a state nonmember bank must notify the FDIC of its intent to do so, and must certify that it is well-managed and that it and all of its subsidiary insured depository institutions are well-capitalized after deducting its investment in the new subsidiary. Furthermore, the regulations require that the notifying bank must, and must continue to, (i) disclose the capital deduction in published financial statements, and (ii) comply with sections 23A and 23B of the Federal Reserve Act and (iii) comply with all required financial and operational safeguards.

      Activities permissible for financial subsidiaries of national banks, and pursuant to Section 362 of the FDIC rules and regulations are permissible for financial subsidiaries of state nonmember banks, include, but are not limited to, the following: (a) Lending, exchanging, transferring, investing for others, or safeguarding money or securities; (b) Insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker for purposes of the foregoing, in any State; (c) Providing financial, investment, or economic advisory services, including advising an investment company; (d) Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly; and, (e) Underwriting, dealing in, or making a market in securities.

      Additionally, the FDIC, pursuant to authority granted under Section 24 of the FDI Act, has the authority to approve applications from state nonmember banks to engage in activities that are prohibited to national banks and their financial subsidiaries.

Privacy

      As required under Title V of the GLBA, federal banking regulators issued final rules on May 10, 2000 to implement the privacy provisions of Title V. Pursuant to the rules, financial institutions must provide (i) initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates; (ii) annual notices of their privacy policies to current customers; and (iii) a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties.

      Compliance with the rules was optional until July 1, 2001. As of July 1, 2001 Kerman State Bank was in compliance with the privacy provisions of the GLBA and the implementing regulations promulgated by the FDIC.

Safeguarding confidential customer information

      In compliance with federal guidelines under GLBA, Kerman State Bank implemented a security program appropriate to its size and complexity and the nature and scope of its operations in advance of the July 1, 2001 effective date.

CRA sunshine requirements

      In February 2001, the federal banking agencies adopted final regulations implementing Section 711 of Title 7, the CRA Sunshine Requirements. The regulations require non-governmental entities or persons and insured depository institutions and affiliates that are parties to written agreements made in connection with the fulfillment of the institution’s CRA obligations to make available to the public and the federal banking agencies a copy of each such agreement. The regulations impose annual reporting requirements concerning the disbursement, receipt and use of funds or other resources under each such agreement. The effective date of the regulations was April 1, 2001.

      Kerman State Bank is not a party to any agreement that would be subject of reporting pursuant to the CRA Sunshine Requirements.

      Kerman State Bank intends to comply with all provisions of the GLBA and all implementing regulations as they become effective.

USA Patriot Act

      As part of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”), signed into law on October 26, 2001, Congress adopted the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”). IMLAFATA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, or other financial institutions. These measures may include enhanced record keeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions. Covered financial institutions also are barred from dealing with foreign “shell” banks. In addition, IMLAFATA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours.

      Treasury regulations implementing the due diligence requirements must be issued no later than April 24, 2002. Whether or not regulations are adopted, the law becomes effective July 23, 2002. Additional regulations are to be adopted during 2002 to implement minimum standards to verify customer identity, to encourage cooperation among financial institutions, federal banking agencies, and law enforcement authorities regarding possible money laundering or terrorist activities, to prohibit the anonymous use of “concentration accounts,” and to require all covered financial institutions to have in place a Bank Secrecy Act compliance program. IMLAFATA also amends the Bank Holding Company Act and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.

      Kerman State Bank has in place a Bank Secrecy Act compliance program, and it engages in very few transactions of any kind with foreign financial institutions or foreign persons.

Consumer protection laws and regulations

      Bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. Kerman State Bank is subject to many federal consumer protection statutes and regulations, including the CRA, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Housing Act, the Home Mortgage Disclosure Act and the Real Estate Settlement Procedures Act. Penalties under these laws may include fines, reimbursements and other penalties. Due to heightened regulatory concern related to compliance with these and other statutes generally, Kerman State Bank may incur additional compliance costs or be required to expend additional funds for investments in its local community.

Other legislation

      Other legislation has been or may be proposed to the United States Congress and the California Legislature and regulations which may be proposed by the FDIC, the DFI and the Federal Reserve may affect the business of the Bank. It cannot be predicted whether any pending or proposed legislation or regulations will be adopted or the effect such legislation or regulations may have upon the business of the Bank.

Other information

      Kerman State Bank holds no material patents, trademarks, licenses, franchises or concessions. No expenditures have been made by the Bank, during the last two fiscal years, on material research activities relating to the development of services or the improvement of existing services.

      Based upon present business activities, compliance with federal, state and local provisions regulating discharge of materials into the environment will have no material effects upon the capital expenditures, earnings and competitive position of the Bank.

      Kerman State Bank employed 47 full-time employees and six part-time employees as of December 31, 2001.

      Kerman State Bank’s business is related to the agricultural seasons and cycles. Kerman State Bank intends to continue with the same basic commercial banking activities that have characterized Kerman State Bank’s operations since its inception.

Premises

      Kerman State Bank maintains a headquarters banking office located at 306 South Madera Avenue, Kerman, California and branches located at 5751 South Elm Street, Easton California and 1312 P Street, Firebaugh, California. An administrative office is located at 426 South Madera Avenue in Kerman, California.

      The Kerman State Bank’s main office is owned and consists of a two-story facility. This is a full service office providing products and services for deposit customers with walk-up, drive-up and ATM services. Safe deposit boxes are available for rent. It also houses loan officers who attend to the customer’s loan related needs.

      The administrative building provides an area for employees who perform non-customer contact functions and services. This includes internal accounting and auditing functions.

      The Easton office is leased on a month to month basis. It is a full service facility including deposits, loans and ATM services.

      The Firebaugh office building is owned, but the land is leased. This is also a full service office, accommodating deposits, loans and has an ATM for automated transactions.

Legal Proceedings

      In the normal course of business, Kerman State Bank is occasionally made a party to actions seeking to recover damages from the Bank. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Kerman State Bank’s financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF KERMAN STATE BANK

      Certain matters discussed or incorporated by reference in this proxy statement/ prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forwarded-looking statements. Such risks and uncertainties include, but are not limited to; those described in “Information about Kerman State Bank.” Therefore, the information set forth therein should be carefully considered when evaluating the business prospects of Kerman State Bank.

      Management’s discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to Kerman State Bank’s financial condition, results of operations, liquidity and capital resources as reflected in the financial statements as of and for the years ended December 31, 2001 and 2000. This analysis and the accompanying selected statistical information should be read in conjunction with the financial statements and notes thereto included in this Proxy Statement/ Prospectus.

RESULT OF OPERATIONS

Summary

      For the year ended December 31, 2001, Kerman State Bank reported net income of $981,000 or $0.69 per share (basic and diluted) as compared to $989,000 or $.68 per share (basic and diluted) for the year ended December 31, 2000. Kerman State Bank’s net interest income was $4,805,000 for 2001 as compared to $5,144,000 in 2000. However, the decrease in net interest income was offset by a decrease in the provision for loan losses of $295,000. Other income and expense increased $64,000 and $37,000 or 6.9% and 0.9%, respectively.

      Total assets at December 31, 2001 were $105.3 million, representing a 7.5% decrease over total assets of $113.8 million at December 31, 2000. This decrease was primarily due to the decrease in the net loan portfolio of $12.7 million and a decrease in securities of $4.4 million, which were offset by an increase in cash and cash equivalents of $8.3 million. The delay in setting a price for the 2000 raisin crop prevented the annual raisin production loans from being paid off, resulting in a greater than normal portfolio balance at the year ended 2000.

      Total deposits at December 31, 2001 were $92.9 million representing an 8.6% decrease in overall deposits from $101.6 million at December 31, 2000. The net decrease in interest bearing deposits of $6.4 was primarily due to the raisin industry not settling on a price at the end of 2000. This event reduced the usual amount of annual deposits from crop proceeds. Likewise, without payments for the delivered raisins, borrowers withdrew funds to use for cultural costs associated with the upcoming production year.

      Kerman State Bank’s primary capital resource is shareholders’ equity, which increased $841,000 in 2001 which is a result of net income of $981,000, unrealized gain on securities of $104,000 less the repurchase of 33,411 shares for $244,000.

      For the year ended December 31, 2000, Kerman State Bank reported net income of $989,000 or $0.68 per share (basic and diluted). Net income increased $70,000 in 2000, representing an increase 7.6% from the net income of $919,000 in 1999. Total assets at December 31, 2000 were $113.8 million, representing a 7.0% increase over total assets of $106.3 million at December 31, 1999. This increase was primarily due to an increase in net loans of $11.2 million.

      Total deposits at December 31, 2000 were $101.6 million representing a 6.1% increase in overall deposits of $95.7 million at December 31, 1999.

Net interest income

      Interest income represents interest earned by Kerman State Bank on its portfolio of loans and investment securities. Interest expense represents interest paid to Kerman State Bank depositors, and on borrowings from the Federal Home Loan Bank, as well as the temporary borrowings of Fed Funds on an occasional overnight basis. Net interest income is the difference between interest income and fees derived from loans and other earning assets and the interest paid on deposits and other interest-bearing liabilities. The volume of loans and deposits and interest-rate fluctuations resulting from various economic conditions may significantly affect net interest income.

      Net interest income of $4.8 million in 2001 decreased by 6.6% from net interest income of $5.1 million in 2000. The prime rate at the beginning of 2001 was 9.5% and after eleven rate cuts during the year the prime rate at December 31, 2001 was 4.75%. Total interest income and total interest expense in 2001 decreased $2.1 million and $1.7 million or 22% and 39%, respectively. The primary cause for the decrease was the reduction in the prime rate as discussed earlier and the absence of 2001 borrowings from the FHLB for peak season loan demand.

      Net interest income in 2000 increased by 11.4% from net interest income of $4.6 million in 1999 to $5.1 million in 2000, primarily due to the late settlement of a final raisin price for the 2000-year crop and an increase in the prime rate during 2000. Interest expense in 2000 increased $1.3 million. This increase was due to increased customer deposits and borrowings from the FHLB to supplement the peak season agricultural loan demand.

Distribution of average assets, liabilities, and shareholders’ equity:

interest rates and interest differential

      The following table sets forth average daily balances of assets, liabilities, and shareholders’ equity during 2001 and 2000 along with total interest income earned and expense paid, and the average yields earned or rates paid thereon and the net interest margin for the years ended December 31, 2001 and 2000.

	December 31, 2001			December 31, 2000			December 31, 1999

	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Loans(1)(2)	$68,844	$6,115	8.88%	$70,610	$7,500	10.62%	$63,698	$6,175	9.69%
Investment securities:
Taxable	15,748	956	6.07%	22,402	1,489	6.65%	18,703	1,084	5.80%
Non-taxable(3)	1,421	72	5.07%	1,666	80	4.80%	1,856	106	5.71%

Total loans and investment securities	86,013	7,143	8.30%	94,678	9,069	9.58%	84,257	7,365	8.74%
Due from banks, time	134	8	5.97%	194	12	6.19%	294	17	5.78%
Federal funds sold	8,634	344	3.98%	8,019	492	6.14%	8,634	360	4.17%

Total earning assets	$94,781	$7,495	7.91%	$102,891	$9,573	9.30%	$93,185	$7,742	8.31%

Cash and due from banks	6,230			6,408			6,244
Allowance for loan losses	(1,351)			(1,197)			(1,310)
Premises and equipment, net	840			860			2,453
Accrued interest receivable and other assets	5,350			5,440			2,816

Total assets	$105,850			$114,402			$103,388

Liabilities and shareholders’ equity
Deposits:
Interest bearing demand	$13,562	$213	1.57%	$14,756	$261	1.77%	$15,609	$268	1.72%
Savings	5,041	90	1.79%	5,303	111	2.09%	4,765	99	2.08%
Time	59,576	2,387	4.01%	61,793	3,717	6.02%	56,161	2,704	4.81%

Total deposits	78,179	2,690	3.44%	81,852	4,089	5.00%	76,535	3,071	4.01%
Borrowings				4,986	340	6.82%	968	56	5.79%
Total interest bearing liabilities	$78,179	$2,690	3.44%	$86,838	$4,429	5.10%	$77,503	$3,127	4.03%
Noninterest bearing DDA	15,561			16,171			15,836
Accrued interest payable and other liabilities	1,046			550			489
Shareholders’ equity	11,064			10,843			9,560

Total liabilities and Shareholders’ equity	$105,850			$114,402			$103,388

Net interest income		$4,805			$5,144			$4,615

Net interest income to Average earning assets (Net Interest Margin(4))		5.07%			5.00%				4.95%

(1)	Average loans include nonaccrual loans.

(2)	Loan interest income includes loan fee income of $250,000 in 2001 and $204,000 in 2000.

(3)	Applicable nontaxable securities yields have not been calculated on a tax-equivalent basis because they are not material to Kerman State Bank’s results of operations.

(4)	Net interest margin is calculated by dividing net interest income by the average balance of total earning assets for the applicable year.

      As shown in Table 1, Kerman State Bank’s net interest margin for 2001 increased to 5.07% at December 31, 2001 from 5.00% at December 31, 2000, an increase of 7 basis points due to an increase of fixed rate loans which were initiated in 1999. This allowed Kerman State Bank to earn a greater return in 2001 as interest expense was lower in 2001 because of the market rate decreases in 2001.

      The net interest margin for 2000 was 5 basis points higher than the net interest margin of 4.95% in 1999. This was the direct result of the raisin industry not settling on a price for the 2000 raisin crop. Since growers did not receive proceeds from their delivered crop, these raisin related financed credits remained opened through year end, thus generating a greater amount of interest income then normal.

Rate and volume analysis

      The following table sets forth a summary of the changes in interest earned and interest paid in December 31, 2001 over 2000, and December 31, 2000 over 1999. The change resulting from growth in each asset or liability category is expressed as a volume change and changes resulting primarily from changes in rates is expressed as a rate change. The change in interest due to both rate and volume has been allocated in proportion to the relationship of absolute dollar amounts of change in each.

	2001 Over 2000			2000 Over 1999

	Volume	Rate	Total	Volume	Rate	Total

	(Dollars in 000s)
Increase (decrease) In Interest and Fee Income
Time Deposits With Other Financial Institutions	$(4)	$0	$(4)	$(6)	$1	$(5)
Investment securities:
Taxable	(413)	(120)	(533)	229	176	405
Non-taxable	(12)	4	(8)	(11)	(15)	(26)
Federal funds sold	35	(183)	(148)	(27)	159	132
Loans	(184)	(1,201)	(1,385)	685	640	1,325

Total interest and fee income	(578)	(1,500)	(2,078)	870	961	1,831
Increase (Decrease) In Interest Expense
Deposits:
Interest bearing transaction accounts	(20)	(28)	(48)	(14)	7	(7)
Savings	(5)	(16)	(21)	12	—	12
Time deposits	(129)	(1,201)	(1,330)	356	657	1,013

Total deposits	(154)	(1,245)	(1,399)	354	664	1,018
Borrowings	(170)	(170)	(340)	233	51	284

Total interest expense	(324)	(1,415)	(1,739)	587	715	1,302

Net interest income	$(254)	$(85)	$(339)	$283	$246	$529

      During 2001, total interest income decreased $2.1 million or 21% as compared to 2000. Of this decrease, $1.5 million or 72% was related to the drop in interest rates and $578,000 or 28% was related to a decrease in interest earning assets.

      During 2001, total interest expense decreased $1.7 million or 39% as compared to 2000. Of this decrease, $1.4 million or 81% was related to the drop in interest rates and $324,000 or 19% was related to a decline in customer deposits and borrowings from the Federal Home Loan Bank.

      During 2000, total interest income increased $1.8 million or 23% as compared to 1999. Of this increase, $870,000 or 48% was related to the increase in volume of average earning assets in 2000 as compared to 1999 and $961,000 or 52% was related to interest rates.

      During 2000, total interest expense increased $1.3 million or 42% from 1999. Of this increase, $587,000 or 45% was related to the volume of average interest-bearing deposits and borrowings in 2000 compared to 1999 and $715,000 or 55% was related to interest rates.

Non-interest income

      Non-interest income consists primarily of service charges and other fees earned on services provided to Kerman State Bank’s customers. Total non-interest income for the year ended December 31, 2001 was $998,000, an increase of $64,000 and 7% compared to the same period in 2000. The increase was primarily the result of increased fees collected from customers for services charges and NSF charges, which totaled $752,000 in 2001. This represents an increase of $87,000 and 13% greater from 2000.

      Non-interest income was $934,000 for the year ended December 31, 2000, which was $74,000 or 9% greater than the same period in 1999. The increase was primarily the result of increased fees collected from service charges and NSF charges of $665,000 in 1999. This represents an increase of $81,000 or 14% from 1999.

Non-interest expense

      Non-interest expense was $4,005,000 for the year ended December 31, 2001, which was $37,000 or 0.9% greater than the same period in 2000. The increase was primarily due to salaries and wages increasing $226,000 or 15.8% in 2001. Personnel were added to accommodate increased supervision and restructuring of the loan production process and related functions along with the payment of a $60,000 bonus to loan department employees for meeting specific year-end loan goals. The increase in salaries and wages was offset by a decrease in other real estate expenses of $262,000 or 44% in 2001 compared to 2000. Other operating expenses were up $133,000 for the year ended December 31, 2001 or 20% primarily due to an increase of $30,000 in legal and professional fees associated with merger activities, $31,000 for stationery and supplies and $75,000 for other miscellaneous expenses. The increase in miscellaneous expenses was due to a $45,000 settlement for a life insurance policy on the former CEO, an increase in FRB service charges and fuel surcharge increase for armored car services.

      Non-interest expense for 2000 was $3,968,000 which was $409,000 or 11% greater than the same period in 1999. Of this amount, $386,000 was the result of a write-down of foreclosed assets to estimated fair value. These assets were purchased to protect Kerman State Bank’s security interest on a nonperforming loan.

Investment portfolio

      The following tables show the book value of investment securities as of December 31, 2001, 2000, and December 31, 1999, and a summary of the maturities and weighted average yields of investment securities as of December 31, 2001.

Carrying Value as of December 31:

	Available-for-Sale

	2001	2000	1999

	(In 000s)
Securities of the U. S. Treasury and government agencies	$15,400	$19,680	$22,182
Municipal securities	1,425	1,520	1,719

Total	$16,825	$21,200	$23,901

Maturity and Weighted Average Yield of Investment Securities

as of December 31, 2001

			After One		After Five
	In One Year		through		through		After
	or Less		Five Years		Ten Years		Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in 000s)
Available for sale securities:
Securities of the US Treasury and other US government agencies	$2,521	7.08%	$1,000	7.25%			$11,879	5.97%	$15,400	6.03%
Municipal securities(1)	254	6.49%	529	5.80%	$642	7.10%			1,425	6.46%

Total	$2,775	7.03%	$1,529	6.75%	$642	7.10%	$11,879	5.97%	$16,825	6.20%

(1)	Yields shown are not computed on a tax equivalent basis.

      Investment securities decreased $4.4 million or 20% at December 31, 2001 compared to December 31, 2000. The decrease was the result of issuers exercising their rights to call these securities due to the decrease in market interest rates.

      Investment securities decreased $2.7 million or 11% at December 31, 2000 compared to December 31, 1999. The decrease was due to Kerman State Bank using the proceeds from sales and maturities during the year to help fund loan growth and demand.

Loan portfolio

      The composition of the loan portfolio as of December 31, 2001 and 2000 is summarized in the table below.

	2001	2000

	(In 000s)
Agricultural loans	$28,537	$34,317
Commercial loans	12,556	12,436
Real estate loans mortgage loans	21,275	27,388
Installment loans	1,853	2,783
LESS:
Deferred loan fees and costs	7	18
Allowance for loan losses	1,298	1,260

Total	$62,916	$75,646

Agricultural loans

      Agricultural loans are extensions of credit to provide operating funds, injections of capital, purchases of equipment or other purposes relating to the production and harvest of farm crops, livestock, dairy and/or other agricultural related needs. The collateral held by Kerman State Bank for these loans is generally crops, equipment and real estate. These credits generally mature within one year.

Commercial loans

      Commercial loans are credits made for funding a business need of a retail, wholesale, service, professional, manufacturing, municipality or other government agency or business. The funds are generally used for operating expenses, purchasing inventory, and carrying accounts receivable and working capital.

Real estate mortgage loans

      Real estate loans are those loans made to provide funding for land purchases and development, construction or purchase of residential, business, industrial or other real property. The collateral held by Kerman State Bank for these types of loans is generally the related real estate. The typical terms of these loans are to either to fully amortize within fifteen to thirty years or payments due over five years with a balloon at balloon at maturity. Construction loans are usually extended for a period of six months.

Installment loans

      Installment loans are consumer credits made for the various needs of the individual consumer. They may include the purchase of personal transportation or recreational vehicles, personal lines of credit, home equity loans or lines and unsecured loans for personal purposes. These loans generally mature within one year to five years. The collateral taken by Kerman State Bank is usually the purchase being financed.

Loan maturities and sensitivity to changes in interest rates

      The following table shows maturity distribution of loans and sensitivity in interest rates as of December 31, 2001.

		After
	In One Year	One through	After
	or Less	Five Years	Five Years	Total

	(In 000s)
Agricultural loans	$22,270	$6,145	$122	$28,537
Commercial loans	7,336	4,472	748	12,556
Real estate loans mortgage loans	5,066	15,223	986	21,275
Installment loans	539	968	346	1,853

Total	$35,211	$26,808	$2,202	$64,221

Loans with fixed interest rates	$4,892	$14,445	$542	$19,879
Loans with floating interest rates	30,319	12,363	1,660	$44,342

Total	$35,211	$26,808	$2,202	$64,221

Provision for loan losses

      The provision for loan losses corresponds to the level of the allowance for loan losses that management deems adequate to provide for probable losses in the portfolio. The balance in the allowance for loan loss reflects the amount which, in management’s judgment, is adequate to provide for these probable losses after weighting the mix of the loan portfolio, current economic conditions, past loan experience and such other factors as deserve recognition in estimating loan losses.

      Management allocated $295,000 as a provision for loan losses in 2001 compared to $590,000 in 2000. The reduction of $295,000 in the provision from 2001 and 2000 was primarily the result of the changes in the level of charged off loans, which totaled $312,000 in 2001 compared to $746,000 in 2000. Although the level of classified assets at the beginning of 2001 increased, measures were taken to cure a majority of the classified items before year-end.

      Kerman State Bank establishes the total amount of its allowance for loan losses by considering a variety of factors. Management establishes a risk rating for each loan based upon an analysis of customary underwriting criteria. An allowance is allocated on a percentage basis for the total loan volume for each risk-rating category. For individual loans that are considered as substandard quality, a through analysis is performed on each identified loan and a specific loan loss allocation is assigned primarily based on an estimate of the fair market valuation of collateral held as security for loan repayment.

      In addition to the above factors, Kerman State Bank considers and allocates reserves based on any portfolio lending concentrations, trends in delinquency, local and regional economic factors, interest rate environment and certain special considerations that may currently exist. This process is completed at least quarterly. After calculating the total amount of allocation necessary, additions to Kerman State Bank’s allowance for loan loss are funded if required.

      Kerman State Bank does not allocate its allowance for loan losses among loan categories.

Summary of loan loss experience

      As a natural corollary to Kerman State Bank’s lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To some extent, the degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. Kerman State Bank attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

      Kerman State Bank maintains a program to systematically review its existing loan portfolio. Loans are graded based on their overall quality. Those loans which management determines require further monitoring and supervision are segregated and reviewed on a periodic basis. Loans for which it is probable that all amounts due (including principal and interest) will not be collected according to the contractual terms of the loan agreement are considered to be impaired. In addition, when principal or interest on a loan is past due 90 days or more, such loan is placed on non-accrual status unless the loan is both well secured and in the process of collection. Loans that are placed on non-accrual status are considered impaired. The recorded investment in impaired loans totaled $2.6 million at December 31, 2001 and $2.9 million at December 31, 2000. If these loans had been performing as agreed, interest income of $287,000 and $365,000 would have been recognized for 2001 and 2000, respectively.

      Kerman State Bank charges off that portion of any loan which management or bank examiners consider representing a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower’s financial condition and general economic conditions in the borrower’s industry. The principal amount of any loan classified as a loss is charged against Kerman State Bank’s allowance for loan losses.

      The following table provides a summary of Kerman State Bank’s loan loss experience as of December 31, 2001, and 2000.

	December 31,

	2001	2000

	(Dollars in 000s)
Average loans for the period	$68,844	$70,610

Loans outstanding at end of period	64,221	76,924

Allowance for Loan Losses
Balance, beginning of period	1,260	1,415
Less loans charged off:
Real estate loans	212	342
Commercial loans	27	362
Installment loans	73	42
Total loans charged off	312	746
Recoveries:
Real estate loans	0	0
Commercial loans	20	0
Installment loans	35	1
Total recoveries	55	1
Net loans charged off	257	745
Provision for loan losses	295	590

Balance, end of period	$1,298	$1,260

Net loans charged off to average loans by types:
Real estate loans	.89%	1.32%
Commercial loans	.02%	.86%
Installment loans	1.68%	1.41%
Net losses to average loans outstanding	.37%	1.06%

Nonperforming assets

      The following table sets forth the amount of Kerman State Bank’s nonperforming assets as of the dates indicated:

	December 31,

	2001	2000

	(Dollars in 000s)
Nonaccrual loans	$2,577	$2,931
Accruing loans past due 90 days or more	0	0
Restructured loans	0	0

Total nonperforming loans	$2,577	$2,931
Real estate owned	2,492	0

Total nonperforming assets	5,069	2,931

      Loans are placed in a non-accrual status and any accrued but unpaid interest income is reversed and charged against income when the payment of interest or principal is ninety (90) days or more past due; or in the opinion of management the collectability of any portion of principal or interest is considered doubtful. Non-accrual loans at both December 31, 2001 and 2000 constituted approximately 4% of total gross loans.

Loans are placed on non-accrual regardless of the fact Kerman State Bank may ultimately recover all or a portion of the principal and interest due. The classification of a loan as a non-accrual is not necessarily indicative of a potential charge-off. Management of Kerman State Bank believe its procedures for administering and reviewing its loan portfolio are effective in identifying loans where significant problems exist. At December 31, 2001, and 2000 there were no restructured loans. Management believes all loans as of December 31, 2001 are collectable.

      Loans for which accrual of interest has been discontinued amounted to $2.6 million at December 31, 2001 and are included in loan totals on the balance sheet. If interest on these loans had been accrued such income would have approximated $287,000. Any payments on these loans will be applied to principal until the loan is removed from non-accrual status. At December 31, 2001, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual.

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the carrying amount or fair value at the date of foreclosure. After foreclosure, management periodically performs valuations. Any subsequent revisions in estimated fair value less costs to sell are reported as adjustments to the carrying amount of the real estate provided the adjusted carrying amount does not exceed the original carrying amount at the date of foreclosure. Revenue and expenses from operations and changes in the valuation allowance are included in other operating expenses.

      At December 31, 2001 Kerman State Bank held approximately $2.6 million in foreclosed real estate. During the year, Kerman State Bank foreclosed on properties held as collateral for agricultural related loans. The weakening economy and the depressed raisin industry impaired the borrowers’ abilities to service these loans. Kerman State Bank incurred approximately $330,000 in expenses related to these properties during 2001.

      On October 25, 2001, Kerman State Bank entered into an agreement with the FDIC and the DFI. The Board of Directors agreed to reduce the level of classified and non-accrual loans, develop and implement a plan with specific strategies to diversify the loan portfolio and reduce a concentration of credits within the raisin industry, revise Kerman State Bank’s lending and collection policies and review the allowance for loan loss reserve for adequacy each calendar quarter. The FDIC and DFI also required Kerman State Bank to maintain a Tier 1 Leverage Capital ratio of at least nine percent and restricted any dividend payment without prior consent of the FDIC and DFI.

      On March 14, 2002, Kerman State Bank was notified by the FDIC that based on Kerman State Bank’s substantive compliance with each item in the agreement and the overall improved financial condition and operating results of Kerman State Bank, the agreement was terminated and no longer in effect.

Deposits

      The following table sets forth the maturity of time certificates of deposit of $100,000 or more at December 31, 2001 and 2000.

	2001

			2000

	)
	(Dollars in 000s
3 Months or Less	$16,898	44%	$23,112	52%
Over 3 through 6 Months	19,132	50%	20,684	47%
Over 6 Months through 12 Months	1,619	4%	638	1%
Over 12 Months	612	2%	0	0%

Total	$38,261	100%	$44,434	100%

Borrowings

      The following table sets forth the annual average borrowing from the Federal Home Loan Bank of San Francisco during the respective periods.

2001	2000	1999

(Dollars in 000)
$0	$4,986	$986

      There were no short-term borrowings outstanding at either December 31, 2001 or 2000. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (“FHLB”). Kerman State Bank maintains a collateralized line of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2001, this line provided for maximum borrowings of approximately $7,843,000. Kerman State Bank also has available unused lines of credit totaling $1,000,000 for Federal funds transactions at December 31, 2001.

Return on equity and assets

      The following sets forth key ratios for the years ending December 31, 2001, and 2000.

	2001	2000

Net income as a percentage of average assets	.93%	.86%
Net income as a percentage of average equity	8.87%	9.12%
Average equity as a percentage of average assets	10.45%	9.48%
Dividends declared per share as a percentage of net income per share	0%	29.52%

Liquidity management

      Management has established, and the board of directors has approved policies and guidelines for investments and liquidity of Kerman State Bank. These policies include an investment policy, an interest rate risk policy and an asset/liability policy. The goals of these policies are to provide liquidity to meet the financial requirements of Kerman State Bank’s customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Kerman State Bank.

      Kerman State Bank continued to manage its cash position in a way, which avoids reliance on short-term borrowings or brokered deposits. Concentrations of deposits from any one source are also avoided. The liquidity ratio of net loans to total deposits was 67.74% at December 31, 2001 and 74.47% at December 31, 2000. At December 31, 2001, 31.51% of total assets were represented by liquid assets, i.e., cash and due from banks, federal funds sold, money market funds and investment securities not pledged to secure public deposits, compared to 25.66% in 2000.

      Management regularly reviews general economic and financial conditions, both external and internal, and determines whether the positions taken with respect to liquidity and interest rate sensitivity continue to be appropriate. Kerman State Bank also utilizes a monthly “Gap” report that identifies rate sensitivity over the short-and long-term.

Quantitative and qualitative disclosures about market risk

      Market risk is the risk of loss from adverse changes in market prices and rates. Kerman State Bank’s market risk arises primarily from interest rate risk inherent in its loan and deposit functions and management actively monitors and manages this interest rate risk exposure. Kerman State Bank does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Kerman State Bank has a negative gap for time periods from three months up to one year. In addition, Kerman State Bank uses interest rate shock simulations to estimate the effect of certain hypothetical rate changes. Based upon Kerman State Bank’s shock simulations, net interest income is expected to marginally decline with increasing rates and increase with declining rates.

      Kerman State Bank’s overall cumulative positive gap is the result of the majority of loans held in the portfolio having longer maturity dates. On the liability side, the majority of the Kerman State Bank’s time deposits have average terms of approximately four months while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the within three months category because they do not have a contractual maturity date.

      Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its negative gap position. Kerman State Bank has reduced interest rates on time deposits and focused on increasing noninterest-bearing deposits and floating rate loans. In addition, Kerman State Bank holds approximately one-half of its investments in the available-for-sale category in order to maintain flexibility in matching its investments with repricing changes which occur in its liabilities.

      The following table sets forth the distribution of repricing opportunities of Kerman State Bank’s interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 2001. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Kerman State Bank.

      The following table sets forth the distribution of repricing opportunities, based on contractual terms, of the Company’s earning assets and interest-bearing liabilities at December 31, 2001, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e. interest rate gap divided by interest rate sensitive assets) and the cumulative interest rate sensitivity gap ratio.

Distribution of Repricing Opportunities

	December 31, 2001

			After	After One
		After 3	6 Months	Year but
	Within 3	but Within	but Within	Within	After Five
	Months	6 Months	One Year	Five Years	Years	Total

	(Dollars in 000s)
Federal funds sold	$12,105	$	$	$	$	$12,105
Interest bearing deposits in other banks				99		99
Agency securities	2,106	221	441	11,328	2,729	16,825
Loans	40,332	6,384	708	15,492		62,916

Total earning assets	54,543	6,605	1,149	26,919	2,729	91,945
Interest checking, money market and savings	21,446					21,446
Certificates of deposit:
Less than $100,000	7,719	4,694	1,717	98		14,228
More than $100,000	19,128	19,133				38,261

Total interest-bearing liabilities	48,293	23,827	1,717	98		73,935
Interest rate gap	(6,250)	(17,222)	(568)	26,821	2,729	18,010
Cumulative interest rate gap	(6,250)	(10,972)	(11,540)	15,281	18,010
Interest rate gap ratio	(5.90)%	(16.27)%	(.54)%	25.34%	2.58%
Cumulative interest rate gap ratio	(5.90)%	(10.37)%	(10.90)%	14.44%	17.01%

      Based on the contractual terms of its assets and liabilities, Kerman State Bank is currently liability sensitive in terms of its short-term exposure to interest rates. In other words, Kerman State Bank’s liabilities reprice faster than its assets.

Capital resources

      The current and projected capital position of Kerman State Bank and the impact of capital plans and long term strategies are reviewed regularly by management. Kerman State Bank’s capital position represents the level of capital available to support continued operations and expansions.

      Kerman State Bank’s board of directors obtained regulatory approval to buy back a maximum of 50,000 shares of its common stock at its market price not to exceed $7.33 per share. During 2001 Kerman State Bank purchased 33,411 shares of common stock at a range of $7.25 to $7.33 a share for a total of $244,355.

      Kerman State Bank’s primary capital resource is shareholders’ equity, which increased $841,000 in 2001 and is a result of net income of $981,000, unrealized gain on securities of $104,000 less the repurchase of 33,411 shares for $244,000.

      Kerman State Bank’s regulatory capital ratios as of December 31, 2001 are shown above in the section entitled “Information about Kerman State Bank-Capital adequacy requirements.”

MARKET PRICE AND DIVIDEND INFORMATION

Market quotations

      Westamerica’s common stock is traded on the Nasdaq under the symbol “WABC.” Kerman State Bank common stock is thinly traded in the over-the-counter market on the OTC Bulletin Board under the symbol “KMSC.OB.” The following table lists for Westamerica common stock the high and low closing sale prices, as reported on Nasdaq, and for Kerman State Bank the actual trades as reported to Kerman State Bank by brokers handling trades in its common stock. The quotations shown have been adjusted to reflect stock dividends and represent inter-dealer prices, without retail mark-up, mark-down or commissions and, to the extent they represent bid prices, may not necessarily represent actual transactions.

	Westamerica		Kerman State Bank
	Common Stock		Common Stock

	High	Low	High	Low

2000
First Quarter	$27.75	$21.00	$10.25	$9.25
Second Quarter	30.06	24.38	10.25	9.38
Third Quarter	33.56	27.00	9.00	7.75
Fourth Quarter	43.75	30.69	6.75	6.38

2001
First Quarter	$43.00	$33.94	$7.33	$7.25
Second Quarter	39.25	35.83	5.90	5.88
Third Quarter	41.40	33.94	6.05	5.35
Fourth Quarter	40.40	32.77	5.57	5.25

2002
First Quarter	$43.50	$37.46	$10.35	$5.55
Second Quarter	43.94	41.94	10.55	10.10

      As of December 31, 2001, there were approximately 8,900 shareholders of record of Westamerica’s common stock and 470 holders of Kerman State Bank’s common stock.

Dividends and dividend policy

      Westamerica has paid cash dividends on its common stock in every quarter since its formation in 1972. Although Westamerica’s board of directors will consider the advisability and amount of proposed dividends each quarter, it is currently the intention of the board of directors of Westamerica to continue payment of cash dividends on a quarterly basis. Future dividends will be determined in light of Westamerica’s earnings, financial condition, future capital needs, regulatory requirements and such other factors as the board of directors may deem relevant. There is no assurance, however, that any dividends will be paid because they are dependent upon earnings, financial condition and capital requirements of Westamerica and its subsidiaries. As of December 31, 2001, $158.5 million was available for payment of dividends by Westamerica to its shareholders, under applicable laws and regulations.

      The shareholders of Kerman State Bank’s common stock are entitled to dividends after Kerman State Bank has complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock. Then, and not otherwise, the holders of the common stock are entitled to receive, subject to the applicable provisions of the California Financial Code, such dividends as may be declared from time to time by the board of directors. Each share will participate equally in dividends. Kerman State Bank’s ability to pay dividends is restricted by law. See “Restrictions on dividends and other distributions.”

      The following table shows the per share cash dividend declared by Westamerica and by Kerman State Bank during each quarter since January 1, 2000.

	Westamerica	Kerman State Bank

2000
First Quarter	$0.16	$0.00
Second Quarter	0.16	0.20
Third Quarter	0.16	0.00
Fourth Quarter	0.18	0.00

2001
First Quarter	$0.19	$0.00
Second Quarter	0.21	0.00
Third Quarter	0.21	0.00
Fourth Quarter	0.21	0.00

2002
First Quarter	$0.22	$0.00

Shareholdings of management

      The following table sets forth certain information with respect to Directors of Kerman State Bank, as well as with respect to all directors, executive, and officers as a group. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. There is no family relationship between any of the directors or principal officers.

					Shares Beneficially
					Owned as of
		Positions			April, 2002
		Held with	Director
Name of Class	Age	Kerman	Since		Number		Percent

Pete Haupt	85	Director	1982		31,883		2.23%
Jerry Henry	61	Director and Chairman of The Board	1982		5,009		.35%
George “Mickey” Kenneson, Jr.	67	Director	1998		53,746		3.77%
Gene Kezirian	47	Director and Vice Chairman of The Board	1998		20,384		1.43%
John A. Kochergen	80	Director	1982	(1)	61,967		4.34%
Sam Sakata	78	Director	1982		27,849		1.95%
Leopold L. Sciacqua	64	Director	1982		40,879		2.86%
George Scott	61	Director	1998	(2)	6,462		.45%
John Teixeira	70	Director	1982	(3)	1,261		2.19%
C. Robert Wheeler	57	Director and President and CEO	2000	(4)	6,000		.04%
All directors and principal officers as a group (14 in numbers)					308,328	(5)	21.43%

(1)	Includes beneficial ownership of 61,379 shares held by Kochergen Two Family Limited Partnership and 588 shares held by Kochergen Enterprises Family Limited Partnership.

(2)	Includes beneficial ownership of 6,462 shares held in Individual Retirement Account belonging to Mr. Scott.

(3)	Includes beneficial ownership of 2,182 shares held by the H&J Chevrolet Inc. Profit Sharing Plan.

(4)	Includes beneficial ownership of 1000 shares held in an Individual Retirement Account Belonging to Mr. Wheeler, and 5,000 shares subject to presently exercisable stock options.

(5)	Includes beneficial ownership of 11,000 shares subject to presently exercisable stock options

DESCRIPTION OF WESTAMERICA CAPITAL STOCK

      The authorized capital stock of Westamerica consists of 150,000,000 shares of common stock, no par value, 1,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock. As of December 31, 2001, there were approximately 34,200,000 shares of common stock outstanding and no shares of either Class B common stock or preferred stock outstanding. In addition, options to acquire an additional 1,600,000 shares of Westamerica common stock were issued and outstanding.

Common stock

      Holders of Westamerica common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Westamerica bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Westamerica’s board of directors. There are legal and regulatory restrictions on the ability of Westamerica to declare and pay dividends. See “Market Price and Dividend Information — Dividends and Dividend Policy.” Westamerica is also subject to certain restrictions on its ability to pay dividends and the amount thereof under the terms a certain debt agreement. See “— Debt Agreement.” In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the Westamerica common stock. Attached to each outstanding share of Westamerica common stock is a Right which entitles the holder to certain rights as described in the Amended and Restated Rights Agreement. See “Certain Differences in Rights of Shareholders — Shareholder Rights Plan.” Shareholders of Westamerica common stock have no preemptive or conversion rights. Westamerica common stock is not subject to calls or assessments. The transfer agent and registrar for Westamerica common stock is Computershare Investor Services LLC.

Preferred stock and Class B common stock

      The Westamerica board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and the Class B common stock and may establish series of such stock and determine the variations between series. If and when any preferred stock is issued, the holders of preferred stock may have a preference over holders of Westamerica common stock upon the payment of dividends, upon liquidation of Westamerica, in respect of voting rights and in the redemption of the capital stock of Westamerica. The Westamerica articles of incorporation provide that except as otherwise provided by law or by the Westamerica board of directors, shares of Class B common stock shall have no voting rights. The issuance of any preferred stock or Class B common stock may have the effect of delaying, deferring or preventing a change in control of Westamerica without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of Westamerica common stock. Westamerica has no present plans to issue any shares of preferred stock or Class B common stock.

Debt agreement

      Westamerica is a party to a certain debt agreement containing restrictions on the payment of dividends and the amount thereof, as well as financial and other covenants, as described below. In 1996 Westamerica issued and sold $22,500,000 aggregate principal amount of its 7.11% Senior Notes due February 1, 2006, payable semiannually, pursuant to a Senior Note Agreement dated as of February 1, 1996. The Senior Notes require that commencing February 1, 2000 and ending February 1, 2005 Westamerica shall make principal repayments of the lesser of $3,214,286 or the principal amount then outstanding. The Senior Note Agreement contains covenants and other provisions usual and customary for senior indebtedness of this type including, but not limited to, capital debt maintenance ratios, maintenance of specified levels of consolidated tangible net worth, limitations on indebtedness, a fixed charge coverage ratio and restrictions on the payment of dividends or other distributions. Westamerica is in full compliance with the terms of the Debt Agreement. The Senior Note Agreement does not prohibit Westamerica from executing and delivering the merger agreement or consummating the merger, nor does it currently limit the payment of regular quarterly dividends.

Automatic dividend reinvestment service and employee stock purchase plan

      Pursuant to the Westamerica Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan, Westamerica provides eligible shareholders and employees of Westamerica and its subsidiaries a method of investing cash dividends and optional cash payments in additional shares of Westamerica common stock without payment of any brokerage commission or service charge. The Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan include certain dollar limitations on optimal cash payments.

DESCRIPTION OF KERMAN STATE BANK COMMON STOCK

General

      Kerman State Bank currently has an authorized capitalization of 3,200,000 shares of common stock. Of these authorized capital shares, 1,427,507 shares of common stock are currently issued and outstanding. An additional 62,620 shares of Kerman State Bank’s common stock are reserved for issuance pursuant to Kerman State Bank’s Stock option plan.

Common Stock

      The balance of Kerman State Bank’s authorized common stock is available to be issued when and as the board of directors of Kerman State Bank determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The board of directors of Kerman State Bank has the authority to issue common shares to the extent of the present number of authorized unissued shares without obtaining the approval of existing holders of common shares. If additional shares of Kerman State Bank’s common stock were to be issued, the existing holders of Kerman State Bank shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

Voting rights

      All voting rights with respect to Kerman State Bank are vested in the holders of Kerman State Bank’s common stock. Holders of Kerman State Bank common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. No shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive rights

      Shareholders of Kerman State Bank common stock have no preemptive rights. Also there are no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation rights

      Upon liquidation of Kerman State Bank and satisfaction of creditor claims, the shareholders of Kerman State Bank’s common stock have the right to receive their pro rata portion of the assets of the Kerman State Bank distributable to shareholders.

Provisions of Articles of Incorporation

      No provisions of the Articles of Incorporation or the Bylaws of Kerman State Bank have the effect of delaying, deferring or preventing a change in control of Kerman State Bank in certain circumstances. The Articles of Incorporation and the Bylaws are available upon request of Kerman State Bank.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      The following is a general discussion of the material differences between the rights of Westamerica shareholders under the Westamerica articles and bylaws and the rights of Kerman State Bank shareholders under the Kerman State Bank articles and bylaws and applicable California law.

General

      Westamerica is incorporated under and subject to all the provisions of the General Corporation Law of California. Kerman State Bank is incorporated under and subject to all of the provisions of the California Banking Law and substantially all of the provisions of the California General Corporation Law. Upon consummation of the merger, except for those persons, if any, who dissent from the merger and perfect appraisal rights under the California Law or receive all cash in the merger, the shareholders of Kerman State Bank will become shareholders of Westamerica.

Declaration of dividends

      Under California Law, the directors of Westamerica may declare and pay dividends upon the shares of its capital stock either out of its retained earnings, or out of capital, provided the company would, after making the distribution, meet two conditions, which generally stated are as follows:

•	the corporation’s assets must equal at least 125% of its liabilities; and

•	the corporation’s current assets must equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation’s interest expense for such fiscal years, then the corporation’s current assets must equal at least 125% of its current liabilities.

      Under the California Banking Law, Kerman State Bank may pay a dividend equal to its retained earnings or its net income from the last three years, whichever is less, or, with the prior approval of the Commissioner, it may pay dividends up to the greatest of its retained earnings, its net income for its last fiscal year or its net income for its current fiscal year.

      The payment of dividends by Westamerica and Kerman State Bank is also subject to various other laws and regulations described above under “— Restrictions on dividends and other distributions.” Kerman State Bank is also restricted from paying any dividends under the merger agreement.

Cumulative voting

      Shareholders of both Westamerica and Kerman State Bank are entitled to cumulate their votes for the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

      A California corporation that is a “listed corporation” may, by amending its articles or bylaws, eliminate cumulative voting for directors. Because Westamerica’s common stock is quoted on the Nasdaq, it qualifies as a listed corporation. Such an amendment requires the approval of holders of a majority of the outstanding shares of Westamerica common stock. Westamerica has no present plan to propose an amendment to eliminate cumulative voting.

Classified board of directors

      At present, the Westamerica bylaws and the Kerman State Bank bylaws provide directors will be elected for a one-year term at each annual meeting of shareholders. A California corporation that is a “listed corporation” may, by amending its articles or bylaws, provide for a staggered or classified board of directors. Such an amendment requires the approval of holders of a majority of the outstanding shares of Westamerica common stock. Because Westamerica common stock is quoted on the Nasdaq, it qualifies as a listed corporation. Westamerica has no present plan to propose an amendment to provide for a classified board of directors.

Dissenters’ rights in mergers and other reorganizations

      Under California Corporation Law, a dissenting shareholder of a corporation participating in certain business combinations may, under varying circumstances, receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. The California General Corporation Law generally does not require dissenters’ rights of appraisal on shares which, immediately prior to the merger, are:

•	listed on any national securities exchange certified by the Commissioner or

•	listed on the National Market System of the Nasdaq Stock Market.

      Westamerica common stock is listed on Nasdaq. Westamerica shareholders generally have more limited dissenters’ rights in connection with business combinations than do Kerman State Bank shareholders. Dissenters’ rights are not available to the shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required.

Shareholders rights plan

      In December 1986, Westamerica declared a dividend distribution of one common share purchase right (a “Right”) for each outstanding share of common stock. The terms of the Rights were amended and restated on September 28, 1989. On March 23, 1995, the board of directors of Westamerica approved a further amendment and restatement of Rights. The Amended and Restated Rights Agreement entitles the holders of each share of Westamerica common stock to the right (each, a “Westamerica Right”), when exercisable, to purchase from Westamerica one share of its common stock at a price of $21.667 per share, subject to adjustment in certain circumstances. A Westamerica Right is attached to each share of Westamerica common stock. The Westamerica Rights only become exercisable and trade separately from Westamerica common stock following the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has become the beneficial owner of Westamerica securities having 15% or more of Westamerica’s voting power (an “Acquiring Person”) or (ii) 10 days following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any person having beneficial ownership of securities having 15% or more of such voting power. Upon becoming exercisable, each holder of a Westamerica Right (other than an Acquiring Person whose rights will become null and void) will, for at least a 60-day period thereafter, have the right (subject to the following sentence), upon payment of the exercise price of $21.667, to receive upon exercise that number of shares of Westamerica common stock having a market value of twice the exercise price of the Westamerica Right, to the extent available. Subject to applicable law, the board of directors, at its option, may at any time after a Person becomes an Acquiring Person (but not after the acquisition by such Person of 50% or more of the outstanding Westamerica common stock), exchange all or part of the then outstanding and exercisable Westamerica Rights (except for Westamerica Rights which have become void) for shares of Westamerica common stock equivalent to one share of Westamerica common stock per Westamerica Right or, alternatively, for substitute consideration consisting of cash, securities of Westamerica or other assets (or any combination thereof).

      As a precaution to ensure that it continues to be able to take appropriate action to protect the interests of Westamerica and its shareholders, Westamerica’s board of directors approved the amendment of its existing Shareholder Rights Plan on October 28, 1999, to become effective November 19, 1999, to update the existing plan and extend its maturity until December 31, 2004. The new amended plan is very similar in purpose and effect to the plan as it existed prior to amendment. It would help the board of directors of Westamerica to maximize shareholder value in the event of a change of control of Westamerica and otherwise to resist actions that the board considers likely to injure Westamerica or its shareholders. The Shareholder Rights Plan as amended and restated is referred to as the “1999 Rights Agreement.”

      In addition to extending the maturity date of the plan an additional five years, the other material changes reflected in the 1999 Rights Agreement include: (1) an increase in the exercise price to $75; (2) a decrease in the redemption price of each Right to $.001; (3) a reduction of the amount of securities required to be acquired or a person or entity to become an “Acquiring Person”, thus triggering the shareholders’ rights, from 15% to 10%; and (4) the replacement of ChaseMellon Shareholder Services, LLC (successor in interest to Chemical Trust Company of California) with Harris Trust and Savings Bank (now Harris Trust Company of California) as the Rights Agent.

INDEPENDENT PUBLIC ACCOUNTANTS

      The board of directors of Kerman State Bank selected the firm of Moss Adams, LLP, independent public accountants, to audit and express an opinion on its consolidated financial statements for the years ended December 31, 2001 and 2000. Representatives of Moss Adams, LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

      Audit services performed by Moss Adams, LLP for the year ended December 31, 2001, consisted of their examinations of the consolidated financial statements of Kerman State Bank consultation on financial, accounting, and reporting matters.

OTHER MATTERS

      The board of directors of Kerman State Bank knows of no other matters which will be brought before the meeting, but if such matters are properly presented, proxies solicited relating to the meeting will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting.

EXPERTS

      The consolidated financial statements of Westamerica as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this document and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Kerman State Bank as of December 31, 2001 and 2000 and for each of the years in the two-year period ended December 31, 2001, included in this document have been audited by Moss Adams, LLP, independent certified public accountants, as stated in their reports with respect to such statements, and are included in this document in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters with respect to Westamerica, including the validity of the Westamerica common stock to be issued in connection with the merger, will be passed upon for Westamerica by McCutchen, Doyle, Brown & Enersen LLP, San Francisco, California. Certain legal matters with respect to Kerman State Bank will be passed upon by Nixon Peabody LLP, San Francisco, California.

INFORMATION CONCERNING WESTAMERICA MANAGEMENT

      Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal stockholders,

•	certain relationships and related transactions, and

•	and other related matters concerning Westamerica

is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2001. Westamerica’s annual report on Form 10-K is incorporated by reference into this proxy statement/prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Westamerica files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Westamerica files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 5th Street, N.W., Room 1024, Washington, DC 20545 at prescribed rates. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding Westamerica are available. Reports, proxy statements and other information concerning Kerman State Bank may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, DC 20006.

      Westamerica has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the shares of Westamerica common stock to be issued in connection with the merger. This proxy statement/prospectus also constitutes the prospectus of Westamerica filed as part of the registration statement and does not include all the information contained in the registration statement and exhibits to the registration statement. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities Exchange Commission at the address provided above.

      The Commission allows Westamerica to “incorporate by reference” information into this proxy statement/prospectus, which means that Westamerica can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Westamerica has previously filed with the Commission. These documents contain important information about Westamerica and its financial condition.

Westamerica Commission Filings (File No. 001-09383)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Form 8-K	Filed March 8, 2002
Proxy Statement	Dated March 21, 2001
Registration Statement on Form 8-A	Filed March 23, 1995
Amendment No. 3 to Registration Statement, Form 8-A/ A	Filed November 19, 1999

      Westamerica incorporates by reference any additional documents that it may file with the Commission between the date of this proxy statement/prospectus and the date of the Kerman State Bank meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Westamerica has supplied all information contained or incorporated by reference in the proxy statement/prospectus relating to Westamerica and Kerman State Bank has supplied all such information relating to Kerman State Bank.

      This proxy statement/prospectus incorporates by reference documents relating to Westamerica which are not presented in this proxy statement/ prospectus or delivered herewith. Those documents relating to Westamerica are available from Westamerica without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/ prospectus, by requesting them in writing or by telephone from Westamerica Bancorporation, Kris Irvine, Assistant Corporate Secretary, 4550 Mangels Boulevard, Fairfield, California 94585, (707) 863-6826. If you would like to request documents from Westamerica, please do so by                     , 2002, to receive them before the meeting.

      In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. Neither Westamerica nor Kerman State Bank has authorized any person to provide you with any information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated                     , 2002. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement/ prospectus nor the issuance to you of shares of Westamerica common stock will create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

KERMAN STATE BANK

INDEPENDENT AUDITOR’S REPORT
and
FINANCIAL STATEMENTS

DECEMBER 31, 2001 and 2000

[MOSS ADAMS LLP LETTERHEAD]

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders

Kerman State Bank

      We have audited the accompanying balance sheets of Kerman State Bank as of December 31, 2001 and 2000, and the related statements of earnings, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kerman State Bank at December 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Stockton, California

February 15, 2002

KERMAN STATE BANK

BALANCE SHEETS

	December 31,

	2001	2000

ASSETS
Cash and due from banks	$6,139,670	$9,982,636
Federal funds sold	12,105,000	—

Total cash and cash equivalents	18,244,670	9,982,636
Interest-bearing deposits in banks	99,000	194,000
Securities available-for-sale	16,824,932	21,199,914
Loans, net	62,915,945	75,646,279
Bank premises and equipment	1,192,584	1,155,516
Investment in real estate, net	126,032	414,143
Interest receivable and other assets	5,925,190	5,196,062

	$105,328,353	$113,788,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$18,941,651	$21,187,723
Savings deposits	21,446,464	17,807,515
Time and prime, under $100,000	14,227,697	18,145,562
Time and prime, $100,000 and over	38,261,499	44,434,168

Total deposits	92,877,311	101,574,968
Accrued interest and other liabilities	555,524	683,579
Income taxes payable	144,000	619,000

Total liabilities	93,576,835	102,877,547
Commitments and contingencies (Note 15)	—	—
Shareholders’ equity
Common stock, no par value, 3,200,000 shares authorized, 1,427,507 and 1,460,918 shares issued and outstanding, in 2001 and 2000, respectively	7,082,290	7,326,645
Retained earnings	4,543,316	3,562,118
Accumulated other comprehensive income, net of tax	125,912	22,240

Total shareholders’ equity	11,751,518	10,911,003

	$105,328,353	$113,788,550

See accompanying notes

KERMAN STATE BANK

STATEMENTS OF EARNINGS

	Years Ended December 31,

	2001	2000

Interest income
Interest and fees on loans	$6,115,427	$7,500,465
Securities available-for-sale	1,027,981	1,568,701
Federal funds sold	343,645	491,702
Deposits in banks	8,085	11,803

Total interest income	7,495,138	9,572,671
Interest expense
Deposits	2,690,040	4,089,337
FHLB advances	—	339,754

Total interest expense	2,690,040	4,429,091

Net interest income	4,805,098	5,143,580
Provision for loan losses	295,000	590,000

Net interest income after provision for loan losses	4,510,098	4,553,580
Other income
Service charges and other income	997,955	933,666

Total other income	997,955	933,666
Other expenses
Salaries and wages	1,656,529	1,430,398
Employee benefits	443,590	502,849
Bank premises and occupancy	160,137	151,129
Equipment expenses	187,328	195,870
Data processing	321,303	303,545
FDIC and state banking assessments	34,486	36,923
Directors’ fees	72,563	89,532
Provision for loss on foreclosed real estate	139,953	489,422
Other real estate owned expenses	191,649	104,635
Other operating expenses	797,317	664,031

Total other expenses	4,004,855	3,968,334

Earnings before income taxes	1,503,198	1,518,912
Income taxes	522,000	530,000

Net earnings	$981,198	$988,912

Net earnings per share — basic and diluted	$0.69	$0.68

See accompanying notes

KERMAN STATE BANK

STATEMENT OF SHAREHOLDERS’ EQUITY

	Years Ended December 31, 2001 and 2000

					Accumulated
	Common Stock				Other
			Comprehensive	Retained	Comprehensive
	Shares	Amount	Income (Loss)	Earnings	Income (Loss)	Total

Balances, January 1, 2000	1,460,918	$7,326,645		$2,865,390	$(283,696)	$9,908,339
Cash dividends	—	—		(292,184)	—	(292,184)
Comprehensive income:
Net earnings	—	—	$988,912	988,912	—	988,912
Other comprehensive income, net of tax of $203,957
Unrealized gain on securities	—	—	305,936	—	305,936	305,936

Comprehensive income (loss)			$1,294,848

Balances, December 31, 2000	1,460,918	7,326,645		3,562,118	22,240	10,911,003
Shares repurchased	(33,411)	(244,355)		—	—	(244,355)
Comprehensive income:
Net earnings	—	—	$981,198	981,198	—	981,198
Other comprehensive income, net of tax of $69,115
Unrealized gain on securities	—	—	103,672	—	103,672	103,672

Comprehensive income (loss)			$1,084,870

Balances, December 31, 2001	1,427,507	$7,082,290		$4,543,316	$125,912	$11,751,518

See accompanying notes

KERMAN STATE BANK

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2000

Cash flows from operating activities:
Net earnings	$981,198	$988,912
Adjustments to reconcile net earnings to net cash from operating activities:
Provision for loan losses	295,000	590,000
Provision for loss on foreclosed real estate	139,953	489,422
Provision for depreciation, amortization and accretion, net	263,560	262,363
Deferred income taxes	207,000	(298,000)
Loss (gain) on sales of assets	48,954	(46,223)
Decrease (increase) in interest receivable and other assets	1,170,250	(1,166,314)
Decrease in investments in real estate	288,111	—
(Decrease) increase in accrued interest, other liabilities and income taxes payable	(810,055)	888,948

Net cash from operating activities	2,583,971	1,709,108

Cash flows from investing activities:
Proceeds from maturities of interest bearing deposits in banks	95,000	—
Purchases of securities available-for-sale	(9,867,481)	(1,000,000)
Proceeds from maturities and calls of securities available-for-sale	10,100,000	1,716,391
Proceeds from sales of securities available-for-sale	4,143,705	2,325,000
Net decrease (increase) in loans	9,832,134	(11,761,979)
Purchases of bank premises and equipment	(129,083)	(38,687)
Purchases of investments in real estate	—	(180,794)
Proceeds from sale of foreclosed real estate	445,800	740,550

Net cash from investing activities	14,620,075	(8,199,519)

Cash flows from financing activities:
Net increase (decrease) in demand deposits and savings accounts	1,392,877	(668,473)
Net increase (decrease) in time deposits	(10,090,534)	6,504,593
Repurchase of common stock	(244,355)	—
Dividends paid	—	(292,184)

Net cash from financing activities	(8,942,012)	5,543,936

Net decrease in cash and cash equivalents	8,262,034	(946,475)
Cash and cash equivalents, beginning of year	9,982,636	10,929,111

Cash and cash equivalents, end of year	$18,244,670	$9,982,636

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,822,547	$4,387,706
Income taxes	$507,000	$312,500

Noncash investing and financing activities:

During 2001, approximately $2,901,000 in loans were transferred to foreclosed real estate.

During 2001, the Bank recognized an unrealized gain on available-for-sale securities of $172,787. As a result, the deferred tax asset was decreased by $69,115 and equity was increased by $103,672.

During 2000, the Bank recognized an unrealized gain on available-for-sale securities of $509,893. As a result, the deferred tax asset was decreased by $203,957 and equity was increased by $305,936.

See accompanying notes

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

      Kerman State Bank (the Bank) provides banking services to their customers primarily in the Kerman area of the Central Valley of California. The Bank operates as a commercial bank in the cities of Kerman, Easton and Firebaugh, California. The Bank provides traditional commercial banking services to individuals and small and medium-sized businesses through three branches serving the surrounding areas. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practice within the banking industry.

      Principles of consolidation — The consolidated financial statements include the accounts of Kerman State Bank, and its wholly-owned subsidiary, Ker Vest, which was incorporated in November 1995. Ker Vest holds all of the investments in real estate development projects. All significant intercompany transactions and balances have been eliminated in consolidation according to generally accepted accounting principles. As of March 2001, Ker Vest was dissolved.

      Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and cash equivalents — For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

      Securities available-for-sale — Available-for-sale securities consist of bonds, notes and debentures not classified as trading securities or held-to-maturity securities. These securities are carried at estimated fair value with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders’ equity, accumulated comprehensive income, until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. The amortization of premiums and accretion of discounts are recognized as adjustments to interest income over the period to maturity.

      Loans — Loans are reported at the principal amount outstanding, net of unearned income, deferred loan fees, and the allowance for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans using a method which approximates the effective interest method. Interest on other loans is calculated by using the effective interest method on the daily balance of the principal amount outstanding.

      Loan fees net of certain direct costs of origination, which represent an adjustment to interest yield, are deferred and amortized over the contractual term of the loan using the interest method.

      Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

      Allowance for loan losses — The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1 — Summary of Significant Accounting Policies (Continued)

on evaluations of collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current economic conditions that may affect the borrowers’ ability to pay.

      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

      Impaired loans, as defined, are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. The Bank considers a loan impaired when it is probable that all amounts of principal and interest due, according to the contractual terms of the loan agreement, will not be collected, which is the same criteria used for the transfer of loans to non-accrual status. Interest income is recognized on impaired loans in the same manner as non-accrual loans.

      Premises and equipment — Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the improvements or the terms of the related leases, whichever is shorter. The straight-line method of depreciation over estimated useful lives ranging from 3 to 5 years is followed for financial reporting purposes, but accelerated methods are used for tax purposes. Deferred income taxes have been provided for the resulting depreciation differences.

      Foreclosed real estate — Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying amount or fair value at the date of foreclosure. After foreclosure, valuations are periodically performed by management. Any subsequent revisions in estimates of fair value less cost to sell are reported as adjustments to the carrying amount of the real estate provided that the adjusted carrying amount does not exceed the original carrying amount at the date of foreclosure. Revenue and expenses from operations and changes in the valuation allowance are included in other operating expenses.

      Income taxes — Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Stock based compensation — Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation,” requires entities to disclose the fair value of their employee stock options, but permits entities to continue to account for employee stock options under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Bank has determined that it will continue to use the method prescribed by APB Opinion No. 25, which recognizes compensation cost to the extent of the difference between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. The Bank grants stock options to employees with an exercise price equal to the quoted market price of the stock at the date of grant. Accordingly, no compensation cost is recognized for stock option grants. Disclosure requirements in accordance with SFAS No. 123 are included in Note 13.

      Fair values of financial instruments — The financial statements include various estimated fair value information as of December 31, 2001 and 2000. Such information, which pertains to the Bank’s financial instruments, does not purport to represent the aggregate net fair value of the Bank. Further, the fair value

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1 — Summary of Significant Accounting Policies (Continued)

estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The following methods and assumptions are used by the Bank.

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

      Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

      Accrued interest receivable: The carrying amounts of accrued interest receivable approximate fair value.

      Deposit liabilities: The fair values estimated for demand deposits (interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of the aggregate expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

      Off-balance-sheet instruments: Fair values for the Bank’s off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the credit standing of the counterparties.

      Reclassifications — Certain reclassifications have been made to the 2000 financial statements to conform to the 2001 presentation.

Note 2 — Cash and Due From Banks

      Cash and due from banks includes balances with the Federal Reserve and other correspondent banks. The Bank is required to maintain specified reserves by the Federal Reserve Bank. The average reserve requirements are based on a percentage of the Bank’s deposit liabilities. In addition, the Federal Reserve requires the Bank to maintain a certain minimum balance at all times.

Note 3 — Securities

      Amortized cost and estimated fair values of debt securities available-for-sale as of December 31, 2001 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Available-for-sale securities:
U.S. Government Securities	$15,236,566	$205,437	$(42,145)	$15,399,858
State and local municipal bonds	1,378,512	46,562	—	1,425,074

	$16,615,078	$251,999	$(42,145)	$16,824,932

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3 — Securities (continued)

      Amortized cost and estimated fair values of debt securities available-for-sale as of December 31, 2000 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Available-for-sale securities:
U.S. Government Securities	$19,679,731	$64,863	$(64,842)	$19,679,752
State and local municipal bonds	1,483,116	40,786	(3,740)	1,520,162

	$21,162,847	$105,649	$(68,582)	$21,199,914

      Securities with a carrying value of $10,414,898 and $17,163,250 at December 31, 2001 and 2000, respectively, were pledged as collateral for deposits of public funds.

      The amortized cost and an estimated fair value of securities available-for-sale at December 31, 2001, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$1,647,325	$1,666,639
Due from one year to five years	2,528,751	2,542,135
Due from five years to ten years	702,436	737,300
Due after ten years	11,736,566	11,878,858

	$16,615,078	$16,824,932

      Proceeds from the sale of securities available-for-sale were $4,143,705 and $2,325,000 for 2001 and 2000, respectively. There were no gains or losses realized on sales of investment securities in 2001 and 2000.

Note 4 — Loans

      Approximately 44% of the Bank’s loans are for agricultural use, 20% are for general commercial use, 33% are for agricultural real estate, and 3% are consumer loans. Although the Bank has a diversified loan portfolio, a significant portion of its customers’ ability to repay the loans is dependent upon the agricultural sector. This is evident by the fact that its customer base is centralized in the largest agricultural producing area in the world. It is generally the Bank’s policy to fully collateralize all loans; however, this is determined on an individual loan basis taking into account the financial stability of each borrower. The collateral held by the Bank may include cash, equipment, crops, accounts receivable, inventories, securities and agricultural real estate. The composition of the Bank’s loan portfolio is as follows:

	December 31,

	2001	2000

Agricultural loans	$28,536,807	$34,317,526
Commercial loans	12,556,091	12,436,216
Real estate-mortgage loans	21,275,011	27,387,878
Installment loans	1,853,181	2,782,190

	64,221,090	76,923,810
Less deferred loan fees and costs	(7,472)	(17,562)
Less allowance for loan losses	(1,297,673)	(1,259,969)

Net loans	$62,915,945	$75,646,279

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4 — Loans (continued)

      Impaired loans totaled approximately $2,577,000 and $2,931,000 at December 31, 2001 and 2000, respectively. A valuation allowance has been established for these loans totaling approximately $491,000 and $430,000 at December 31, 2001 and 2000, respectively. There was no cash received as interest on impaired loans during 2001 or 2000. If the loans had been performing as agreed, interest income would have been recognized totaling approximately $287,000 and $365,000 for 2001 and 2000, respectively. For the years ended December 31, 2001 and 2000, the average recorded investment in loans for which impairment had been recognized was approximately $6,576,000 and $3,190,000, respectively.

      Changes in the allowance for loan losses are summarized as follows:

	Years Ended December 31,

	2001	2000

Balance at January 1,	$1,259,969	$1,414,900
Provision for loan losses	295,000	590,000
Recoveries credited to allowance	55,486	1,632
Losses charged to allowance	(312,782)	(746,563)

Balance at December 31,	$1,297,673	$1,259,969

Note 5 — Bank Premises and Equipment

      The following is a summary of Bank premises and equipment:

	December 31,

	2001	2000

Land	$153,123	$153,123
Building improvements	1,029,585	1,018,230
Furniture and equipment	1,096,382	981,139

	2,279,090	2,152,492
Less accumulated depreciation	(1,086,506)	(996,976)

	$1,192,584	$1,155,516

      Depreciation expense on premises and equipment was $92,015 and $93,105 in 2001 and 2000, respectively.

Note 6 — Investments in Real Estate

      Ker Vest, the Bank’s real estate subsidiary, owns the Bank’s investments in certain development projects, which consist of acquisition costs and improvements on two residential real estate development projects located in the Central Valley. These projects are now complete. As of March 2001, Ker Vest was dissolved.

      Condensed financial information relative to Ker Vest before elimination of intercompany accounts consisted mainly of cash on hand and the investment at fair value of the real estate development holdings. At December 31, 2001 and 2000, assets in the category of investments in real estate amounted to $-0- and $252,111, respectively.

      The FDIC has adopted regulations governing real estate activities by their insured state banks and their wholly-owned subsidiaries, which effectively prohibit these types of investments. The FDIC has elected to determine on a case-by-case basis the approval of such activities, and the Bank was granted a five-year grace period through December 31, 2000, to continue to sell these holdings. As of February 15, 2001, the seven remaining lots were in escrow and these sales closed in 2001.

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5 — Bank Premises and Equipment (continued)

      Other investments in real estate include an investment in a limited partnership. The limited partnership investment is accounted for under the cost method, with holdings in low-income housing projects in order to qualify for tax credits. At December 31, 2001 and 2000, assets in this category amounted to $126,032 and $162,032, respectively. The Bank’s ownership percentage in each year was less than 1%.

Note 7 — Interest Receivable and Other Assets

      Interest receivable and other assets are as follows:

	December 31,

	2001	2000

Foreclosed real estate, net	$2,491,685	$—
Interest income receivable	1,611,633	2,779,828
Deferred income tax asset	523,000	799,000
FHLB stock	249,650	425,900
Prepaid expenses	91,256	79,700
Other	957,966	1,111,634

	$5,925,190	$5,196,062

Note 8 — Deposits

      At December 31, 2001 the scheduled maturities of time deposits are as follows:

Year Ending
December 31,

2002	$51,630,208
2003	201,299
2004	—
2005	657,689

$52,489,196

      Interest expense on deposits is comprised of the following:

	December 31,

	2001	2000

Interest-bearing demand	$213,986	$260,567
Savings	202,970	338,281
Time deposits	2,273,084	3,490,489

	$2,690,040	$4,089,337

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 9 — Income Taxes

      The provision for income taxes consist of the following:

	Years Ended December 31,

	2001	2000

Current
Federal	$201,000	$590,000
State	114,000	238,000

	315,000	828,000
Deferred
Federal	167,000	(253,000)
State	40,000	(45,000)

	207,000	(298,000)

	$522,000	$530,000

      The tax effect of temporary differences decreasing the Bank’s deferred tax assets and bringing rise to the deferred tax liabilities is as follows:

	December 31,

	2001	2000

Deferred tax assets:
Allowance for loan losses	$454,000	$449,000
Deferred compensation	193,000	197,000
Non-accrual interest	—	189,000
State income tax	—	81,000
Allowance for foreclosed assets	256,000	201,000

Total deferred tax assets	903,000	1,117,000
Deferred tax liabilities:
Depreciation	(179,000)	(167,000)
Change in accounting method	—	(43,000)
Allowance for losses in investments in real estate	(117,000)	(93,000)
Unrealized loss on securities available for sale	(84,000)	(15,000)

Total deferred tax liabilities	(380,000)	(318,000)

Net deferred tax assets	$523,000	$799,000

      Management has assessed the realizability of deferred tax assets and believes it is more likely than not that all deferred tax assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

Note 10 — FHLB Advances

      The Bank had advances outstanding ranging from $5,000,000 to $7,000,000 in 2000 from the Federal Home Loan Bank (FHLB). These advances to shareholder institutions are collateralized by investment securities and are generally short-term advances maturing in six months. During 2000, the Bank’s interest rate on these borrowings approximated 6.5%. At December 31, 2000, the Bank had no borrowings outstanding. There were no advances outstanding during 2001.

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 11 — Related Party Transactions

      In the ordinary course of business, the Bank makes loans to officers, directors and their related businesses aggregating approximately $1,822,000 and $2,030,000 at December 31, 2001 and 2000, respectively. In management’s opinion, such loans were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers of the Bank. The aggregate amount of deposits received from related parties at December 31, 2001 and 2000 was $5,225,135 and $5,954,521, respectively.

Note 12 — Employee Benefit Plans

      During 1998, the Bank created a Simplified Employee Pension plan (SEP) covering substantially all employees. New employees must be employed two years before qualifying for the SEP. Under the provisions of the SEP, the Bank makes contributions to the SEP in the amount of approximately five percent of pre-tax earnings. The Bank contributed approximately $80,000 and $99,000 in 2001 and 2000, respectively.

Note 13 — Stock Option Plan

      During 1994, the Bank’s Board of Directors approved a fixed stock option plan accounted for under APB Opinion No. 25 and related Interpretations. The plan allows the Bank to grant incentive and nonstatutory stock options to key full-time salaried employees and officers for up to 150,000 shares of common stock. The options have a term of five years when issued and vest over a four-year period, with 20% of the shares exercisable at the beginning of each year the grantee has completed as an employee of the Bank. The exercise price of each option is greater than or equal to the fair market value of the Bank’s stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation”, the Bank’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below. For those options that are nonstatutory stock options for income tax purposes, the pro forma net earnings reflect the Bank’s estimated future tax deduction upon exercise of the options.

	December 31,

	2001	2000

Net earnings
As reported	$981,198	$988,912
Pro forma	$955,909	$981,141
Earnings per share
Basic and assuming dilution:
As reported	$0.69	$0.68
Pro forma	$0.67	$0.67

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2001 and 2000: dividend yield of 0.0 and 2.00 percent a year; expected volatility of 30.4 and 33.60 percent; risk-free interest rates of 4.81 and 6.58 percent; and expected lives of 4.5 years.

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 13 — Stock Option Plan (continued)

      A summary of the status of the Bank’s fixed stock option plan as of December 31, 2001 and 2000 and changes during the years then ended are presented below.

	2001		2000

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	12,404	$12.98	15,509	$13.32
Granted	55,000	$6.00	1,000	$10.38
Exercised	—	$—	—	$—
Forfeited	(4,784)	$13.52	(4,105)	$13.66

		$—
Outstanding at end of year	62,620	$6.81	12,404	$12.98

Options exercisable at year end	3,358	$13.07	6,475	$13.44
Weighted-average fair value of options granted during the year		$2.01		$3.35

      The following information applies to options outstanding at December 31, 2001:

Number outstanding	62,620
Range of exercise prices	$6.00 to $14.70
Weighted-average exercise price	$6.81
Weighted-average remaining contractual life	4.2 years

Note 14 — Earnings per Share

      The Bank computes earnings per share (EPS) in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires the presentation of basic EPS, which does not consider the effect of common stock equivalents, and diluted EPS, which considers all dilutive common stock equivalents.

	Year Ended December 31, 2001

	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Basic EPS
Net earnings	$981,198	1,430,026	$0.69

Effect of Dilutive Securities
Stock options		2,200

Diluted EPS
Net earnings plus assumed conversions	$981,198	1,432,226	$0.69

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 14 — Earnings per Share (continued)

      Options to purchase 62,620 shares of common stock at a range of $6.00 – $14.70 a share were outstanding during 2001. There were 7,620 options not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

	Year Ended December 31, 2000

	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Basic EPS
Net earnings	$988,912	1,460,918	$0.68

Effect of Dilutive Securities
Stock options		—

Diluted EPS
Net earnings plus assumed conversions	$988,912	1,460,918	$0.68

      Options to purchase 12,404 shares of common stock at a range of $10.38 – $15.19 a share were outstanding during 2000. They were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Note 15 — Commitments and Contingencies

      The Bank is obligated for rental payments under certain operating lease agreements. Total rental expense for the years ended December 31, 2001 and 2000 was $47,302 and $65,201, respectively.

      At December 31, 2001, the future minimum commitments under these operating leases are as follows:

Year Ending
December 31:

2002	$29,372
2003	18,372
2004	18,372
2005	18,372

$84,488

      The Bank is subject to various legal actions and claims arising from normal business activities. Management, based on the advice of legal counsel, believes the ultimate resolution of all pending actions will not have a material adverse effect on the financial condition of the Bank.

Note 16 — Financial Instruments

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 16 — Financial Instruments (continued)

amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Contract
Amount

Financial instruments whose contract amounts represent credit risk:
Undisbursed loan commitments	$14,553,000

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include agricultural real estate and crops, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. All of the Bank’s commitments are variable rate with no caps or floors.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The estimated fair values of the Bank’s financial instruments as of December 31, 2001 are as follows:

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$18,244,670	$18,244,670
Interest bearing deposits	$99,000	$99,000
Securities available-for-sale	$16,824,932	$16,824,932
Loans	$64,221,090	$64,343,285
Interest receivable	$1,611,633	$1,611,633
Financial liabilities:
Deposits	$(92,877,311)	$(92,878,244)
Off-balance sheet liabilities:
Commitments to extend credit	$—	$(146,000)

      The estimated fair values of the Bank’s financial instruments as of December 31, 2000 are as follows:

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$9,982,636	$9,982,636
Interest bearing deposits	$194,000	$194,000
Securities available-for-sale	$21,199,914	$21,199,914
Loans	$76,923,810	$76,822,797
Interest receivable	$2,779,828	$2,779,828
Financial liabilities:
Deposits	$(101,574,968)	$(101,574,677)
Off-balance sheet liabilities:
Commitments to extend credit	$—	$(199,000)

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 17 — Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measure of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

      The Bank’s actual capital amounts and ratios for December 31, 2001 and 2000 are presented in the following table.

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2001:
Total capital (to Risk Weighted Assets)	$12,524,000	16.39%	$6,115,000	M8.0%	$7,643,000	M10.0%
Tier I capital (to Risk Weighted Assets)	$11,564,000	15.13%	$3,057,000	M4.0%	$4,586,000	M 6.0%
Tier I capital (to Average Assets)	$11,564,000	11.24%	$4,114,000	M4.0%	$5,143,000	M 5.0%
As of December 31, 2000:
Total Capital (to Risk Weighted Assets)	$11,978,000	13.06%	$7,338,000	M8.0%	$9,172,000	M10.0%
Tier I Capital (to Risk Weighted Assets)	$10,830,000	11.81%	$3,668,000	M4.0%	$5,503,000	M 6.0%
Tier I Capital (to Average Assets)	$10,830,000	9.22%	$4,700,000	M4.0%	$5,875,000	M 5.0%

      On June 11, 2001, the Bank entered into an agreement with the FDIC and the California Department of Financial Institutions (CDFI). The Board of Directors agreed to reduce the level of classified and non-accrual loans, develop and implement a plan with specific strategies to diversify the loan portfolio and reduce concentration of credit, revise the Bank’s lending and collection policies and review the allowance for loan loss for adequacy each quarter. The FDIC and CDFI also required the Bank to maintain a Tier 1 Leverage Capital ratio of at least nine percent and not pay a dividend without prior consent of the FDIC and CDFI. Management believes that they have complied with the provisions of the agreement.

KERMAN STATE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 18 — Restrictions on Retained Earnings

      Under current California state banking laws, the Bank may not pay cash dividends in an amount which exceeds the lesser of retained earnings of the Bank or the Bank’s net earnings for its last three fiscal years, (less the amount of any distributions to shareholders made during that period). If the above requirements are not met, cash dividends may only be paid with the prior approval of the Commissioner of the Department of Financial Institutions, in an amount not exceeding the Bank’s net earnings for its last fiscal year or the amount of its net earnings for its current fiscal year. Accordingly, the future payment of cash dividends will depend on the Bank’s earnings and its ability to meet its capital requirements.

Note 19 — Treasury Stock

      The Bank’s Board of Directors obtained regulatory approval to buy back a maximum of 50,000 shares of its common stock at its market price not to exceed $7.33 per share. During 2001, the Bank purchased 33,411 shares of common stock at a range of $7.25 to $7.33 a share for a total of $244,355.

Note 20 — Merger/Acquisition

      On February 25, 2002 the Bank signed a definitive agreement under which WestAmerica Bancorporation will acquire the Bank in a stock transaction. The Agreement, which has been approved by the Boards of Directors of both companies, is subject to approval by the Bank’s shareholders and banking regulators. The transaction is expected to close in the third quarter of 2002.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

WESTAMERICA BANCORPORATION,

WESTAMERICA BANK

AND

KERMAN STATE BANK

DATED AS OF FEBRUARY 25, 2002

i

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 25, 2002, is between WESTAMERICA BANCORPORATION, a California corporation (“WABC”), WESTAMERICA BANK, a California banking corporation (“Westamerica”), and KERMAN STATE BANK, a California banking association (“KSB”).

RECITALS

      A.     The Boards of Directors of WABC, Westamerica and KSB deem it advisable and in the best interests of WABC, Westamerica, KSB and their respective shareholders that WABC, Westamerica and KSB enter into a business combination whereby KSB shall merge with and into Westamerica (the “Merger”).

      B.     This Agreement and the Merger Agreement, as defined herein, have been approved by the Boards of Directors of WABC, Westamerica and KSB, and will be submitted for approval of the shareholders of KSB at a special meeting of KSB’s shareholders.

      C.     The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “IRC”).

      D.     Pursuant to the Merger and subject to the terms and conditions hereof, each share of KSB common stock (other than fractional shares or any shares as to which dissenters’ rights have been perfected) shall be converted into that number of shares of WABC common stock determined in accordance with the Final Exchange Ratio set forth in Section 2.1, below, subject to adjustment as more fully set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.     THE MERGER.

      1.1     Effective Date. Subject to the terms and conditions of this Agreement, the Merger shall become effective upon the filing with the California Secretary of State and the California Department of Financial Institutions (the “DFI”) of a duly executed Agreement of Merger substantially in the form attached hereto as Exhibit A (the “Merger Agreement”) and officers’ certificates prescribed by Section 1103 of the California General Corporation Law (the “GCL”), or at such time thereafter as is provided in the Merger Agreement (the “Effective Time”). The date on which the Effective Date occurs as specified in the Merger Agreement shall be referred to herein as the “Effective Date.”

      1.2     Effect of the Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date, KSB shall be merged with and into Westamerica and Westamerica shall be the surviving corporation (the “Surviving Corporation”) in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of KSB and Westamerica in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of KSB shall cease and the corporate existence of Westamerica as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of KSB and Westamerica and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Westamerica and KSB; and any claim existing or action or proceeding pending by or against Westamerica or KSB may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Westamerica or KSB shall be impaired by reason of the Merger.

A-1

2.     CONVERSION AND CANCELLATION OF SHARES.

      2.1     Conversion of Common Stock of KSB.

           (a) Preliminary Exchange Ratio. For purposes of determining the conversion of KSB common stock into the merger consideration, the following procedures and defined terms shall be employed:

“Unadjusted Aggregate Purchase Price” means

(i) if Performing Loans are at least $60,000,000, then 1.6 multiplied by Adjusted Equity; or

(ii) if Performing Loans are less than $60,000,000, then the sum of:

(a) 1.6 multiplied by that portion of Adjusted Equity equal to (x) Performing Loans, divided by (y) 6.56, and

(b) 1.0 multiplied by the remainder of Adjusted Equity.

“Adjusted Equity” means $9,861,000

(i) plus 60% of the amount by which KSB’s allowance for loan losses, determined under Westamerica’s methodology for determining the allowance, is or would be less than $2,400,000, but only if Performing Loans are at least $60,000,000, or

(ii) less 60% of the amount by which KSB’s allowance for loan losses, determined under Westamerica’s methodology for determining the allowance, is or would be greater than $3,200,000, up to $3,900,000.

“GAAP” means generally accepted accounting principles.

“Performing Loans” means the principal balance of the loans owned by KSB other than any of the following:

(i) loans on nonaccrual status;

(ii) loans on which payments of principal or interest are delinquent 90 days or more from their contractual payment date; and

(iii) loans which are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15 (“SAS 15”): Accounting by Debtors and Creditors for Troubled Debt Restructurings.”

“Preliminary Exchange Ratio” means Unadjusted Per Share Purchase Price divided by the Average Starting Price.

“Unadjusted Per Share Purchase Price” is Unadjusted Aggregate Purchase Price divided by number outstanding KSB shares of common stock determined on a fully diluted basis using the treasury method.

“Average Starting Price” means $39.77.

      (b) Significant Liability Adjustment; Pre-Final Exchange Ratio. WABC and KSB shall first determine the Preliminary Exchange Ratio. Then they shall determine the amount of Significant Liabilities if any and determine the Pre-Final Exchange Ratio.

           “Pre-Final Exchange Ratio” means the Preliminary Exchange Ratio less a fraction, of which (i) the numerator is Significant Liabilities and (ii) the denominator is 1.6 multiplied by Adjusted Equity.

           “Significant Liabilities” means those liabilities or expenses (whether operating or capital in nature) in excess of $100,000 in the aggregate, relating to those categories and events described in the next sentence that have not been reflected as reductions to KSB’s consolidated book value pursuant to generally accepted accounting principles as of June 30, 2001, except that the $100,000 threshold shall not apply to amounts described in clause (viii). Significant Liabilities shall include the following categories or events, provided that Significant Liabilities shall not include any of the following to which WABC has consented in writing, which

2

consent shall not be unreasonably withheld: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so) in excess of $25,000 in the aggregate; (iv) contingent liabilities based upon threatened or pending litigation, arbitrations or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business as defined in Section 3.2(h)(i); (vi) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested; (vii) any amount paid to investment bankers, lawyers, accountants or other professionals in conjunction with the transaction that exceeds $470,000 in the aggregate; and (viii) the amount by which KSB’s allowance for loan losses exceeds $3,900,000, an amount that would equal the amount necessary to bring KSB’s allowance for loan losses into compliance with WABC’s methodology for determining the adequacy of such allowance (but only to the extent KSB’s allowance as so determined would exceed $3,900,000), the amount of interest accrued on loans for which full repayment of principal is not likely as of the day immediately preceding the Effective Date and not previously reversed, and any additional amount of write-down of other real estate owned or other property acquired through foreclosure or satisfaction of debt required to conform such property’s valuation with WABC’s valuation methods for such types of property.

           The amount of the Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above, shall equal (a) any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to KSB or WABC or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to WABC’s then current cost of funds. The amount of Significant Liabilities in the case of (iii) above shall equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis.

      (c) Average Closing Price Adjustment; Final Exchange Ratio. If, as of two business days preceding the Effective Date, the Average Closing Price of WABC Common Stock is greater than $41.76, the Pre-Final Exchange Ratio shall be adjusted by multiplying it by a fraction, of which (i) the numerator is $41.76 and (ii) the denominator is the Average Closing Price, with the result rounded to four decimal places. If, as of two business days preceding the Effective Date, the Average Closing Price of WABC Common Stock is less than $33.80, the Pre-Final Exchange Ratio shall be adjusted by multiplying it by a fraction, of which (i) the numerator is $33.80 and (ii) the denominator is the Average Closing Price, with the result rounded to four decimal places.

           “Average Closing Price” means average of the closing prices quoted on the Nasdaq National Market as reported in The Wall Street Journal on each of the 20 consecutive trading days prior to two business days prior to the Effective Date, rounded to four decimal places, whether or not trades occurred on those days

           “Final Exchange Ratio” means the Pre-Final Exchange Ratio as adjusted, if required, by the foregoing adjustment on account of the Average Closing Price.

      (d) Conversion. On the Effective Date, by virtue of the Merger and without any action on the part of the holder of any common stock of KSB (a “KSB Share” or “KSB Shares”), each outstanding KSB Share (other than fractional shares or any shares as to which dissenters’ rights have been perfected) shall be converted into a number of shares of the common stock, without par value, of WABC (“WABC common stock” or “WABC Shares”) equal to the Final Exchange Ratio.

      (e) Cancellation and Exchange of KSB Shares. Upon conversion of KSB Shares into WABC Shares in accordance with the foregoing, all KSB Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the WABC Shares (and cash for fractional shares) into which such KSB Shares have been converted. Certificates previously representing KSB Shares (other than dissenting shares) shall be exchanged for certificates representing whole shares of WABC common stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

3

      (f) Rights as Shareholders. From and after the Effective Date, the holders of certificates formerly representing KSB Shares shall cease to have any rights with respect thereto other than any dissenters’ rights they have perfected pursuant to Chapter 13 of the GCL.

      2.2     Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of WABC common stock shall be issued to holders of KSB Shares. In lieu thereof, each such holder entitled to a fraction of a share of WABC common stock shall receive, at the time of surrender of the certificate or certificates representing such holder’s KSB Shares, an amount in cash equal to the Average Closing Price multiplied by the fraction of a share of WABC common stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each KSB shareholder and not on a per-share basis.

      2.3     Surrender of KSB Shares.

      (a) Prior to the Effective Date, WABC shall appoint Computershare Investor Services, LLC, or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to KSB and WABC, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing the KSB Shares and at and after the Effective Date, WABC shall issue and deliver to the Exchange Agent certificates representing the WABC Shares, as shall be required to be delivered to holders of KSB Shares pursuant to Section 2 of this Agreement. As soon as practicable after the Effective Date, each holder of KSB Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such KSB Shares for cancellation, will be entitled to receive a certificate representing the number of WABC Shares determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2. Each certificate representing WABC Shares will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 5(j) herein), by reference and certificates representing the WABC Shares will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement (the “Rights”). Certificates issued for the WABC Shares shall be deemed to be certificates for the Rights.

      (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the WABC Shares after the Effective Date will be paid to persons entitled to receive such certificates for WABC Shares until such persons surrender their certificates representing KSB Shares. Upon surrender of such certificate representing KSB Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the WABC Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

      (c) If any certificate for WABC Shares is to be issued in a name other than that in which the certificate for KSB Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such WABC Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of WABC and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

      (d) All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing KSB Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to WABC, and after such time any holder of a certificate representing KSB Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to WABC for payment or delivery of such dividends or distributions or cash, as the case may be.

      2.4     No Further Transfers of KSB Shares. At the Effective Date, the stock transfer books of KSB shall be closed and no transfer of KSB Shares theretofore outstanding shall thereafter be made.

      2.5     Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding shares of WABC common stock shall have been changed into a different number of shares or a different class

4

by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of WABC Shares to be issued and delivered in the Merger in exchange for each outstanding KSB Share shall be correspondingly adjusted.

      2.6     Treatment of Stock Options. Each person holding one or more options to purchase KSB Shares pursuant to the Kerman State Bank 1994 Stock Option Plan (the “Option Plan”) shall have the right, in his or her discretion, to:

(a) Exercise immediately prior to the Effective Date any options granted under the Option Plan that were vested prior to the Effective Date. If an optionee with respect to the Option Plan has not terminated his or her employment with KSB before the date of this Agreement, his or her options that are not vested on that date shall become fully exercisable immediately prior to the Effective Date following notice by KSB to the extent the terms of the Option Plan provide for such acceleration; and/or

(b) Have any options that are not exercised converted into an option to purchase shares of WABC common stock in the following manner:

(i) Following the Effective Date, shares of WABC common stock shall be substituted under the options for KSB Shares based on the Final Exchange Ratio in a form acceptable to WABC. Specifically, each option shall be deemed to continue as an option to purchase the number of shares of WABC common stock equal to the Final Exchange Ratio multiplied by the number of KSB Shares previously covered by such option at an option exercise price for each such share of WABC common stock equal to the previous option exercise price for each KSB Share divided by the Final Exchange Ratio. Except as noted below, each KSB stock option shall otherwise continue on terms and conditions that are consistent with those that were applicable on the Effective Date, including accelerated vesting to the extent provided in the Option Plan; i.e., options for KSB shares that became fully vested as a result of the Merger will be converted into fully vested options for shares of WABC common stock.

(ii) KSB shall amend the Option Plan and obtain any required shareholder approval of such Option Plan amendments and shall amend, as necessary, any and all option agreements (including obtaining any required participant consents) prior to the Effective Date to make them consistent with this Section 2.6.

3.     COVENANTS OF THE PARTIES.

      3.1     Covenants of WABC.

           (a)     Reservation, Issuance and Registration of WABC Common Stock. WABC shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the WABC Shares; and (ii) the maximum number of shares of common stock of WABC to which the option holders of KSB may be entitled pursuant to Section 2.6 above at or after the Effective Date. All WABC Shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable. WABC shall file and cause to be declared effective pursuant to the Securities Act of 1933, as amended (the “1933 Act”), one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the 1933 Act and in compliance with all applicable state securities laws and regulations.

           (b) Government Approvals. Prior to the Effective Date, WABC, with the cooperation of KSB, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Merger Act, as amended, (ii) the DFI under the California Banking Law and (iii) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by WABC to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals

5

referred to in clauses (i), (ii) and (iii) of this Section 3.1(b) are hereinafter referred to as the “Government Approvals.”

           (c)     Notification of Breach of Representations, Warranties and Covenants. WABC shall promptly (and in any event within two business days) give written notice to KSB upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of WABC contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

           (d)     Financial Statements.

(i) WABC has delivered or shall make available to KSB prior to the Effective Date true and correct copies of its consolidated statements of income, changes in shareholders’ equity and statements of cash flows for the three month periods ended September 30, 2001, June 30, 2001, March 31, 2001, and any subsequent quarter ends, and for the years ended December 31, 2001, 2000 and 1999, and consolidated balance sheets at September 30, 2001, June 30, 2001, March 31, 2001, any subsequent quarter ends, and at December 31, 2001, 2000 and 1999. Such consolidated financial statements at and for the years ended December 31, 2001, 2000 and 1999 have been audited by KPMG LLP and its predecessors, independent public accountants (“KPMG”) and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of WABC at the dates indicated and for the periods then ending. The opinions of KPMG do not and shall not contain any qualifications.

(ii) WABC has provided or shall provide to KSB at or prior to the Effective Date copies of all financial statements and proxy statements issued or to be issued to WABC shareholders and/or directors after December 31, 2001, through the Effective Date.

           (e)     Press Releases. WABC shall not issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to KSB for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with KSB in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that WABC may, without the consent of KSB, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

           (f)     Business Combinations. WABC shall not accept any offer from any third party regarding a Business Combination of WABC with any other entity unless such offer is expressly conditioned upon the performance by WABC or its successor in interest of its obligations under this Agreement. In the event WABC fails to comply with the provisions of this Section 3.1(f), KSB shall be entitled to terminate this Agreement without any liability to WABC or any agent thereof pursuant to Section 12(b), provided, however, that the obligations and liabilities of WABC set forth in Section 12(e) hereof shall continue in full force and effect. As used in this Agreement, “Business Combination” shall mean any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a substantial equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

           (g)     Director and Officer Liability. Upon the Effective Date, any former KSB officers who become officers of WABC (including any subsidiaries thereof) shall be included in WABC’s Director and Officer insurance policy. Prior to the Effective Date, KSB may purchase tail insurance coverage under its current policies of directors’ and officers’ liability insurance for a term not to exceed three years from the Effective Time with respect to claims arising from facts or events which occurred prior to the Effective Date; provided, however, that the total premium payment for such insurance shall not exceed an amount that is reasonably acceptable to WABC. Except as required by applicable law, neither WABC nor Westamerica will have any further obligation hereunder with respect to the indemnification of any person who now is or hereafter becomes a director or executive officer of KSB for acts or events occurring before the Effective Date.

6

      3.2     Covenants of KSB.

           (a)     Approval by KSB Shareholders. KSB shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duty to the shareholders of KSB, the Board of Directors of KSB, in authorizing the execution and delivery of this Agreement by KSB, shall unanimously recommend that this Agreement and the Merger be approved. KSB shall use its best efforts to cause such meeting of its shareholders to take place not later than 45 days after the Commission declares the WABC Registration Statement effective. In connection with the call of such meeting, KSB shall cause such proxy materials, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the “Proxy Statement”). Subject to its continuing fiduciary duty to the shareholders of KSB, the Board of Directors of KSB shall at all times prior to and during such meeting of KSB shareholders recommend that the transactions contemplated hereby, setting forth each director’s commitment to vote his or her shares of KSB stock in favor of the transactions contemplated hereby, be adopted and approved and, subject to such duty, use its best efforts to cause such adoption and approval. Within 15 business days after the time of execution and delivery of this Agreement, members of the Board of Directors of KSB shall deliver to WABC undertakings in the form attached hereto as Exhibit B confirming such directors’ approval of the transactions contemplated hereby, setting forth such directors’ commitment to vote his or her shares of KSB stock in favor of the transactions contemplated hereby and setting forth such directors’ commitment to use his or her best efforts to cause the shareholders of KSB to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of KSB and any regulatory constraints. Except with the prior approval of WABC, neither KSB nor any member of its Board of Directors shall, at the KSB shareholders’ meeting, submit any other matters for approval of its shareholders.

           (b)     Shareholder Lists and Other Information. After execution hereof, KSB shall from time to time make available to WABC, upon request, a list of its shareholders and their addresses, a list showing all transfers of KSB common stock and such other information as WABC shall reasonably request regarding both the ownership and prior transfers of KSB common stock.

           (c)     Government Approvals. KSB will cooperate in all reasonable respects with WABC and Westamerica in their undertaking to obtain the Government Approvals and KSB further agree, subject to the continuing fiduciary duty of the Board of Directors of KSB to the shareholders of KSB, to take such actions as may be reasonably requested by WABC to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as is practicable.

           (d)     New Branches and Leases. KSB shall not create any new branches or enter into any acquisitions or leases of real property, including new leases and lease extensions, without the prior written approval of WABC.

           (e)     Notification of Breach of Representations, Warranties and Covenants. KSB shall promptly (and in any event within two business days) give written notice to WABC upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of KSB contained or referred to in this Agreement and shall each use its best efforts to prevent the same or remedy the same promptly.

           (f)     Financial Statements.

(i) KSB has delivered or shall deliver to WABC prior to the Effective Date true and correct copies of its consolidated statements of income for the three month periods ended September 30, 2001, June 30, 2001, March 31, 2001, and any subsequent quarter ends, and consolidated statements of income, changes in shareholders’ equity and statements of cash flows for the fiscal years ended December 31, 2001, 2000, 1999, 1998, 1997 and 1996 and consolidated balance sheets at September 30, 2001, June 30, 2001, March 31, 2001, and any subsequent quarter ends and at December 31, 2001, 2000, 1999, 1998, 1997 and 1996. Such consolidated financial statements at December 31, 2001, 2000, 1999, 1998, 1997 and 1996

7

and for the fiscal years ended December 31, 2001, 2000, 1999, 1998, 1997 and 1996 have been or shall be audited by Moss-Adams, LLP, and, in each case as independent public accountants for KSB during the relevant periods, and include or shall include an opinion of Moss Adams to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of KSB at the dates indicated and for the periods then ending. The opinions of Moss Adams do not and shall not contain any qualifications.

(ii) KSB shall provide to WABC, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to KSB’s shareholders and/or directors after December 31, 2001, and through the Effective Date.

(iii) KSB has delivered or shall deliver to WABC true and complete copies of KSB’s Annual Report to Shareholders for the years ended December 31, 2001, 2000, 1999, 1998, 1997, and 1996, all proxy statements and other written material furnished to KSB’s shareholders since December 31, 1995, and all other material reports, including call reports, relating to KSB filed by KSB with the Federal Deposit Insurance Corporation (the “FDIC”), the DFI, during 1996 through 2001 and in 2002 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

(iv) To confirm satisfaction of the conditions in Section 7(o), a reasonable period before Closing KSB shall provide to WABC a certificate of its chief financial officer as to KSB’s shareholders’ equity, loans, deposits, and allowance for loan losses and written assurance of KSB’s independent accountants under, or consistent with the standards of, SAS 71 to the effect that the accountants are not aware that the financial statements of KSB as of the most recent month end preceding the Effective Time by at least 28 days (the “SAS 71 Date”) from which shareholders’ equity is determined for purposes of Section 7(o) require any material modifications in order to comply with GAAP. WABC shall be permitted reasonable review and inquiry with respect to the calculation of shareholders’ equity and the supporting certificate and accountant’s assurance.

           (g)     Compensation. KSB shall not make or approve any increase in the compensation payable or to become payable by KSB to any of its directors, officers, employees or agents with annual salaries in excess of $40,000 at the date hereof (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made, nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by KSB with any such directors, officers, employees or agents unless WABC has given its prior written consent, which shall not be unreasonably withheld. Nothing herein shall prevent the payment to employees of KSB (with salaries of $40,000 or less at the date hereof) of regular salary increases, consistent with past practices in connection with regular salary reviews, as heretofore disclosed to WABC. Without the prior consent of WABC, which WABC shall not unreasonably withhold, KSB shall not hire any new employee.

           (h)     Conduct of Business in the Ordinary Course. Prior to the Effective Time:

(i) KSB shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Agreement, the “Ordinary Course of Business” shall consist of the banking and related businesses as presently conducted by KSB and permitted under the Federal Deposit Insurance Act (the “FDI Act”) and other applicable laws. Unless WABC has given its previous written consent to any act or omission to the contrary, KSB shall, through the Effective Date, cause its officers to:

(A) use their best efforts to preserve its business and business organizations intact;

(B) use their best efforts to preserve the goodwill of customers and others having business relations with KSB and take no action that would impair the benefit to WABC of the goodwill of KSB or the other benefits of the Merger;

8

(C) consult with WABC as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

(D) maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

(E) comply with all laws, regulations and decrees applicable to the conduct of its respective business;

(F) keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

(G) use its best efforts, subject to Section 3.2(g), to keep available to WABC the services of its present officers and employees (it being understood that KSB shall have the right to terminate the employment of any officer or employee in accordance with its established employment procedures);

(H) comply with all orders, agreements and memoranda of understanding made by or with the FRB, the Federal Reserve Bank of San Francisco (the “FRBSF”), the FDIC, the DFI or any other regulatory authority of competent jurisdiction, and promptly (and in any event within two business days) forward to WABC all communications received from or sent by KSB to any such authority that are not prohibited by such authority from being so disclosed and inform WABC of any material restrictions imposed by any governmental authority on the business of KSB;

(I) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

(J) conduct a Phase I environmental audit prior to foreclosure on any property and provide the results of such audit to and consult with WABC regarding the significance of the audit prior to the foreclosure on any such property;

(K) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its respective assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

(L) with respect to any extension of credit in excess of $10,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

(M) not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its respective officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with established loan procedures and in compliance with FRB Regulation O and the California Banking Law;

(N) not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

(O) not settle or otherwise take any action to release or reduce any of its respective rights with respect to any litigation involving a claim of more than $10,000 in which it is a party; and

(P) consult with WABC on problem loan workout strategies, and obtain WABC’s concurrence on any loan loss in excess of $25,000 or any writedown of other real estate owned; provided that WABC’s consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within five business days after receipt of written notice directed to authorized WABC personnel, together with sufficient supporting information to allow WABC to make an informed judgment, and WABC shall not unreasonably withhold consent; provided, further, that any consent given by WABC shall be binding only is given by authorized WABC personnel identified on a list signed by WABC’s President;

9

(ii) KSB shall not, without first having obtained the written consent of WABC, cause the officers of KSB to:

(A) commit to any loan or extension of credit in excess of $100,000, provided that WABC’s consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within two business days after receipt of written notice directed to authorized WABC personnel, together with sufficient supporting information to allow WABC to make an informed judgment, and WABC shall not unreasonably withhold its consent; provided, further, that any consent given by WABC shall be binding only if given by authorized WABC personnel identified on a list signed by WABC’s President;

(B) purchase any investment security with a maturity in excess of one year, or sell any investment security in which a gain is recognized;

(C) issue any certificate of deposit with a rate of interest in excess of the rate paid on similar accounts of comparable maturity by Westamerica plus 15 basis points, provided that WABC shall not withhold its consent to a request for an exception to this restriction if the request is based on a reasonable business purpose consistent with existing operations of KSB;

(D) commit to any new capital commitments or expenditures in excess of $25,000 in the aggregate;

(E) commit to any new contract or extend any existing contract (including, but not limited to, data processing or servicing but excluding agreements to extend credit) that would obligate KSB for an aggregate amount over time in excess of $25,000;

(F) accelerate the vesting of pension or other benefits except as contractually obligated as of the date hereof; or

(G) acquire, own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment.

           (i)     Press Releases. KSB shall not issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to WABC for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with WABC in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that KSB may, without the consent of WABC, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

           (j)     No Merger or Solicitation.

(i) Subject to the continuing fiduciary duty of the Board of Directors of KSB to the shareholders of KSB, prior to the Effective Time, KSB shall not effect or agree to effect any Business Combination, acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business or except pursuant to its Simplified Employee Pension plan as consistent with past practice) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

(ii) Subject to the continuing fiduciary duty of the Board of Directors of KSB to the shareholders of KSB, prior to the Effective Date, neither KSB nor any officer, director or affiliate of KSB, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by KSB shall (A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or (B) disclose, directly

10

or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group, other than federal or state bank or security regulatory authorities, or, consultants, advisors, or agents of KSB who need to know such information and who are subject to comparable confidentiality provisions, concerning the business and properties of KSB or afford any such party access to the properties, books or records of KSB or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of KSB to another person having any actual or prospective role with respect to any such transaction.

(iii) KSB shall notify WABC immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in KSB or engage in any Business Combination with KSB.

(iv) In the event the Board of Directors of KSB receives a bona fide offer for a Business Combination of KSB with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of KSB, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, provided, however, that any such failure to act or refrain from doing any act shall entitle WABC to terminate this Agreement pursuant to Section 12(b); and provided further, that the obligations and liabilities of KSB set forth in Section 12(e) hereof shall continue in full force and effect.

           (k)     Employee Benefit Plans. KSB agrees that any of its employee benefit plans shall, at the request of WABC, be terminated, frozen, modified or merged into the corresponding employee benefit plan of WABC immediately before, on or after the Effective Date, as determined by WABC in its sole discretion and to the extent permitted by such plan without violating the rights of employees.

           (l)     Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of WABC, KSB shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant, issue, or accelerate of the vesting of any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other equity security, or agree to do any of the foregoing, except that nothing herein shall prohibit the issuance of shares pursuant to the Option Plan with respect to options outstanding at the date of this Agreement (except as limited in Section 2.6).

           (m)     Dividends. KSB shall not declare, set aside, or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution).

           (n)     Accounting Methods. KSB shall not change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP as concurred in by its independent auditors or as required by this Agreement.

           (o)     Affiliates. At least 40 days prior to the Effective Date, KSB shall deliver to WABC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of KSB, “affiliates” of KSB for purposes of Rule 145 under the 1933 Act. KSB shall use all commercially reasonable efforts to cause each person named in the letter delivered by it to deliver to WABC prior to the Effective Date, a written “affiliates” agreement, in substantially the form attached hereto as Exhibit C, providing that such person shall dispose of the WABC Common Stock to be received by such person in the Merger only in accordance with applicable law.

           (p)     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with

11

full title to all properties, assets, rights, approvals, immunities and franchises of KSB, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

           (q)     Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, KSB shall give WABC and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow WABC to make copies of such materials (to the extent not legally prohibited) and shall furnish WABC with all such information concerning its affairs as WABC may reasonably request. KSB shall also use its best efforts to cause Moss Adams to make available to WABC, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, Moss Adams’s work papers and documentation relating to its audits of the books and records of KSB.

           (r)     Noncompetition Agreements. KSB shall use its best efforts to have each director of KSB execute a noncompetition agreement substantially in the form attached hereto as Exhibit D.

           (s)     Classifications and Litigation Developments. KSB agrees to promptly (and in any event within two business days) advise WABC in writing of the classification of any loan as substandard, doubtful or loss, the filing or threatened filing of any and all legal actions or other proceedings or investigations which if determined adversely to KSB are likely to have a material adverse effect on its business, financial condition or, results of operations of KSB taken as a whole, compliance with its obligations under this Agreement or the satisfaction of any condition to closing under this Agreement, and any significant developments arising in connection with said actions, proceedings or investigations.

           (t)     Accounting Adjustment before Closing. KSB agrees to make such accounting adjustments as WABC shall reasonably request immediately before Closing to conform KSB’s accounting to WABC’s accounting and methodology for determining its allowance for loan losses, provided any such adjustment shall have no effect on the consideration paid to KSB shareholders with respect to the Merger.

      3.3     Covenants of the Parties.

           (a)     Information and Confidentiality. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by any other party as such other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by GAAP. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.

           (b)     Asset Review.

(i) KSB shall continue to engage its internal asset review examiners to identify potential losses with respect to loans and other assets. KSB shall have reviewed all nonperforming assets and other classified or criticized assets as of a date within three months preceding the Effective Date. KSB shall promptly provide a copy of reports of such reviews to WABC. All assets of KSB may be reviewed by WABC as part of its ongoing due diligence and WABC may provide a report thereon to KSB setting forth WABC’s grading or other assessment thereof (including accounting treatment and loss recognition).

(ii) KSB may accept and implement WABC’s grading or other assessments (including accounting treatment and loss recognition) concerning loans or OREO. In case of any dispute between WABC and KSB with respect to classification or grading of loans, the amount of reserve appropriate for a classified

12

loan or the adequacy of KSB’s allowance for loan losses in accordance with the terms of this Agreement, WABC and KSB shall use their best efforts to resolve such dispute. If they do not resolve the dispute, KSB and WABC shall refer the matter for resolution by a mutually agreed third party experienced in reviewing loans and loan portfolios (the “Independent Loan Reviewer”).

(iii) The Independent Loan Reviewer shall immediately review and/or appraise said loan(s) or OREO utilizing GAAP, applicable regulatory accounting principles (“RAP”) and related standards as enforced by the FRB. If the Independent Loan Reviewer believes it necessary to retain an independent appraiser, WABC and KSB shall mutually agree on a qualified third party experienced in appraising properties of the kind in question (the “Independent Appraiser”).

(iv) KSB agrees to recognize on its books and records all additional loan provisions and loan losses and record all OREO at their net realizable value (and record related OREO expenses) based on the review/appraisal by the Independent Loan Reviewer or Independent Appraiser no later than the last day of month in which the determination is made. With respect to any OREO, based on all known information available from time to time, if it appears that KSB’s then current independent appraisals may not be accurate or upon request of and at the expense of WABC, KSB shall immediately obtain updated independent appraisals by an Independent Appraiser and provide copies of all such appraisals to WABC. Any new or additional write-downs or OREO expenses shall be recorded immediately upon receiving any updated independent appraisal. WABC and KSB agree to accept the views of the Independent Loan Reviewer and Independent Appraiser with respect to loan grades, loan provisions, collateral and OREO values and related matters under this section. When this method results in a determination that a loan or asset should have a reserve amount or an additional reserve amount associated with it, the reserve shall be created by an addition to the allowance for loan losses and not by a reallocation of amounts in the existing allowance. The parties agree that adjustments made under this section shall be deemed consistent with GAAP.

(v) WABC has conducted a review of certain of KSB’s loans, and WABC and KSB have reached a compromise on appropriate grades and reserves with respect to those loans on a separate schedule. Notwithstanding clauses (i) to (iv) above, the grading of and reserve for those loans shall not be changed or subject to review by the Independent Loan Reviewer in the absence of a material change in the payment performance or prospects for continued payment of such loans. If any such material change occurs, those loans shall be subject to review in the same manner as all other loans.

(vi) Except as provided otherwise above, KSB and WABC shall each pay one half of all fees and expenses of the Independent Loan Reviewer and any Independent Appraiser.

4.     REPRESENTATIONS AND WARRANTIES OF KSB.

      KSB represents and warrants to WABC that, except as otherwise set forth in a Disclosure Schedule (the “Disclosure Schedule”) delivered by KSB to WABC at the time this Agreement is signed:

           (a)     Corporate Status and Power to Enter Into Agreements. KSB (i) is a California banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of KSB, the FRB and the DFI, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, and (iii) is in full compliance with any agreements, understandings or orders of the FDIC and the DFI or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of KSB nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. KSB’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

           (b)     Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of KSB which shall be delivered to WABC promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of KSB which shall be made available to WABC contain a complete and accurate record of all meetings of the Boards of Director (and committees

13

thereof) and shareholders. The corporate books and records (including financial statements) of KSB fairly reflect the material transactions to which KSB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of KSB and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

           (c)     Compliance With Laws, Regulations and Decrees. KSB (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of it as now being conducted, (v) has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization.

           (d)     Capitalization. The authorized common stock of KSB consists of 3,200,000 shares of common stock, no par value, of which 1,427,507 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable securities laws. No other equity securities of KSB have been issued or are outstanding. There are currently outstanding options to purchase 63,130 shares of KSB common stock issued pursuant to the Option Plan. Of such options, 56,000 have an exercise price below $10.86, and the weighted average exercise price of such options is $6.08 per share. Said options were granted and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate KSB to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any KSB common stock or any other equity security of KSB, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of KSB common stock or any other equity security of KSB.

           (e)     Equity Interests. KSB does not own, directly or indirectly, any equity interest in any bank, corporation, or other entity.

           (f)     Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to WABC as required by Section 3.2(f) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date included with such financial statements or other documents provided or to be provide to WABC shall be deemed to modify information supplied to WABC as of any earlier date. KSB has filed all material documents and reports relating to KSB required to be filed with the FDIC, the DFI, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to KSB required by governmental authorities and regulatory agencies having jurisdiction over KSB have been taken. KSB is not subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. KSB has paid all assessments made or imposed by any governmental agency. KSB shall deliver to WABC copies of all annual management letters and opinions, and shall make available to WABC for inspection all reviews, correspondence and other documents in the files of KSB prepared by Moss Adams or any other certified public accountant engaged by KSB and delivered to KSB since January 1, 1999. The consolidated financial records of KSB have been, and are being and shall be,

14

maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with GAAP, or applicable RAP, at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by KSB in the operation of its business to generate and retrieve financial records are adequate for the current needs of KSB.

           (g)     Tax Returns.

(i) KSB has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer’s withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information was, when filed, complete and accurate in all material respects. KSB has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed in the Disclosure Schedule. KSB has not been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against KSB for any alleged deficiency in the payment of any taxes, and KSB does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Article XIII. A of the California Constitution, of any real property owned in whole or in part by KSB or to the best of KSB’s knowledge, of any real property leased by KSB.

(ii) KSB has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where KSB was not the common parent of the group. KSB is not or has not been a party to any tax allocation agreement or arrangement pursuant to which it has any contingent, successor, or outstanding liability for the taxes of anyone other than KSB. KSB is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by KSB. KSB has not filed a consent pursuant to Section 341 of the Code or agreed to have Section 341(f)(2) of the Code apply.

(iii) KSB has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under section 355 of the Code (x) in two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(iv) KSB shall deliver to WABC copies of all its and its subsidiaries’ tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 2001 (when available), 2000, 1999, 1998 and 1997.

           (h)     Material Adverse Change. Since September 30, 2001, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations, financial condition or prospects of KSB as a whole (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of KSB that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities, operations or prospects of KSB, taken as a whole, except in the Ordinary Course of Business; (v) no disposition by KSB of one or more assets that, individually or in the aggregate, are material to it, except sales of assets in the Ordinary Course of Business.

15

           (i)     No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of KSB as of September 30, 2001, KSB has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by KSB entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the seller, to cause KSB to repurchase such loan or other asset or the buyer to pursue any other form of recourse against KSB. KSB has not knowingly made and shall not make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of KSB has been declared, set aside or paid, nor have any shares of the stock of KSB been purchased, redeemed or otherwise acquired, directly or indirectly, by KSB since September 30, 2001.

           (j)     Properties and Leases.

(i) KSB has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the KSB consolidated balance sheet as of September 30, 2001 (except property held as lessee under leases disclosed in the Disclosure Schedule and except personal property sold or otherwise disposed of since September 30, 2001 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) liens, encumbrances and imperfections of title not created or suffered to be created by KSB nor actually known to KSB; (c) such other liens and encumbrances and imperfections of title as do not materially and adversely affect the value of such property as reflected in the KSB consolidated balance sheet as of September 30, 2001, or as currently shown on the books and records of KSB and which do not interfere with or impair the present and continued use, or (d) exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to WABC. To the actual knowledge of KSB, all tangible properties of KSB conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of KSB are in a good state of maintenance and repair, normal wear and tear excepted, and are adequate for the current business of KSB. No properties of KSB, are the subject of any pending or, to KSB’s actual knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance; nor, to KSB’s actual knowledge, are any properties in which KSB holds a collateral or contingent interest or purchase option subject to any such pending or threatened investigation, claim or proceeding. To KSB’s actual knowledge, KSB does not own, possesses or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by KSB, KSB has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon in such a manner as to cause KSB to be deemed by a court of competent jurisdiction to be an owner or operator of such asset under applicable environmental laws.

(ii) All properties held by KSB under leases are held under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and civil laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general applicability), with such exceptions as are not material and do not interfere with the conduct of the business of KSB, and KSB enjoy quiet and peaceful possession of such leased property. KSB is not in default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

16

(iii) Except as disclosed in the Disclosure Schedule, none of KSB’s rights and obligations under the leases referred to in Section 4(j)(ii) above require the consent of any other party to the transaction contemplated by this Agreement. Where required, KSB shall use commercially reasonable efforts to obtain, prior to the Effective Date, all consents to the transaction contemplated by this Agreement required to be obtained under such leases.

           (k)     Material Contracts. KSB is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and KSB is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in the Disclosure Schedule pursuant to this Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by KSB is currently outstanding.

           (l)     Classified Loans. There are no loans presently owned by KSB that have been classified by any bank examiner, outside loan reviewer, accountant or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or classified using categories with similar import and all loans or portions thereof classified “Loss” have been charged off. Notwithstanding the above, KSB shall not be under any obligation to disclose to WABC any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of KSB imposed by the FDIC, the DFI, or other regulator. KSB regularly reviews and appropriately classifies loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of KSB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in the Disclosure Schedule or reserved for in the unaudited consolidated balance sheet of KSB as of September 30, 2001, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. KSB has no extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of KSB.

           (m)     Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in the KSB consolidated balance sheet as of September 30, 2001, and none of the investments made by KSB since September 30, 2001, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of KSB freely to dispose of such investment at any time.

           (n)     Employment Contracts and Benefits.

(i) KSB shall deliver to WABC in the Disclosure Schedule an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of KSB (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to WABC any Board of Directors’ minutes (or committee minutes) authorizing, approving or guaranteeing such plans and contracts. There are no agreements or understandings, either written or oral, between KSB and any person which would result in the payment of any consideration as a result of any of the transactions contemplated by this Agreement other than as disclosed in the Disclosure Schedule.

17

(ii) Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former KSB Employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former KSB Employee; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of IRC section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or IRC section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(iii) Each such plan listed in the Disclosure Schedule can be amended, terminated or otherwise discontinued after the Effective Date, without material liability to the WABC (other than ordinary administration expenses and severance obligations disclosed in the Disclosure Schedule);

(iv) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in the Disclosure Schedule and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

(v) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in the Disclosure Schedule and which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

(1) Any act or omission constituting a material violation of Section 402 of ERISA;

(2) Any act or omission constituting a violation of Section 403 of ERISA;

(3) Any act or omission by KSB or any of its subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

(4) To the knowledge of KSB or any of its subsidiaries, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

(5) Any act or omission which constitutes a violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

(6) Any act or omission constituting a violation of Sections 503, 510 or 511 of ERISA.

(vi) All contributions, premiums or other payments due from KSB and its subsidiaries to (or under) any plan listed in the Disclosure Schedule have been fully paid or adequately provided for on the audited financial statements for the year ended December 31, 2000 and period ended September 30, 2001. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

(vii) Each plan listed in the Disclosure Schedule complies with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

(viii) Each plan listed in the Disclosure Schedule complies with all applicable requirements of (A) the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

(ix) KSB shall disclose in the Disclosure Schedule the names of each director, officer and employee of KSB.

(x) KSB has not, prior to the Effective Date, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of

18

1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(xi) As of the date hereof, KSB and any entity with which KSB could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case law, has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the date hereof, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

           (o)     Compliance With ERISA. KSB has not, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the KSB Simplified Employee Pension Plan (the “Plan”), a true and accurate copy of which shall be provided to WABC. With respect to the Plan, as of the Effective Time (i) the form of the Plan, to the best of KSB’s knowledge, will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 408 of the IRC; (ii) KSB shall not have amended the Plan or administered the Plan in a manner inconsistent with such requirements; (iii) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (iv) all required and necessary filings with the Internal Revenue Service (“IRS”), Department of Labor and any other governmental agencies with respect to the Plan for all periods ending at or prior to the Effective Time will have been made on a timely basis by KSB and the plan administrator; (v) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vi) there shall have been no action, claim or demand of any kind known to KSB brought or threatened by any potential claimant or representative of such claimant under the Plan or Trust where KSB may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in KSB’s June 30, 2001 financial statements or an insurer of KSB has agreed to defend against and pay the amount of any resulting liability without reservation.

           (p)     Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed in the Disclosure Schedule, KSB does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by it without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between KSB and any current or former employees, and to the best of its respective knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

           (q)     Compensation of Officers and Employees. No officer or employee of KSB is receiving aggregate direct remuneration at a rate exceeding $40,000 per annum. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from KSB or WABC to any employee of KSB.

           (r)     Legal Actions and Proceedings. Except as disclosed in the Disclosure Schedule, KSB is not a party to, or so far as KSB is aware, threatened with, and to its knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, KSB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by KSB of any amount in excess of $25,000, unless an insurer of KSB has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by KSB of a monetary amount, which could materially adversely affect KSB or its business or property or the transactions contemplated hereby except as disclosed in the Disclosure Schedule. KSB has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals

19

Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of KSB threatened against KSB.

           (s)     Execution and Delivery of the Agreement.

(i) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of KSB and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of KSB common stock at a meeting of shareholders duly called and held, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of KSB.

(ii) This Agreement has been duly executed and delivered by KSB and (assuming due execution and delivery by WABC) constitutes the legal and binding obligations of KSB (subject to applicable bankruptcy, insolvency and civil laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general applicability).

(iii) The execution and delivery by KSB of this Agreement and the consummation of the transactions herein (A) do not violate any provision of the Articles of Incorporation or Bylaws of KSB , any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite KSB shareholder approval referred to in Section 4(s)(i) hereof, (3) due registration of the WABC Shares under the 1933 Act, (4) receipt of appropriate permits or approvals under state securities or “blue sky” laws, and (5) accuracy of the representations of WABC set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which KSB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which KSB is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of KSB.

           (t)     Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by KSB or is entitled to be paid based upon any agreements, arrangements or understandings made by KSB in connection with any of the transactions contemplated by this Agreement, except that KSB has engaged James H. Avery Company in connection with this Agreement and has provided WABC with a true and complete copy of its engagement agreement with James H. Avery Company.

           (u)     Insurance. KSB is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by KSB are in full force and effect, neither is in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of KSB, such insurance coverage is adequate for KSB. Since December 31, 1999, there has not been any damage to, destruction of, or loss of any assets of KSB not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of KSB.

           (v)     Loan Loss Allowance. The allowance for loan losses in the KSB consolidated balance sheets dated December 31, 2000 and September 30, 2001, each subsequent period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of GAAP, and all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries, but in no event will the allowance as of the SAS 71 Date or later be less than $2,400,000 plus any increases required and less any decreases permitted by Section 3.3(b); provided, however, that the allowance may be less than $2,400,000 if it is determined that such lower allowance would be adequate using WABC’s methodology. KSB has disclosed in the Disclosure Schedule, and will promptly (and in any event within two business days) inform WABC of the amounts of all OREO, loans, leases, other extensions of credit or commitments, or other interest-bearing assets of KSB that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as “Other Loans

20

Especially Mentioned”, “Substandard”, “Doubtful”, “Loss”, or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, KSB shall be under no obligation to disclose to WABC any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of KSB imposed by such bank regulatory agency. KSB has furnished and will continue to furnish to WABC true and accurate information concerning the loan portfolio and other real estate owned (“OREO”) of KSB, and no material information with respect to the loan portfolio has been or will be withheld from WABC.

           (w)     Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, KSB has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of KSB, or any spouse or child of any of them, or to any of their “affiliates” or “associates” as such terms are defined in Rule 405 under the 1933 Act. KSB has not entered into any other transactions with the employees or directors of KSB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in the Disclosure Schedule. All such transactions have been on terms no less favorable to KSB than those which would prevail in an arm’s-length transaction with an independent third party.

           (x)     Information in WABC Registration Statement. The information pertaining to KSB which has been or will be furnished to WABC for or on behalf of KSB for inclusion in the WABC Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined), or in the applications to be filed to obtain the Government Approvals (the “Applications”), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of KSB included in the Prospectus and Proxy Statement will present fairly the financial condition and results of operations of KSB at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. KSB shall promptly (and in any event within two business days) advise WABC in writing if prior to the Effective Time KSB shall obtain knowledge of any facts that would make it necessary to amend the WABC Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

           (y)     Accuracy of Representations and Warranties. No representation or warranty by KSB, and no statement by KSB in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to WABC; provided, however, that information as of a later date shall automatically modify information as of an earlier date.

           (z)     No Brokered Deposits. KSB does not now have and shall not accept prior to or have on the Effective Date any “brokered deposits” as such deposits are defined by the FDIC.

5.     REPRESENTATIONS AND WARRANTIES OF WABC AND WESTAMERICA.

      WABC and Westamerica represent and warrant to KSB that:

           (a)     Corporate Status and Power to Enter Into Agreement. WABC (i) is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the Bank Holding Company Act, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it. Westamerica holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices in which such business is conducted. Neither WABC nor any of its subsidiaries is subject to any order of the FRB, the FDIC, the DFI or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties. Neither the scope of the business of WABC or Westamerica nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of

21

California. WABC is the sole shareholder of Westamerica. Westamerica is a member of the Federal Reserve System. Westamerica’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

           (b)     Corporate Status and Power of WABC and Westamerica. Prior to and as of the Effective Time, WABC and Westamerica will be corporations duly incorporated, validly existing and in good standing under the laws of the State of California and will have the corporate power to enter into the Merger Agreement and to carry out all of the terms and provisions thereof to be carried out by each of them.

           (c)     Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of WABC to be delivered to KSB are complete and accurate copies thereof as in effect on the date hereof. The corporate books and records (including financial statements) of WABC fairly reflect the material transactions to which WABC or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of WABC and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

           (d)     Compliance With Laws, Regulations and Decrees. WABC and each of its subsidiaries (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of its subsidiary commercial banks, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of WABC or its subsidiaries, taken as a whole, or is not likely to otherwise have a material adverse effect on WABC and its subsidiaries taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of WABC and its subsidiaries as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that WABC or its subsidiaries are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any material licenses, franchise, permit or governmental authorization of WABC or its subsidiaries.

           (e)     Financial Statements. No financial statement or other document provided or to be provided to KSB as required by Section 3.1(d) hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Since 1999, WABC has filed all material documents and reports relating to WABC or its subsidiaries required to be filed by it with the FDIC, the FRB, the DFI or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to WABC or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over WABC or its subsidiaries has been taken. WABC and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that WABC or any of its subsidiaries are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of WABC or any of its subsidiaries. Neither WABC nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. WABC and its subsidiaries have paid all assessments made or imposed by any governmental

22

agency. The financial records of WABC have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with GAAP at the time in effect.

           (f)     Material Adverse Change. There has been no material adverse change in the financial condition, results of operation or assets of WABC or its subsidiaries from the financial condition, results of operation or assets indicated in the financial statements of WABC at September 30, 2001.

           (g)     Execution and Delivery of the Agreement.

(i) The execution and delivery of this Agreement has been duly and validly authorized by the Boards of Directors of WABC and Westamerica and this Agreement will be duly and validly authorized by all necessary corporate action on the part of WABC and Westamerica.

(ii) This Agreement has been duly executed and delivered by WABC and Westamerica and (assuming due execution and delivery by KSB) constitutes a legal and binding obligation of WABC and Westamerica (subject to applicable bankruptcy, insolvency and civil laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general applicability).

(iii) The execution and delivery by WABC and Westamerica of this Agreement and the consummation of the transactions herein contemplated (A) do not and will not violate any provision of the Articles of Incorporation or Bylaws of WABC or Westamerica, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) due registration of the WABC Shares under the 1933 Act, (3) receipt of appropriate permits or approvals under state securities or “blue sky” laws, and (4) accuracy of the representations of KSB set forth herein, and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which WABC or Westamerica is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which WABC or Westamerica is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of WABC and Westamerica.

           (h)     Information in WABC Registration Statement. The information pertaining to WABC and each of its subsidiaries which will appear in the WABC Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the Commission, or in the Applications, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of WABC included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of WABC and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. WABC shall promptly (and in any event within two business days) advise KSB in writing if prior to the Effective Time WABC shall obtain knowledge of any facts that would make it necessary to amend the WABC Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

           (i)     Accuracy of Representations and Warranties. No representation or warranty by WABC or Westamerica and no statement by WABC or Westamerica in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to KSB; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

23

           (j)  Employee Benefits.

(i) WABC shall deliver upon request to KSB an accurate list setting forth all profit sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of WABC, if any, together with copies of plans that are documented.

(ii) Each employee benefit plan (as defined in Sections 3(3) of ERISA) which is listed in subsection (j)(i) is in material compliance with the requirements of ERISA.

           (k)  Legal Actions and Proceedings. Except as disclosed to KSB in writing, neither WABC nor any of its subsidiaries is a party to, nor so far as any of them is aware, threatened with, and to WABC’s knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and neither WABC nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment by WABC or its subsidiaries of any amount in excess of $5,000,000 individually or in the aggregate, unless an insurer of WABC has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by WABC or any of its subsidiaries of a monetary amount, which could materially adversely affect WABC or its business or property or the transactions contemplated hereby. Neither WABC nor any of its subsidiaries has any knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals board, or any human relations commission. There is no labor dispute, strike, slowdown or stoppage pending or, to the best of the knowledge of WABC, threatened against WABC or any of its subsidiaries.

           (l)  Securities Law Filings. WABC has filed and will file all documents required to be filed by it under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indentures Act of 1939, all as amended, and that as of their respective dates, none of these documents contained as of the date of the Agreement or will contain any untrue statement of material fact or omitted or will omit to state material any fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made or will be made not misleading.

           (m)  Taxes. WABC has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, and each such return, report or other information was, when filed, complete and accurate in all material respects. WABC has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith. WABC has not been requested to give and has not given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against WABC for any alleged deficiency in the payment of any taxes, and WABC does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes.

6.  SECURITIES ACT OF 1933.

           (a)  Preparation and Filing of Registration Statement. WABC shall promptly prepare and file with the Commission (i) a registration statement on the appropriate form (the “WABC Registration Statement”) under and pursuant to the provisions of the 1933 Act for the purpose of registering the WABC Shares and, (ii) shall prepare and file, as soon as practicable, one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of shares of common stock of WABC to which the option holders of KSB may be entitled pursuant to Section 2.6 above at or after the Effective Date. WABC and KSB shall promptly prepare the Proxy Statement for the purpose of submitting this Agreement and the Merger to the shareholders of KSB for approval. KSB shall cooperate in all reasonable respects with regard to the preparation of the Proxy Statement. The Proxy Statement in definitive form is expected to serve as the prospectus (the “Prospectus”)

24

to be included in the WABC Registration Statement. WABC and KSB shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the WABC Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the WABC Registration Statement, the Prospectus and the Proxy Statement.

           (b)  Effectiveness of Registration Statement. WABC and KSB shall use their best efforts to have the WABC Registration Statement and any amendments or supplements thereto declared effective by the Commission under the 1933 Act as soon as practicable, and thereafter KSB shall distribute at its cost the Proxy Statement to holders of its common stock in accordance with applicable laws and its Articles of Incorporation and Bylaws. KSB shall not mail or otherwise furnish the Proxy Statement to its shareholders unless and until WABC shall have received a written assurance from Moss Adams dated no more than two business days prior to the effective date of the WABC Registration Statement as provided in Section 3.2(f)(iv) of this Agreement.

           (c)  Sales and Resales of Common Stock. WABC shall not be required to maintain the effectiveness of the WABC Registration Statement for the purpose of sale or resale of the WABC Shares by any person.

           (d)  Rule 145. Securities representing WABC Shares issued to affiliates of KSB (as determined by counsel to WABC) under Rule 145 of the rules and regulations under the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, or (ii) in a transaction which, in the opinion of counsel satisfactory to the issuer is not required to be registered under the 1933 Act.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, WABC will upon request substitute unlegended securities and remove any stop transfer orders.

7.  CONDITIONS TO THE OBLIGATIONS OF WABC.

      The obligations of WABC under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions, other than those set forth in subsection (h) or (i) below, may be waived by the Board of Directors of WABC at any time at or prior to the Effective Time:

           (a)  Representations and Warranties. The representations and warranties of KSB in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and not contain any material inaccuracies or omissions, the circumstances as to which, either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on KSB.

           (b)  Compliance and Performance Under Agreement. KSB shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by them at or prior to the Effective Date. Each of the directors of KSB also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.2(a) above. KSB acknowledges that its failure to obtain WABC’s prior written approval for any material transaction pursuant to this Agreement and not in the Ordinary Course of Business shall be within the scope of this paragraph.

25

           (c)  Material Adverse Change. No materially adverse change shall have occurred since September 30, 2001, in the business, financial condition, results of operations or prospects of KSB and KSB shall not be a party to or, so far as KSB is aware, threatened with, and to KSB’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of WABC, such legal action or proceeding could materially adversely affect KSB, or their business, financial condition, results of operations or prospects taken as a whole. Without limitation, the following shall constitute a materially adverse change: (i) the existence of Significant Liabilities of $925,000 or more or (ii) any material adverse difference between KSB’s call report for the period ended December 31, 2001, which has been provided to WABC, and KSB’s audited financial statements, including footnotes, for the year ended December 31, 2001, which have not been prepared as of the date of this Agreement, unless such change has been previously disclosed in writing to WABC before the date of this Agreement..

           (d)  Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of KSB common stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6 hereof.

           (e)  Officer’s Certificate. WABC shall have received a certificate, dated the Effective Date, signed on behalf of KSB by its President and Chief Executive Officer, and Chief Financial Officer to the effect that the conditions in Sections 7(a)-(d) have been satisfied.

           (f)  Opinion of Counsel. KSB shall have delivered to WABC such documents as may reasonably be requested by WABC to evidence compliance by KSB with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit E.

           (g)  Absence of Legal Impediment. No legal impediment to the Merger shall have arisen in the reasonable opinion of WABC and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis, in the reasonable opinion of WABC, for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by, this Agreement.

           (h)  Effectiveness of Registration Statement. The WABC Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and “blue sky” permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

           (i)  Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement WABC, in its reasonable judgment, shall deem to be materially burdensome (in which case WABC shall promptly notify KSB). For purposes of this Agreement no condition shall be deemed to be “materially burdensome” if such condition does not materially differ from conditions regularly imposed by the FRB or the DFI in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not (A) require the taking of any action inconsistent with the manner in which WABC or KSB has conducted its business previously, (B) have a material adverse effect upon the business, financial condition or results of operations of WABC or KSB, or (C) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

           (j)  Tax Opinion or Ruling. WABC and KSB shall have received either a ruling from the IRS under federal income tax law and an equivalent ruling from the California Franchise Tax board, or, to the

26

extent such rulings have not been received on or before the Effective Date, an opinion of WABC’s counsel or independent accountants, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to WABC and its counsel, substantially to the effect that under federal income tax law and California income and franchise tax law:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC;

(ii) WABC and KSB will each be a party to such reorganization within the meaning of Section 368(b) of the IRC;

(iii) The Merger will not result in any recognized gain or loss to WABC or KSB.

(iv) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of KSB Shares who receive WABC Shares in exchange for the KSB Shares which they hold;

(v) The holding period of WABC Shares exchanged for KSB Shares will include the holding period of the KSB Shares for which it is exchanged, assuming the shares of KSB Shares are capital assets in the hands of the holder thereof at the Effective Date; and

(vi) The basis of the WABC Shares received in the exchange will be the same as the basis of the KSB Shares for which it was exchanged, less any basis attributable to fractional shares for which cash is received.

The issuance of such opinion shall be conditioned on the receipt of tax representation letters from WABC and KSB, which letters shall be in such form and substance as may reasonably be required by WABC’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.

           (k)  Accountant’s Assurance. WABC shall have received the written assurance from Moss Adams prepared pursuant to the provisions of Section 3.2(f)(iv).

           (l)  Dissenting Shares. The aggregate number of shares of KSB common stock held by persons who have taken all of the steps required at or prior to the intended closing to perfect their right (if any) to be paid the value of such shares under the GCL (“Dissenting Shares”) shall not exceed 9% of the outstanding shares of KSB common stock.

           (m)  Unaudited Financials. Not later than five business days prior to the Effective Date, KSB shall have furnished WABC a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income, each prepared in accordance with GAAP and the requirements of this Agreement. At least ten business days prior to the Effective Date, all attorneys, accountants, investment bankers and other advisors and agents for KSB shall have submitted to KSB (with a copy to WABC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, KSB shall have prepared and submitted to WABC a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to KSB for services rendered, with a copy to be delivered to WABC, and based on such summary, KSB shall have prepared and submitted to WABC a final calculation of such fees and expenses, (ii) KSB shall have accrued and paid the amount of such fees and expenses as calculated above after WABC has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released WABC from liability for any fees and expenses.

           (n)  Rule 145 Undertaking. No person who is deemed by counsel to WABC to be an affiliate of KSB under Rule 145 of the regulations promulgated by the Commission under the 1933 Act will offer, sell or

27

transfer any WABC Shares to be received pursuant to the Merger, except that each such person may offer, sell or transfer such WABC shares:

(i) pursuant to a then-current effective registration under the 1933 Act; or

(ii) in a transaction which, in the opinion of counsel satisfactory to WABC, is not required to be registered under the 1933 Act.

WABC shall have received at least 30 days prior to the Effective Date from each person who, in the opinion of WABC’s counsel, might be deemed to be an affiliate of KSB or WABC under Rule 144 or 145, a signed undertaking substantially in the form attached hereto as Exhibit C, that such person will sell or transfer such shares only in compliance with the terms of the preceding paragraph of this Section 7(n).

           (o)  Shareholders’ Equity. Shareholders’ Equity of KSB as of the SAS 71 Date shall be not less than $10,161,000. “Shareholders’ Equity” for purposes of this Section 7(o) means shareholders’ equity determined in accordance with GAAP and as required by this Agreement, but reduced by an amount equal to all of KSB’s actual and anticipated merger-related expenses to the extent not previously paid or accrued as contemplated by subsection (m) above.

           (p)  Loans and Noninterest-Bearing Deposits. As of the SAS 71 Date and as of the Effective Time, the outstanding principal balance of all of KSB’s Performing Loans shall equal or exceed $52,000,000. For the 30-day period ending on the SAS 71 Date and the 30-day period ending three days before the Effective Date, the average total balance of all noninterest-bearing deposit accounts maintained with KSB shall equal or exceed $13,800,000.

           (q)     Significant Liabilities. KSB’s Significant Liabilities shall not exceed $925,000.

           (r)     Closing Documents. WABC shall have received such certificates and other closing documents as counsel for WABC shall reasonably request.

           (s)     Consents. KSB shall have received, or WABC shall have satisfied itself that KSB will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to KSB, in each case in form and substance reasonably satisfactory to WABC, and no such consent or license or permit shall have been withdrawn or suspended.

           (t)     Losses in Investment and Loan Portfolios. At and as of the Effective Date, losses actually realized by KSB from the sale of securities held in KSB’s investment portfolios after September 30, 2001, and prior to the Effective Date shall be reflected in the financial statements of KSB as of the SAS 71 Date. Additionally, the aggregate amount of loans on the books of KSB which are classified by any bank examiner, KSB or WABC or any loan review consultant engaged by KSB or WABC for the purpose of examining loans (using standard banking practice) as “Loss” shall have been charged off in the financial statements of KSB as of the SAS 71 Date.

           (u)     Satisfaction of Spending or Other Commitments. There shall have been no failure by KSB to perform the obligations or satisfy the conditions set forth in Sections 2.6, 3.2(d) and 3.2(h)(ii) of this Agreement and the undertakings required from each KSB director pursuant to Section 3.2(a) shall have been delivered within 15 business days after the execution and delivery of this Agreement.

           (v)     Compliance Examinations. Prior to the Effective Date, KSB shall have taken all corrective action recommended by or resulting from its most recent compliance examinations and any significant regulatory compliance violations shall have been corrected by KSB prior to the Effective Date.

           (w)     Opinion of Loan Review Examiner. KSB shall use its best efforts to have delivered to WABC an opinion of its loan review examiner, which opinion shall be acceptable to WABC and be to the effect that all loan losses in excess of $25,000 have been identified with respect to loans and related assets on the books of KSB and its subsidiaries. KSB shall also use its best efforts to have said opinion dated as of a date no earlier than four months preceding the Effective Date.

28

           (x)     Regulatory Examination. Prior to the Effective Date, KSB shall be in compliance with all requirements arising from its most recent safety and soundness examination.

           (y)     Noncompetition Agreements. Within 15 business days of the execution of this Agreement, WABC shall have received executed noncompetition agreements substantially in the form attached hereto as Exhibit D from each director of KSB.

           (z)     Resignation of Directors. At least three days prior to Closing, WABC shall have received a letter from each director of KSB tendering his or her resignation from the Board of Directors effective at the Effective Time.

8.     CONDITIONS TO THE OBLIGATIONS OF KSB.

      The obligations of KSB under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of KSB at any time at or prior to the Effective Time:

           (a)     Representations and Warranties. The representations and warranties of WABC and Westamerica in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically related to an earlier date.

           (b)     Compliance and Performance Under Agreement. WABC shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

           (c)     Material Adverse Change. No materially adverse change shall have occurred since September 30, 2001, in the business, financial condition, results of operations or properties of WABC and its subsidiaries taken as a whole, and WABC shall not be engaged in, or a party to or so far as WABC is aware, threatened with, and to WABC’s knowledge no grounds shall exist for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of KSB, such legal action or proceeding could materially adversely affect WABC or its business, financial condition, results of operations or assets.

           (d)     Officer’s Certificate. KSB shall have received a certificate, dated the Effective Date, signed on behalf of WABC by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(c) hereof.

           (e)     Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of KSB common stock at a meeting of shareholders duly called and held.

           (f)     Opinion of Counsel. WABC shall have delivered to KSB such documents as may reasonably be requested by KSB to evidence compliance by WABC with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit F.

           (g)     Effectiveness of Registration Statement. The WABC Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the WABC Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and “blue sky” permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

           (h)     Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied.

           (i)     Tax Opinion or Ruling. WABC and KSB shall have received the opinions or tax rulings referred to in Section 7(j) hereof which opinions or rulings shall meet the requirements of such Section.

29

           (j)     Closing Documents. KSB shall have received such certificates and other closing documents as counsel for KSB shall reasonably request.

           (k)     Absence of Legal Impediment. No legal impediment to the Merger shall have arisen in the reasonable opinion of KSB and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis, in the reasonable opinion of KSB, for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

           (l)     Fairness Opinion. KSB shall have received a fairness opinion commissioned by KSB’s Board of Directors which shall provide that the terms of the Merger, from a financial standpoint, are fair to the shareholders of KSB, and such fairness opinion shall not have been revoked at any time prior to the mailing of the Proxy Statement to KSB’s shareholders.

           (m)     Aggregate Merger Consideration. The aggregate consideration payable to KSB shareholders, consisting of the Final Exchange Ratio multiplied by the number of shares of KSB common stock determined on a fully diluted basis, shall be not less than $12,500,000.

           (n)     Allowance for Loan Losses. KSB’s allowance for loan losses, determined under WABC’s methodology for determining the allowance, would not be greater than $3,900,000 as of the Effective Time.

9.     CLOSING.

           (a)     Closing Date. The closing (the “Closing”) shall, unless another date, time or place is agreed to in writing by WABC and KSB, be held at the offices of McCutchen, Doyle, Brown & Enersen, Three Embarcadero Center, San Francisco, California, on the Effective Date.

           (b)     Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

           (c)     Filings. At the Closing, WABC and KSB shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to WABC and KSB to give effect to the Merger.

10.     [RESERVED].

11.     EXPENSES.

      Except as provided in Section 12, each party hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the WABC Registration Statement, Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, WABC shall be solely responsible for all fees payable pursuant to state “blue-sky” securities laws, fees related to obtaining a revenue ruling or tax opinion and the fee required to be paid to the Commission to register the WABC Shares. KSB shall bear its own costs of distributing the Proxy Statement and other information relating to these transactions to its shareholders.

12.     AMENDMENT; TERMINATION.

           (a)     Amendment. This Agreement and the Merger Agreement may be amended by WABC and KSB at any time prior to the Effective Time without the approval of the shareholders of WABC and shareholders of KSB with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the KSB shareholders in the Merger.

30

           (b)     Termination. This Agreement and the Merger Agreement may be terminated as follows:

(i) By the mutual consent of the Boards of Directors of both WABC and KSB at any time prior to the consummation of the Merger.

(ii) By the Board of Directors of WABC on or after September 30, 2002, if (A) any of the conditions in Section 7 to which the obligations of WABC are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by WABC and KSB shall have failed to complete the Merger.

(iii) By the Board of Directors of WABC if (A) WABC has become aware of any facts or circumstances of which it was not aware on the date hereof and which materially adversely affect KSB taken as a whole or its properties, operations or financial condition, (B) a materially adverse change shall have occurred since September 30, 2001, in the business, financial condition taken as a whole, results of operations or properties of KSB taken as a whole, (C) there has been failure or prospective failure on the part of KSB to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any of the conditions set forth in Section 7 hereof; or (D) KSB fails to act or refrains from doing any act pursuant to Section 3.2(j)(iv).

(iv) By WABC if, after the date hereof, it shall become entitled to terminate this Agreement in accordance with Section 3.2(j)(iv) or any person (other than WABC or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of KSB or any person (other than WABC or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of KSB.

(v) By the Board of Directors of WABC if it determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement, by reason of any material legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding, including, but not limited to any of the preceding that relate to the transactions contemplated by this Agreement which affords a material basis, in the reasonable opinion of such Board, for such determination.

(vi) By the Board of Directors of KSB on or after September 30, 2002, if (A) any of the conditions contained in Section 8 to which the obligations of KSB are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but WABC shall have failed to complete the Merger; provided, however, that if WABC is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental approvals or if WABC shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such non-fulfillment shall not give KSB the right to terminate this Agreement until the earlier of (A) fifteen (15) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

(vii) By the Board of Directors of KSB if (A) it has become aware of any facts or circumstances of which it was not aware on the date hereof and which can or do materially adversely affect WABC or its properties, operations or financial condition, (B) a materially adverse change shall have occurred since September 30, 2001 in the business, financial condition, results of operations or assets of WABC, (C) there has been failure or prospective failure on the part of WABC to comply with its obligations under this Agreement or any failure or prospective failure to comply with any condition set forth in Section 8, or (D) if WABC enters into an agreement to be acquired which does not provide for the assumption of this Agreement as described in Section 3.1(f).

           (c)  Notice. The power of termination hereunder may be exercised by WABC or KSB, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

31

           (d)  Breach of Obligations. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

           (e)  Termination and Expenses. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 11, to maintain the confidentiality of the other party’s information pursuant to Section 3.3, or the provisions of this Section 12(e), Section 12(f) or Sections 13(a), (d) or (e) or the second sentence of Section 13(b) below and shall not affect any agreement after such termination. If this Agreement shall be terminated by WABC pursuant to Section 3.2(j)(iv) or Section 12(b)(iv), or if any of the events specified in Section 3.2(j)(iv) or 12(b)(iv) occurs within twelve (12) months following termination of this Agreement for any of the reasons stated in Section 12(b) (provided that such termination for a reason stated in Section 12(b) results from the actions of a third party or group that thereafter attempts to acquire KSB), KSB shall pay to WABC, on demand, the sum of $1,500,000. If KSB terminates this Agreement under Section 3.1(f), WABC shall pay to KSB, on demand, the sum of $1,000,000. Except as provided in Section 3.2(j)(iv), KSB and WABC agree that any termination of this Agreement shall not in any manner release or be construed as releasing the non-terminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties’ failure in performance of any of its covenants or agreements hereunder.

           (f)  Liquidated Damages. If WABC terminates this Agreement as a result of:

(i) failure to obtain, or revocation of, KSB’s fairness opinion described in Section 8(l); or

(ii) failure to obtain approval of KSB’s shareholders; or

(iii) breach of a representation, warranty or obligation of KSB under this Agreement, where such breach of representation, warranty or obligation is caused in whole or in material part by any action or inaction within the control of KSB or any of its directors or officers, or if KSB terminates the Agreement as a result of failure to obtain, or revocation of, such fairness opinion, then KSB shall pay WABC a fee of $250,000. If WABC becomes entitled to a fee under Section 12(e), the fee payable under this Section shall be credited against the fee payable under Section 12(e).

      If KSB terminates this Agreement as a result of a breach of a representation, warranty or obligation of WABC or Westamerica under this Agreement, where such breach of representation, warranty or obligation is caused in whole or in material part by any action or inaction within the control of WABC or Westamerica or any of its directors or officers, then WABC shall pay KSB a fee of $250,000. If KSB becomes entitled to a fee under Section 12(e), the fee payable under this Section 12(f) shall be credited against the fee payable under Section 12(e).

      The parties have determined that the occurrence of any of the events or circumstances set forth above would cause a substantial damage and loss and lost business opportunities to the other party and that the payments contemplated above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 business days following a termination of the Agreement that gives rise to the payment of such liquidated damages.

32

13.  MISCELLANEOUS.

           (a)  Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To WABC:

David L. Payne, President &
Chief Executive Officer
Westamerica Bancorporation
4550 Mangels Boulevard
Fairfield, CA 94585-1200

With a copy to:

McCutchen, Doyle, Brown & Enersen, LLP

Three Embarcadero Center
San Francisco, CA 94111
Attention: Thomas G. Reddy
To KSB:
C. Robert Wheeler
President & Chief Executive Officer
Kerman State Bank
P.O. Box 356
Kerman, CA 93630

With a copy to:

Nixon Peabody LLP

Two Embarcadero Center, Suite 2700
San Francisco, CA 94111
Attention: R. Brent Faye

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

           (b)  Binding Agreement. This Agreement is binding upon and is for the benefit of WABC, Westamerica and KSB and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

           (c)  No Survival of Representations and Warranties. No investigation by WABC or KSB made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants and agreements to be performed in whole or in part subsequent to the Effective Date (as to which the related representations and warranties shall survive until their performance) which covenants and agreements shall survive the Closing, the representations, warranties, covenants and agreements of WABC and KSB contained in this Agreement shall not survive the Closing.

           (d)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

           (e)  Attorneys’ Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

           (f)  Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling. KPMG shall be the sole arbiter of any disagreement about the application of GAAP to this Agreement.

           (g)  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

33

           (h)  Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury to the other for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the obligations hereunder and to the granting by any such court of the remedy of the specific performance by the non-performing party of their obligations hereunder.

           (i)  Waivers. Prior to or at the Effective Time, each of WABC and KSB shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 13(i) shall be in accordance with the provisions of Section 13(a) hereof.

34

      IN WITNESS WHEREOF, WABC, Westamerica and KSB have each caused this Agreement and Plan of Reorganization to be signed by its Chairman of the Board or President and its corporate seal to be hereunto affixed and attested by the signature of its Secretary all as of the day and year first above written.

ATTEST:		WESTAMERICA BANCORPORATION

By:		By:
	Secretary		Chairman, President and Chief Executive Officer

ATTEST:		WESTAMERICA BANK

By:		By:
	Secretary		Chairman, President and Chief Executive Officer

ATTE	ST:	KERMAN STATE BANK

By:		By:
	Secretary		President and Chief Executive Officer

By:
Vice Chairman of the Board

35

AGREEMENT OF MERGER

      THIS AGREEMENT OF MERGER (this “Agreement”) is made as of                     , 2002, by Kerman State Bank, a California banking corporation (“KSB”), and Westamerica Bank., a California banking corporation (“WAB”).

PREAMBLE

      KSB and WAB are entering into this Agreement pursuant to Section 1.1 of that certain Agreement and Plan of Reorganization and Merger dated as of February 25, 2002, by and among Westamerica Bancorporation, a California corporation (“Westamerica”), Westamerica Bank and KSB. WAB is a wholly-owned subsidiary of Westamerica.

      NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1.     The Merger.

      KSB shall be merged with and into WAB (the “Merger”). WAB shall be the Surviving Corporation resulting from the Merger.

2.     Terms of the Merger.

      (a) Articles of Incorporation. The Articles of Incorporation of WAB in effect immediately prior to the Merger shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed. The name of the Surviving Corporation shall be Westamerica Bank.

      (b) Bylaws. The Bylaws of WAB in effect immediately prior to the Merger shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

      (c) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were the directors of WAB immediately prior to the Merger. Such persons shall serve as the directors of the Surviving Corporation from and after the completion of the Merger in accordance with the Bylaws of the Surviving Corporation. The executive officers of the Surviving Corporation shall be the persons who were the executive officers of WAB immediately prior to the Merger. Such persons shall serve as the executive officers of the Surviving Corporation from and after the Merger in accordance with the Bylaws of the Surviving Corporation.

3.     Manner of Converting Shares.

      By virtue of the Merger and without any action on the part of any party, or the shareholders of any party, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of WAB issued and outstanding immediately prior to the Merger, all of which are currently held by Westamerica, shall remain issued and outstanding from and after the completion of the Merger.

(b) Each share of KSB common stock (excluding shares held by shareholders who perfect their statutory dissenters’ rights) issued and outstanding immediately prior to the Merger shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Westamerica common stock.

(c) No fractional shares of Westamerica common stock shall be issued in the Merger. In lieu thereof, each holder of KSB common stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) $ by (b) the fraction of a share of Westamerica common stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

4.     Further Action.

      KSB shall from time to time, as and when requested by WAB, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this Merger.

5.     Effective Date.

      The effect of the Merger and the effective date of the Merger are as prescribed by law.

2

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

KERMAN STATE BANK

By

Its

By

Its

WESTAMERICA BANK

By

Its

By

Its

3

Appendix B

February 5, 2002

Members of the Board of Directors
Kerman State Bank
306 South Madera Avenue
Kerman, CA 93630

Members of the Board:

      Kerman State Bank (“KSB”) has proposed to enter into an Agreement and Plan of Reorganization (“Agreement”) with Westamerica Bancorporation (“WABC”) and Westamerica Bank (“Westamerica”), a wholly-owned subsidiary of WABC, whereby KSB will merge with and into Westamerica. Pursuant to the Agreement, shareholders of KSB shall be entitled to receive consideration, in the form of WABC common stock, equal to 1.6 times KSB’s adjusted equity of $9,861,000 as defined in the Agreement and subject to certain adjustments based on KSB’s level of performing loans, the adequacy of KSB’s allowance for loan losses and additional “significant liabilities” (as defined in the Agreement). In no event shall the aggregate consideration payable to KSB shareholders be less than $12,500,000.00.

      You have asked for our opinion, as your financial advisor, as to whether the consideration to be received by the shareholders of KSB pursuant to the Agreement is fair to such shareholders from a financial point of view, as of the date hereof.

      In connection with our opinion we have, among other things: (i) reviewed certain publicly available financial and other data with respect to KSB, WABC and Westamerica, including the consolidated financial statements for recent years and interim periods to September 30, 2001 and certain other relevant financial and operating data relating to KSB, WABC and Westamerica made available to us from published sources and internal records including financial and operating data for KSB as of December 31, 2001; (ii) reviewed the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, KSB Common Stock, WABC Common Stock and other banking institutions; (iv) compared KSB and WABC from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Agreement; (vi) reviewed and discussed with representatives of the management of KSB certain information of a business and financial nature regarding KSB, furnished to us by them, including financial forecasts and related assumptions of KSB; (vii) made inquiries regarding and discussed the Agreement and other matters related thereto with KSB’s counsel; and (viii) performed such other analysis and examinations as we have deemed appropriate. We have conducted meetings with the Chief Executive Officer of KSB for the purpose of reviewing the future prospects of KSB. We have taken into account our assessment of economic, regulatory, market and industry conditions as they relate generally and specifically to the geographic market in which KSB operates. We have applied our overall knowledge of the banking industry and our experience in securities valuations.

      In connection with our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have assumed that there have been no material changes in the assets, financial condition, results of operation, business or prospects since the respective dates of their last financial statements made available to us relating to KSB, WABC and Westamerica. We have relied upon the management of KSB as to the reasonableness of financial and operating forecasts and projections and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of the management of KSB. We have also assumed, without assuming any responsibility for independent verification of same, that the allowance for loan losses for KSB is

B-1

Kerman State Bank
February 5, 2002

adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of KSB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the transaction will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion is necessarily based upon economic, monetary and market conditions existing as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial standpoint, to all holder of KSB stock as to the terms of the Agreement.

      This opinion is furnished pursuant to our engagement letter dated March 5, 2001, and is solely for the benefit of the Board of Directors and stockholders of KSB. We have acted as financial advisor to KSB in connection with a variety of activities including those leading to the Agreement and will receive a fee for our services, including the rendering of this opinion, a significant portion of which is contingent upon the consummation of the Agreement. In furnishing this opinion, we do not admit that we are an expert with respect to any registration statement or other securities filing within the meaning of the terms “experts” as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that his opinion constitutes a report or valuation within the meaning of Section 11 or the Securities Act. Our opinion is directed to the Board of KSB, covers only the fairness of the Agreement from a financial point of view to the KSB stockholders as of the date hereof and does not constitute a recommendation to any holder of KSB Common Stock as to how such shareholder should vote concerning the Agreement. Except as provided in the engagement letter, this opinion may not be used or referred to by KSB or quoted or disclosed to any person in any manner without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Agreement.

      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today’s date, the Agreement is fair to the shareholders of KSB from a financial standpoint.

Very truly yours,

JAMES H. AVERY COMPANY

APPENDIX C

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION CODE

§ 1300. Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provisions does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price — Time for Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine the fair market value of the shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Officers and Directors.

      Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article VI of the Articles of Incorporation of the registrant contains provisions limiting the monetary liability of directors for breaches of the duty of care. Article VII of the Articles of Incorporation of the registrant contains provisions for the indemnification of directors, officers and employees to the fullest extent permitted, and in excess of that authorized, under Section 317. In addition, the registrant maintains officers and directors liability insurance for an annual aggregate maximum of $20,000,000.

Item 21.     Exhibits and Financial Statement Schedules.

      (a) Exhibits.

Exhibits	Description of Exhibit

2	Agreement and Plan of Reorganization dated February 25, 2002 (included in Part I as Appendix A).
3(a)	Articles of incorporation (incorporated by reference to Exhibit 3(a) of the registrant’s annual report on Form 10-K for the year ended December 31, 1998) Amended and Restated Shareholder Rights Agreement dated as of November 19, 1999 between the registrant and Harris Trust and Savings Bank, (incorporated by reference to the registrant’s current report on Form 8-K/A, Amendment No. 3, filed November 19,1999).
3(b)	Bylaws (incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).
4(a)	Amended and Restated Rights Agreement dated November 19, 1999, incorporated herein by reference to Exhibit 99 to the Registrant’s Form 8-A/A, Amendment No. 3, filed with the Securities and Exchange Commission on November 19, 1999.
5	Opinion of McCutchen, Doyle, Brown & Enersen, LLP.
8	Opinion of McCutchen, Doyle, Brown & Enersen, LLP regarding tax matters.
10(a)	1995 Stock Option Plan, incorporated herein by reference to Exhibit 10(a) to the registrant’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on June 6, 1995.*
10(b)	Employment Agreement with E. Joseph Bowler dated January 7, 1987, incorporated herein by reference to Exhibit 10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.*
10(c)	Employment Agreement with Robert W. Entwisle dated January 7, 1987, incorporated herein by reference to Exhibit 10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.*
10(d)	Senior Note Agreement of Westamerica Bancorporation dated February 1, 1996, of $22,500,000 at 7.11 percent (incorporated herein by reference to Exhibit 10-j of registrant’s annual report on Form 10-K/A for the fiscal year ended December 31, 1995, filed with the Securities and Exchange Commission on May 1, 1996).
10(e)	Westamerica Bancorporation Chief Executive Officer Deferred Compensation Agreement by and between Westamerica Bancorporation and David L. Payne, dated December 18, 1998 (incorporated by reference from the exhibits to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).*
11	Statement re computation of earnings per share, included in Note 1 of the consolidated financial statements included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.

Exhibits	Description of Exhibit

13(a)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, incorporated herein by reference.
13(b)	Westamerica’s 2001 Annual Report to Shareholders, included in its Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference.
21	Subsidiaries of the registrant (incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
23(a)	Consent of KPMG LLP.
23(b)	Consent of Moss Adams, LLP.
23(c)	Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5).
23(d)	Consent of James H. Avery Company (included in its opinion attached to Part I as Appendix B).
23(e)	Consent of McCutchen, Doyle, Brown & Enersen, LLP re tax opinion (to be included in their opinion filed as Exhibit 8).
24	Power of Attorney of directors of Westamerica (included in this Part II).
99	Proxy card of Kerman State Bank.

*	Indicates management contract or compensatory plan or arrangement.

      (b) Financial Statement Schedules.

      [Included in Westamerica’s Form 10-K for the year ended December 31, 2001, incorporated herein by reference].

Item 22.     Undertakings.

      (1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934 (the “1934 Act”); and, where interim financial information required to be presented by Article 3 of Regulation S-X of the 1934 Act are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended (the “1933 Act”), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415 of the 1933 Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

      (5) Westamerica hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Westamerica’s annual report pursuant to Section 13(a) or Section 15(d) 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) Westamerica hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (7) Westamerica hereby undertakes to supply by means of a post-effective amendment all information concerning its merger transaction with Kerman State Bank that was not the subject of and included in this Registration Statement when it became effective.

      (8) Westamerica hereby undertakes:

(a) To file during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Rafael, California, on March 28, 2002.

WESTAMERICA BANCORPORATION

BY	/s/ DAVID L. PAYNE

David L. Payne
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID L. PAYNE David L. Payne	President and Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2002

/s/ JENNIFER J. FINGER Jennifer J. Finger	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 28, 2002

/s/ ETTA ALLEN Etta Allen	Director	March 28, 2002

/s/ LOUIS E. BARTOLINI Louis E. Bartolini	Director	March 28, 2002

/s/ DON EMERSON Don Emerson	Director	March 28, 2002

/s/ LOUIS H. HERWALDT Louis H. Herwaldt	Director	March 28, 2002

/s/ ARTHUR C. LATNO, JR. Arthur C. Latno, Jr.	Director	March 28, 2002

/s/ PATRICK D. LYNCH Patrick D. Lynch	Director	March 28, 2002

/s/ CATHERINE COPE MACMILLAN Catherine Cope MacMillan	Director	March 28, 2002

/s/ PATRICK J. MON PERE Patrick J. Mon Pere	Director	March 28, 2002

Signature	Title	Date

/s/ RONALD A. NELSON Ronald A. Nelson	Director	March 28, 2002

/s/ CARL R. OTTO Carl R. Otto	Director	March 28, 2002

/s/ MICHAEL J. RYAN, JR. Michael J. Ryan, Jr.	Director	March 28, 2002

/s/ EDWARD B. SYLVESTER Edward B. Sylvester	Director	March 28, 2002

POWER OF ATTORNEY

      Know all men by these presents that each of the undersigned does hereby make, constitute and appoint David L. Payne and Jennifer J. Finger, or either of them, as the true and lawful attorney-in-fact of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver the Registration Statement on Form S-4, and any and all amendments thereto, including without limitation pre-effective and post-effective amendments thereto; such Form S-4 and each such amendment to be in such form and to contain such terms and provisions as said attorney or substitute shall deem necessary or desirable; giving and granting unto said attorney, or to such person as in any case may be appointed pursuant to the power of substitution herein given, full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or, in the opinion of said attorney or substitute, able to be done in such matter as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney or such substitute shall lawfully do or cause to be done by virtue hereof.

      In witness whereof, each of the undersigned has duly executed this Power of Attorney.

Signature	Date

/s/ ETTA ALLEN Etta Allen	March 28, 2002

/s/ LOUIS E. BARTOLINI Louis E. Bartolini	March 28, 2002

/s/ DON EMERSON Don Emerson	March 28, 2002

/s/ LOUIS H. HERWALDT Louis H. Herwaldt	March 28, 2002

/s/ ARTHUR C. LATNO, JR. Arthur C. Latno, Jr.	March 28, 2002

/s/ PATRICK D. LYNCH Patrick D. Lynch	March 28, 2002

/s/ CATHERINE COPE MACMILLAN Catherine Cope MacMillan	March 28, 2002

/s/ PATRICK J. MON PERE Patrick J. Mon Pere	March 28, 2002

/s/ RONALD A. NELSON Ronald A. Nelson	March 28, 2002

/s/ CARL R. OTTO Carl R. Otto	March 28, 2002

/s/ MICHAEL J. RYAN, JR. Michael J. Ryan, Jr.	March 28, 2002

/s/ EDWARD B. SYLVESTER Edward B. Sylvester	March 28, 2002

EXHIBIT INDEX

Exhibits	Description of Exhibit	Page

5	Opinion of McCutchen, Doyle, Brown & Enersen, LLP.
8	Opinion of McCutchen, Doyle, Brown & Enersen, LLP regarding tax matters
23(a)	Consent of KPMG LLP.
23(b)	Consent of Moss Adams, LLP.
23(c)	Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5)
23(d)	Consent of James H. Avery Company (included in its opinion attached to Part I as Appendix B)
23(e)	Consent of McCutchen, Doyle, Brown & Enersen, LLP re tax opinion (included in their opinion filed as Exhibit 8)
24	Power of Attorney of directors of Westamerica (included in Part II)
99	Proxy card of Kerman State Bank